Form 10-K405, Exhibit 13
period 1996-09-30
KENWOOD BANCORP INC
filed 1996-12-30
CIK 1011142

                                                                    EXHIBIT 13.0

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                             (Dollars in Thousands)

         The following tables set forth certain financial and other data of the Company at the dates and for the periods indicated. For additional financial information about the Company, reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and related notes included elsewhere herein.

                                                                               At September 30,
                                                       ----------------------------------------------------------
                                                         1996        1995         1994         1993        1992
                                                       --------    -------      -------      -------     --------
 SELECTED FINANCIAL CONDITION DATA(1):
 Total assets                                           $50,231    $48,309      $42,578      $38,655     $35,051
 Interest-bearing deposits in other financial
   institutions(2)                                        1,938      3,449        3,723        7,165       7,364
 Investment securities - at cost                          1,994      1,991        1,989        1,010          --
 Investment securities available for sale - at market       486      1,006           --           --          --
 Mortgage-backed securities - at cost                       245      7,311        8,150        5,773         433
 Mortgage-backed securities available for sale -
   at market                                              4,529         --           --           --          --
 Loans receivable, net                                   30,009     32,559       27,594       22,657      24,824
 Loan held for sale                                       9,322        213           --        1,017       1,386
 Deposits                                                41,636     44,428       38,837       35,171      32,454
 FHLB advances                                            3,653        194          212           --          --
 Stockholders' equity(3)                                  4,239      3,216        3,205        3,101       2,288

                                                                         Year Ended September 30,
                                                       -----------------------------------------------------------
                                                         1996        1995         1994         1993         1992
                                                       --------   ---------     --------     --------    ---------
 SELECTED OPERATING DATA(1):
 Total interest income                                   $3,423     $3,194       $2,511       $2,559      $2,673
 Total interest expense                                   2,534      2,310        1,621        1,600       1,835
                                                          -----      -----        -----        -----       -----
   Net interest income                                      889        884          890          959         838
 Provision for losses on loans                               14         12           11           27          23
                                                          -----      -----        -----        -----       -----
   Net interest income after provision
     for losses on loans                                    875        872          879          932         815
 Other income                                               221         62           79          352         247
 General, administrative and other expense                1,248        807          726          660         556
                                                          -----      -----        -----        -----       -----
 Income (loss) before income taxes                         (152)       127          232          624         506
 Federal income taxes                                       (48)        46           72          212         163
                                                         ------      -----        -----        -----       -----
 Net income (loss)                                       $ (104)      $ 81        $ 160       $  412      $  343
                                                          =====        ===         ====        =====       =====
 Earnings (loss) per share(4)                            $ (.37)      $.53        $1.06        $ N/A       $ N/A
                                                         ======        ===         ====         ====        ====
 Dividends per share(4)                                  $  .49       $.56        $1.06        $ N/A       $ N/A
                                                         ======        ===         ====         ====        ====

                                                                    At or For the Year Ended September 30,
                                                      -----------------------------------------------------------------
                                                           1996          1995         1994         1993         1992
                                                      ------------   -----------   ----------   ----------   ----------
 SELECTED OPERATING RATIOS(1)(5):
 Return on average assets(6)                               (.21)%          .18%         .39%        1.12%       1.04%
 Return on average equity(6)                              (2.81)          2.52         5.07        15.29       16.21
 Average equity to average assets                          7.62           6.98         7.76         7.31        6.44
 Equity to assets at end of period                         8.44           6.66         7.53         8.02        6.53
 Interest rate spread(7)                                   1.54           1.65         1.94         2.30        2.26
 Net interest margin(7)                                    1.88           1.96         2.32         2.64        2.60
 Average interest-earning assets to average
   interest-bearing liabilities                          106.42         106.07       109.09       107.78      105.86
 Net interest income after provision for
   losses on loans to total general
   administrative and other expenses(6)(8)                 70.1         108.05       121.07       141.21      146.58
 General, administrative and other
   expenses to average total assets(6)(8)                  2.57           1.76         1.86         1.78        1.69
 Non-performing loans to total loans at
   end of period(9)                                          --             --          .12          .21         .41
 Non-performing assets to total
   assets at end of period(9)                                --             --          .08          .19         .31
 Allowance for loan losses to total
   loans at end of period                                   .24            .25          .25          .25         .13

-----------------------
(1) Financial condition data and operating data as of and for the year ended September 30, 1992 are those of the Mutual Association prior to the MHC Reorganization. Financial condition data and operating data as of and for the years ended September 30, 1993, 1994, 1995 and up through June 28, 1996 are those of the Savings Bank prior to the Conversion and Reorganization.

(2)      Includes certificates of deposit.

(3)      Consists solely of retained earnings as of September 30, 1992.

(4) Earnings per share and dividends per share are not applicable for the years ended September 30, 1993 and 1992, as the Mutual Association converted to the stock form of ownership on November 13, 1992.

(5) With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.

                                         (Footnotes continued on following page)

(6) Excluding the one-time SAIF recapitalization assessment of $289,000 in fiscal 1996, return on average assets was .19%, return on average equity was 2.53%, net interest income after provision for losses on loans to general administrative and other expenses was 91.24% and general, administrative and other expenses to average total assets was 1.97%, respectively, for the year ended September 30, 1996.

(7) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(8) Includes effect of the one-time SAIF recapitalization assessment of $289,000.

(9) Non-performing loans consist of non-accrual loans and accruing loans that are contractually past due 90 days or more, and non-performing assets consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

         The Company, through the Savings Bank, is primarily engaged in attracting deposits from the general public and using those and other available sources of funds to originate permanent loans secured by one-to-four family residences located primarily in Hamilton County in southwestern Ohio. To a lesser extent, the Savings Bank also originates consumer and other loans (primarily home equity lines of credit), residential construction loans and loans which are secured by existing multi-family residential and nonresidential real estate, as well as invests in interest-bearing deposits in other financial institutions (including certificates of deposit), mortgage-backed securities and U.S. Government and federal agency obligations.

         The profitability of the Company depends primarily on its net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans, mortgage-backed securities and investment securities, and interest expense on savings deposits and borrowings. The Company's net income also is dependent on the level of its other income, including gains on the sale of loans and other assets, servicing fees and other fees, and its general, administrative and other expense, such as employee compensation and benefits, occupancy and equipment expense, deposit insurance premiums, franchise taxes and miscellaneous other expenses, as well as federal income tax expense.

         In general, financial institutions are vulnerable to an increase in interest rates to the extent that interest-bearing liabilities mature or reprice more rapidly than interest-earning assets. The lending activities of financial institutions, including the Savings Bank, have historically emphasized the origination of long-term, fixed-rate loans secured by single-family residences, and the primary source of funds of such institutions has been deposits, which largely mature or are subject to repricing within a short period of time. This factor, in combination with substantial investments in long-term, fixed-rate loans, has historically caused the income earned by the Savings Bank on its loan portfolio to adjust more slowly to changes in interest rates than its cost of funds. While having liabilities that reprice more frequently than assets is generally beneficial to net interest income in times of declining interest rates, such an asset/liability mismatch is generally detrimental during periods of rising interest rates. To reduce the effect of adverse changes in interest rates on its operations, the Savings Bank has implemented the asset and liability management policies described below.

ASSET AND LIABILITY MANAGEMENT

         The Savings Bank's Board of Directors has in recent years implemented various asset and liability management policies designed to better match the maturities and repricing terms of the Savings Bank's interest-earning assets and interest-bearing liabilities in order to minimize the adverse effects on the Savings Bank's results of operations of material and prolonged increases in interest rates. Such policies include (i) emphasizing investment in adjustable-rate single-family residential loans; (ii) selling long-term, fixed-rate single-family residential loans into the secondary market; and (iii) managing interest expense through the utilization of core deposits and outside borrowings.

         As a result of implementing the assets portfolio aspects of those policies, at September 30, 1996, $21.1 million, or 53.0%, of the Company's total loan portfolio consisted of adjustable-rate loans. In addition, as of such date, $20.9 million, or 54.0%, of the Company's portfolio of single-family residential mortgage loans consisted of adjustable-rate loans. However, due to competitive pressures in its primary market area, as of September 30, 1996, the Company's core deposits (passbook, money market and NOW accounts) amounted to $7.8 million, or only 18.8% of total deposits. This percentage is a slight improvement from fiscal 1995 but is significantly below its target core deposits of 30% of total deposits.

         The effect of interest rate changes on a financial institution's assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of falling interest rates, a positive gap would tend to adversely affect net interest income, while a negative gap would tend to result in an increase in net interest income.
During a period of rising interest rates, a positive gap would tend to result in an increase in net interest income while a negative gap would tend to affect net interest income adversely.

         Notwithstanding the foregoing asset and liability strategies, the Company's one-year interest rate sensitivity gap amounted to (28.46)% of total assets at September 30, 1996. The one-year interest rate sensitivity gap is defined as the difference between the Company's interest-earning assets which are scheduled to mature or reprice within one year and its interest-bearing liabilities which are scheduled to mature or reprice within one year. At September 30, 1996, the Company's interest-earning assets maturing or repricing within one year totalled $13.4 million while the Company's interest-bearing liabilities maturing or repricing within one year totalled $27.7 million, providing an excess of interest-bearing liabilities over interest-earning assets of $14.3 million. At September 30, 1996, the percentage of the Company's interest-earning assets to interest-bearing liabilities maturing or repricing within one year was 48.3%. While the Company's one-year interest rate sensitivity gap is considered by management and the Board of Directors to be within the intended range of acceptable positions based upon management's asset and liability management strategy, the Board plans to continue to follow policies that are designed to better match the maturities and repricing terms of the Company's portfolio.

         The following table presents the difference between the Savings Bank's interest-earning assets and interest-bearing liabilities within specified maturities at September 30, 1996. This table does not necessarily indicate the impact of general interest rate movements on the Savings Bank's net interest income because the repricing of certain assets and liabilities is subject to competitive and other limitations. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.


                                                                Over
                                                   Over One     Three                   Over Ten
                                                   Through     Through     Over Five     Through      Over
                                   One Year         Three        Five       Through      Twenty      Twenty
                                   or Less          Years       Years      Ten Years      Years       Years         Total
                                 -----------     ---------    ---------    ----------   ---------   ---------     ----------
                                                                       (Dollars in Thousands)
 Interest-earning assets:

 Real estate mortgages:
   Adjustable-rate(1)(2)              $7,276      $12,816      $1,275       $    --     $    --      $   --         $21,367
   Fixed-rate(1)(3)                       11          218       3,433         7,620       3,964       2,675          17,921
 Other loans(1)                           41                        2                                                    43
 Mortgage-backed securities(1)         4,190          339                                               245           4,774
 Investment securities and other
   earning assets(4)                   1,843        1,575       1,000            --          --         430           4,848
                                      ------       ------       -----         -----      ------       -----          ------
   Total interest-earning assets     $13,361      $14,948      $5,710        $7,620     $ 3,964      $3,350         $48,953
                                      ======       ======       =====         =====      ======       =====          ======

 Interest-bearing liabilities:

 Passbook savings(5)                 $   633      $ 1,026     $   688       $   856     $   567      $  161         $ 3,931
 NOW accounts and demand                 423          464         124           167          91          16           1,285
 deposits(5)
 Money market deposits(5)              1,597          534         254           122          85          24           2,616
 Certificates of deposit(5)           21,945        7,709       4,150            --          --          --          33,804
 FHLB advances                         3,060          130         146           317          --          --           3,653
                                      ------        -----      ------        ------      ------      ------          ------
   Total interest-bearing            $27,658      $ 9,863     $ 5,362       $ 1,462     $   743     $   201         $45,289
                                      ======       ======      ======        ======      ======      ======          ======
 liabilities

 Interest rate sensitivity gap      $(14,297)     $ 5,085     $   348       $ 6,158     $ 3,221      $3,149         $ 3,664
                                     =======       ======      ======        ======      ======       =====          ======
 Cumulative interest rate           $(14,297)     $(9,212)    $(8,864)      $(2,706)    $   515      $3,664         $ 3,664
                                     =======       ======      ======        ======      ======       =====          ======
 sensitivity gap
 Percentage of cumulative gap to
   total assets                       (28.46)%     (18.34)%    (17.65)%       (5.39)%      1.03%       7.29%           7.29%
                                      ======       ======      ======        ======      ======       =====          ======
 Cumulative ratio of
   interest-earning assets to
   interest-bearing liabilities        48.31%       75.45%      79.33%        93.90%     101.14%     108.09%         108.09%
                                      ======       ======      ======        ======      ======      ======          ======

------------------------

(1) The dollar amount of loans and mortgage-backed securities reflected within a repricing period includes the scheduled amortization with respect to fixed-rate loans and mortgage-backed securities and the scheduled repricing with respect to adjustable-rate loans and mortgage-backed securities.

(2) Includes all adjustable-rate single-family residential (including loans designated as held for sale) and multi-family residential and non-residential real estate loans, net of the undisbursed portion of loans in process, allowance for loan losses and deferred loan origination fees.

                                         (Footnotes continued on following page)

(3) Includes all fixed-rate single-family residential (including loans designated as held for sale) and multi-family residential and non-residential real estate loans, net of the undisbursed portion of loans in process, allowance for loan losses and deferred loan origination fees.

(4) Includes interest-bearing deposits, investment securities and FHLB of Cincinnati stock.

(5) Based on the following decay rate assumptions: (i) passbook decay will occur at the following annual rates during the time periods shown in the above table: 17%, 17%, 16%, 14%, 14% and 14%; (ii) NOW and demand deposit account decay will occur at the following annual rates during the time periods shown in the above table: 37%, 32%, 17%, 17%, 17% and 17%; (iii) money market decay will occur at the following annual rates during the time periods shown in the above table: 79%, 31%, 31%, 31%, 31% and 31%; and (iv) certificates of deposit will not be withdrawn prior to maturity.

         Management also presently monitors and evaluates the potential impact of interest rate changes upon the market value of the Savings Bank's portfolio equity and the level of net interest income on a quarterly basis. In August 1993, the OTS adopted a final rule incorporating an interest rate risk component into the risk-based capital rules. Under the rule, an institution with a greater than "normal" level of interest rate risk will be subject to a deduction of its interest rate component from total capital for purposes of calculating the risk-based capital requirement. An institution with a greater than "normal" interest rate risk is defined as an institution that would suffer a loss of net portfolio value ("NPV") exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. A resulting change in NPV of more than 2% of the estimated market value of an institution's assets will require the institution to deduct from its capital 50% of that excess change. The rule provides that the OTS will calculate the interest rate risk component quarterly for each institution. The OTS has recently indicated that no institution will be required to deduct capital for interest rate risk until further notice.

         The following table presents the Savings Bank's NPV as of September 30, 1996, as calculated by the OTS, based on information provided to the OTS by the Company.

                                          Net Portfolio Value
  ---------------------------------------------------------------------------------------------------
                                                Estimated
      Change in                                  NPV as a                               Change as a
   Interest Rates           Estimated           Percentage            Amount             Percentage
   (basis points)             NPV               of Assets            of Change           of Assets
   ---------------        ------------         ------------         -----------        --------------
                                        (Dollars in Thousands)
        +400                 $  844                 1.84%            $(3,651)              (7.26)%
        +300                  1,869                 3.95              (2,626)              (5.23)
        +200                  2,868                 5.89              (1,627)              (3.24)
        +100                  3,769                 7.54                (726)              (1.45)
          --                  4,495                 8.80                  --                  --
        -100                  4,992                 9.60                 496                 .98
        -200                  5,221                 9.92                 725                1.44
        -300                  5,273                 9.93                 777                1.55
        -400                  5,355                 9.99                 859                1.71


         Certain shortcomings are inherent in the method of analysis presented in both the computation of NPV and in the analysis presented in the prior table setting forth the maturing and repricing of interest-earning assets and interest-bearing liabilities. Although certain assets and liabilities may have similar maturities or periods within which they will reprice, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, adjustable-rate mortgages have features which restrict changes in interest rates on a short-term basis and over the life of the asset. The proportion of adjustable-rate loans could be reduced in future periods if market interest rates would decrease and remain at lower levels for a sustained period, due to increased refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the table. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of a sustained interest rate increase.


CHANGES IN FINANCIAL CONDITION

         The Company had total assets of $50.2 million at September 30, 1996, an increase of $1.9 million, or 3.9%, from September 30, 1995. The growth in total assets was primarily funded by the proceeds from the Conversion and Reorganization, which amounted to $1.2 million. The remaining growth was funded by advances from the FHLB of Cincinnati.

         Liquid assets (i.e. cash, interest-bearing deposits, and certificates of deposit) decreased $1.6 million, or 38.9%, during the year ended September 30, 1996. This reduction in liquid assets reflected the Company's emphasis on loan growth as the funds were used for loan originations, some of which are held for sale. At September 30, 1996, the Savings Bank's regulatory liquidity amounted to 8.9%, which exceeded the minimum OTS requirement of 5% by $1.7 million. See "- Liquidity and Capital Resources."

         Loans receivable (including loans held for sale) increased $6.6 million, or 20.0%, to total $39.3 million at September 30, 1996, as compared to $32.8 million at September 30, 1995. Loan originations of $25.6 million were offset by loan sales of $12.6 million and repayments of $6.4 million. The Company has seen a significant increase in its secondary market activity, due primarily to the lower interest rate environment and the consumer demand for fixed rate loan products, but also to the growth of the Company's mortgage loan origination office and additional loan originators. The Company is also in the process of selling approximately $8.0 million in adjustable rate loans to a mortgage company. The proceeds from the sale will be used to originate loans, purchase investments and repay FHLB advances. The sale was completed in November 1996 with a recognized gain of $72,000, net of deferred costs.

         As of September 30, 1996, the Company's allowance for loan losses amounted to $95,000, which represented an increase of $14,000 over the allowance for loan losses maintained at September 30, 1995. The increase in the provision for loan losses in 1996 was solely attributable to the aforementioned growth in the loan portfolio and the inherent risk related to mortgage lending. As of September 30, 1996, the allowance for loan loss consisted entirely of a general loss allowance, which is includable as a component of regulatory risk-based capital. As of such date, the allowance for loan losses amounted to .24% of total loans. As of September 30, 1996, the Company had no non-performing loans. Management will continue to monitor its allowance for loan losses and make additions to the allowance through the provision for loan losses as economic conditions dictate. Although the Savings Bank maintains its allowance for loan losses at a level which it considers to be adequate to provide for loan losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in the future. See Note 1 of the Notes to Financial Statements.

         Mortgage-backed securities (including securities available for sale) decreased by $2.5 million, or 34.7%, during the year ended September 30, 1996. As of December 31, 1995, the Company had transferred all of its adjustable rate mortgage-backed securities from held to maturity to available for sale in order to provide the Company with additional flexibility in the future to sell individual securities if it chooses to do so. During the year ended September 30, 1996, the Company sold $1.7 million of mortgage-backed securities at a loss of $2,000. The Company also purchased $513,000 of available for sale mortgage-backed securities during the year ended September 30, 1996, and had principal repayments of $1.3 million during such period. At September 30, 1996, the Company had classified $4.5 million of its mortgage-backed securities as available for sale and had net unrealized gains with respect to such securities of $30,000.

         Investment securities (including securities classified as available for sale) decreased $517,000, or 17.3%, during the year ended September 30, 1996. The Company replaced two investments that were called during fiscal 1996 with similar investments and sold one investment at a gain of $13,000 during the year ended September 30, 1996. As of September 30, 1996, the Company had classified $486,000 of its investment securities as available for sale and had net unrealized losses of $13,000 with respect to such investment securities.

         Total deposits amounted to $41.6 million at September 30, 1996, a decrease of $2.8 million, or 6.3%, from the $44.4 million in deposits as of September 30, 1995. Deposits which are subject to daily repricing (passbook, statement savings, money market and checking accounts), increased by $1.1 million, or 15.8%, from September 30, 1995 to September 30, 1996. The increase in deposit accounts subject to daily repricing was due to new products offered by the Company, which included automated teller machine access, debit card availability, statement savings, and tiered interest rates on demand accounts based on outstanding balances. During the year ended September 30, 1996, certificates of deposit decreased $3.9 million, or 10.3%, as compared to the year ended September 30, 1995. The reduction in certificates was due to consumer demand for other types of savings vehicles. The Company has generally not engaged in offering the highest rates available in its deposit market except upon specific occasions when market conditions have created opportunities to attract longer-term deposits.

         The Company had FHLB advances of $3.7 million at September 30, 1996, a significant increase in the balance outstanding at September 30, 1995 of $194,000. The increase in borrowings were used to fund the loan growth and the reduction in deposits as discussed above. The Company has used FHLB advances as a short term funding of the asset growth versus offering special rates on short term deposits. The average rate paid on the FHLB advances amounted to 5.48% for the year ended September 30, 1996.

         Stockholders' equity increased $1.0 million, or 31.8%, to $4.2 million at September 30, 1996 from $3.2 million as of September 30, 1995. The increase was due primarily to the proceeds from the Conversion and Reorganization of the Company which was completed in June 1996. Total proceeds from the Conversion, net of the unearned shares in the Company's employee stock ownership plan ("ESOP"), was $1.2 million. The increase was partially offset by $62,000 of dividends declared during the year ended September 30, 1996, and the net loss of the Company for fiscal 1996 of $126,000.

AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID

         The following table presents for the periods indicated the total dollar amount of interest from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. The table does not reflect any effect of income taxes. All average balances are based on month-end balances.


                                                                   Year Ended September 30,
                                         --------------------------------------------------------------------------
                                                        1996                                    1995
                                         ----------------------------------    ------------------------------------
                                          Average                  Yield/        Average                   Yield/
                                          Balance     Interest      Rate         Balance       Interest     Rate
                                         ---------   ----------  ----------    ------------  ----------- ----------
 INTEREST-EARNING ASSETS:
   Loans receivable(1)                     $35,234     $2,670       7.58%         $30,792       $2,402       7.80%
   Mortgage-backed securities(2)             7,055        457       6.48            7,847          452       5.76
   Investment securities(2)                  3,046        189       6.20            2,477          140       5.65
   Other interest-earning assets(3)          1,829        107       5.85            3,933          200       5.09
                                            ------      -----                      ------        -----
   Total interest-earning assets            47,164     $3,423       7.26%          45,049       $3,194       7.09%
                                                        =====     ======                         =====       ====
   Non-interest-earning assets               1,410                                    928
                                            ------                                 ------
   Total assets                            $48,574                                $45,977
                                            ======                                 ======
 INTEREST-BEARING LIABILITIES:
   Deposits                                $43,006     $2,462       5.72%         $41,753       $2,267       5.43%
   FHLB advances                             1,313         72       5.48              720           43       5.97
                                            ------      -----                      ------        -----
   Total interest-bearing liabilities       44,319     $2,534       5.72%          42,473       $2,310       5.44%
                                                        =====     ======                         =====       ====
 NON-INTEREST-BEARING LIABILITIES:             552                                    293
                                            ------                                 ------
   Total liabilities                        44,871                                 42,766
   Stockholders' equity                      3,703                                  3,211
                                            ------                                 ------
     Total liabilities and
       stockholders' equity                $48,574                                $45,977
                                            ======                                 ======
   Net interest income; interest
     rate spread                                       $  889       1.54%                       $  884       1.65%
                                                        =====     ======                         =====       ====
   Net interest margin(4)                                           1.88%                                    1.96%
                                                                  ======                                     ====
   Average interest-earning assets
     to average interest-bearing
     liabilities                                                  106.42%                                  106.07%
                                                                  ======                                   ======


                                                   Year Ended September 30,
                                         ----------------------------------------     At September 30,
                                                          1994                              1996
                                         ----------------------------------------     ----------------
                                          Average                       Yield/             Yield/
                                          Balance       Interest         Rate               Rate
                                         ----------    ----------      ----------     ----------------
 INTEREST-EARNING ASSETS:
   Loans receivable(1)                     $23,884        $1,836           7.69%              7.46%
   Mortgage-backed securities(2)             6,866           385           5.61               6.63
   Investment securities(2)                  2,000           101           5.05               6.00
   Other interest-earning assets(3)          5,669           189           3.33               5.53
                                            ------         -----                              ----
   Total interest-earning assets            38,419        $2,511           6.54%              7.21%
                                                           =====         ======               ====

   Non-interest-earning assets                 694
                                            ------
   Total assets                            $39,113
                                            ======
 INTEREST-BEARING LIABILITIES:
   Deposits                                $34,698        $1,597           4.60%              5.64%
   FHLB advances                               521            24           4.61               5.46
                                            ------         -----
   Total interest-bearing liabilities       35,219        $1,621           4.60%              5.63%
                                                           =====         ======              =====
 NON-INTEREST-BEARING LIABILITIES:             741
                                            ------
   Total liabilities                        35,960
   Stockholders' equity                      3,153
                                            ------
     Total liabilities and
       stockholders' equity                $39,113
                                            ======
   Net interest income; interest
     rate spread                                          $  890           1.94%              1.58%
                                                           =====         ======               ====
   Net interest margin(4)                                                  2.32%
                                                                         ======
   Average interest-earning assets
     to average interest-bearing
     liabilities                                                         109.09%
                                                                         ======



---------------------------

(1)      Includes loans held for sale.

(2)      Includes securities classified as available for sale.

(3) Consists primarily of interest-bearing deposits (including certificates of deposit).

(4) Net interest margin is net interest income divided by average interest-earning assets.

RATE/VOLUME ANALYSIS

         The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Company's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                                                     Year Ended September 30,
                                             -------------------------------------------------------------------------
                                                       1996 vs. 1995                           1995 vs. 1994
                                             ----------------------------------    -----------------------------------
                                              Increase (Decrease)                    Increase (Decrease)
                                                   Due to               Total              Due to              Total
                                             --------------------     Increase     ----------------------    Increase
                                              Rate        Volume     (Decrease)      Rate        Volume     (Decrease)
                                             -------     --------    ----------    --------    ----------   ----------
 INTEREST-EARNING ASSETS:
   Loans(1)                                   $ (79)      $  347         $ 268       $  35        $ 531        $566
   Mortgage-backed securities(2)                 51          (46)            5          12           55          67
   Investment securities(2)                      17           32            49          15           24          39
   Other interest-earnings assets(3)             14         (107)          (93)         69          (58)         11
                                               ----         ----           ---         ---          ---         ---
     Total interest-earning assets            $   3       $  226         $ 229       $ 131        $ 552        $683
                                               ====        =====          ====         ===          ===         ===
 INTEREST-BEARING LIABILITIES:
   Deposits                                   $ 127       $   68         $ 195       $ 345        $ 325        $670
   FHLB advances                                 (6)          35            29          10            9          19
                                               -----       -----          ----         ---          ---         ---
     Total interest-bearing
       liabilities                            $ 121       $  103         $ 224       $ 355        $ 334         689
                                                ===        =====          ====         ===          ===         ---
 Decrease in net interest income                                         $   5                                 $ (6)
                                                                          ====                                  ===

---------------------------------

(1)      Includes loans held for sale.

(2)      Includes securities classified as available for sale.

(3) Consists primarily of interest-bearing deposits (including certificates of deposit).


RESULTS OF OPERATIONS COMPARISON OF THE YEARS ENDED SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995

         The Company reported a net loss for the year ended September 30, 1996 of $104,000. The loss reflects the one-time SAIF recapitalization assessment of $289,000 which was accounted for in the fourth quarter of the Company's current fiscal year. Prior to this assessment, the Company would have reported net income of $99,000, as compared to $81,000 of net income for the year ended September 30, 1995, an increase of $17,000, or 21.0% from fiscal 1995. The increase in net income prior to the SAIF assessment resulted primarily from a slight increase in net interest income and from an increase in gain on sale of loans, partially offset by an increase in general administrative and other expenses, as well as an increase in the provision for loan losses.

         Interest income increased $229,000, or 7.2%, to $3.4 million for the year ended September 30, 1996, from $3.2 million for the year ended September 30, 1995. Interest income on loans increased $268,000, or 11.2%, to $2.7 million for the year ended September 30, 1996. The increase in interest on loans was due to the increase in the average balance outstanding on loans of $4.4 million for the year ended September 30, 1996, offset by a reduction in the average yield from 7.80% at September 30, 1995 to 7.58% at September 30, 1996. The reduction in average yield was due to the lower interest rates seen in the mortgage market during fiscal 1996. Interest income on mortgage-backed securities increased $5,000, or 1.1%, to $457,000 for the year ended September 30, 1996. Such increase was due to an increase in the average yield earned thereon from 5.76% to 6.48% as the adjustable rate mortgage-backed securities adjusted upwards during fiscal 1996. The increase in interest on mortgage-backed securities was partially offset by a reduction in the average balance of mortgage-backed securities as the Company sold $1.7 million of mortgage-backed securities along with normal repayments of $1.3 million during fiscal 1996. Interest income on investments increased $49,000, or 35.0%, during fiscal 1996 due to an increase in average balances outstanding from $2.5 million to $3.1 million year-to-year, and the average yield increase from 5.65% during fiscal 1995 to 6.20% during fiscal 1996. Interest income on other interest earning assets decreased $93,000, or 46.5%, to $107,000, for the year ended September 30, 1996 from $200,000 for the year ended September 30, 1995. The decrease in interest income during the year ended September 30, 1996, was also due to the reduction in the average balance outstanding of $2.1 million, as the Company converted other interest earning assets into loans and investments which earned higher yields.

         Interest expense increased $224,000, or 9.7%, to $2.5 million for the year ended September 30, 1996 as compared to $2.3 million for the year ended September 30, 1995. Interest expense on deposits increased $195,000, or 8.6%, to $2.5 million for the year ended September 30, 1996. This increase was due to the increase in the average balance of deposits outstanding year-to-year as well as an increase in the average rate of 29 basis points. Interest expense on FHLB advances increased $29,000, or 67.4%, during fiscal 1996 due exclusively to the increase in the average balance outstanding offset by a reduction in the average rate paid thereon. The Company has used the availability of the FHLB advances to fund the recent outflow of deposits and to fund loan demand.

         As a result of the foregoing changes in interest income and interest expense, net interest income has increased $5,000, or less than 1%, during the year ended September 30, 1996 as compared to the year ended September 30, 1995. The interest rate spread decreased from 1.65% during 1995, to 1.54% during fiscal 1996, while the net interest margin decreased from 1.96% during fiscal 1995 to 1.88% during fiscal 1996. The decrease in the Company's interest rate spread and net interest margin resulted from a faster increase in rates paid by the Company on its interest bearing liabilities than in the rates earned on its interest earning assets, which is partially due to the Company's negative gap position.

         The Company's provision for losses on loans totalled $14,000 for the year ended September 30, 1996, as compared to $12,000 for the year ended September 30, 1995. The provision for the year ended September 30, 1996 was influenced by the increase in the total loan portfolio and the related inherent risk in mortgage lending.

         Other income increased by $159,000, or 300.56%, during the year ended September 30, 1996, as compared to the year ended September 30, 1995. The increase was due primarily to the $147,000 increase in gain on sale of mortgage loans in the secondary market during fiscal 1996 over the level achieved during fiscal 1995. The Company also recognized an $11,000 gain on sale of available for sale securities during fiscal 1996 with no such corresponding sales in fiscal 1995. The current interest market and the demand for fixed rate loans allowed the Company to increase its secondary market activity during fiscal 1996. During the year ended September 30, 1996, the Company originated $13.2 million in loans originated for sale on the secondary market, as compared to $3.4 million for the year ended September 30, 1995. The ability to generate gains from the sale of loans and investments is dependent on market and economic conditions and, accordingly, there can be no assurance that gains similar to those reported in the current fiscal year can be achieved in the future.

         General, administrative and other expenses increased $441,000, or 54.6%, for the year ended September 30, 1996, as compared to the year ended September 30, 1995. Included as part of this increase is the one-time SAIF assessment of $289,000, which if excluded, would have shown an increase of $152,000, or 18.8%, in such expenses compared to fiscal 1995. This increase was due primarily to a $65,000, or 17.5%, increase in employee compensation and benefits, and an increase in other operating expenses of $58,000 or 29.9%, during fiscal 1996. The increase in employee compensation and benefits resulted from normal merit pay increases coupled with the growth in the Company's mortgage loan origination staff. Other operating expenses increased during fiscal 1996 due primarily to a full year of costs associated with the mortgage loan origination office which was opened in March 1995.

         The Company reported a benefit for federal income taxes of $48,000 for the year ended September 30, 1996, due to the loss before income taxes of $152,000. The loss before income taxes was due to the one-time SAIF assessment discussed previously. The effective tax rates for the years ended September 30, 1996 and 1995, were 31.6% and 36.2%, respectively.

RESULTS OF OPERATIONS COMPARISON OF THE YEARS ENDED SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1994

         Net income for the year ended September 30, 1995 totalled $81,000, a decrease of $79,000 or 49.4% from the $160,000 in net income recorded for the year ended September 30, 1994. The decline in net income resulted primarily from a $21,000 decrease in gain on sale of mortgage loans and an $81,000 increase in general, administrative and other expense, which were partially offset by a $26,000 decrease in the federal income tax provision.

         Interest income on loans for the year ended September 30, 1995 increased by $566,000, or 30.8%, due to a $6.9 million, or 28.9%, increase in the average balance of loans outstanding year-to-year and, to a much lesser extent, an 11 basis point increase in the average yield earned thereon. Interest income on mortgage-backed securities increased by $67,000, or 17.4%, due to an increase of approximately $981,000, or 14.3%, in the average balance outstanding year-to-year. Interest income on investment securities and other interest-earning assets increased by $50,000, or 17.2%.

         Interest expense on deposits increased by $670,000, or 42.0%, during the year ended September 30, 1995. This increase was the result of an increase of $7.1 million, or 20.3%, in the average balance of deposits outstanding year-to-year as well as an increase in the average rate paid thereon of 83 basis points. Interest expense on borrowings increased by $19,000, or 79.2%, for the year ended September 30, 1995, as compared to the year ended September 30, 1994. This increase was the result of a $199,000, or 38.2%, increase in average balance of FHLB advances outstanding year-to-year coupled with an increase in the average rate paid thereon of 136 basis points.

         As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $6,000, or .7%, during the year ended September 30, 1995, as compared to the year ended September 30, 1994. The interest rate spread decreased from 1.94% during fiscal 1994 to 1.65% during fiscal 1995, while the net interest margin decreased from 2.32% during fiscal 1994 to 1.96% during fiscal 1995.

         The Company's provision for losses on loans totalled $12,000 for the year ended September 30, 1995, as compared to $11,000 for the year ended September 30, 1994. The provision during fiscal 1995 was influenced by management's assessment of current and anticipated economic conditions and was primarily the result of loan portfolio growth during the year.

         Other income decreased by $17,000, or 21.5%, during the year ended September 30, 1995, as compared to the year ended September 30, 1994. This decrease was due primarily to a decline of $21,000 in gain on sale of mortgage loans. The Savings Bank's secondary market activities declined during fiscal 1995, primarily as a result of the rising interest rate environment, as previously discussed.

         General, administrative and other expense increased by $81,000, or 11.2%, during the year ended September 30, 1995, as compared to the year ended September 30, 1994, due primarily to a $48,000, or 14.8%, increase in employee compensation and benefits. Such increase resulted from normal merit pay increases coupled with a $13,000 decline in deferred loan origination costs due to the decline in loan origination volume year-to-year. Occupancy and equipment expense increased by $16,000, or 17.0%, due primarily to the leasing of additional office space for the Savings Bank's mortgage banking operations, while federal deposit insurance premiums increased by $10,000, or 12.5%, due to deposit growth.

         The provision for federal income taxes decreased by $26,000, or 36.1%, during the year ended September 30, 1995, as compared to the year ended September 30, 1994, due primarily to a decrease in income before income taxes of $105,000, or 45.3%. The Savings Bank's effective tax rates amounted to 36.2% and 31.0% during the years ended September 30, 1995 and 1994, respectively. The increase in the effective tax rate from fiscal 1994 to fiscal 1995 was due to a change in the estimated rate on deferred income taxes.

LIQUIDITY AND CAPITAL RESOURCES

         The Savings Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings institution maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. Monetary penalties may be imposed for failure to meet applicable liquidity requirements.

         The liquidity of the Savings Bank, as measured by the ratio of cash, cash equivalents (not committed, pledged or required to liquidate specific liabilities), investment and qualifying mortgage-backed securities to the sum of total deposits plus borrowings payable within one year, was 10.0% at September 30, 1996, as compared to 13.7% and 14.9% at September 30, 1995 and 1994, respectively. At September 30, 1996, the Savings Bank's "liquid" assets totalled approximately $2.0 million, which was $1.5 million in excess of the current OTS minimum requirement.

         The Company's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Company's primary sources of funds are deposits, borrowings, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment and mortgage-backed securities and other short-term investments, sales of loans and securities and funds provided from operations. While scheduled loan and mortgage-backed securities amortization and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company manages the pricing of its deposits to maintain a steady deposit balance. In addition, the Company invests excess funds in overnight deposits and other short-term interest-earning assets which provides liquidity to meet lending requirements. The Company generates cash through the retail deposit market and, to the extent deemed necessary, utilizes borrowings for liquidity purposes (primarily consisting of advances from the FHLB of Cincinnati). At September 30, 1996, the Company had $3.7 million of outstanding advances from the FHLB of Cincinnati. Furthermore, the Company has access to the Federal Reserve Bank discount window.

         Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits. On a longer-term basis, the Company maintains a strategy of investing in various loans, mortgage-backed securities and investment securities. The Company uses its sources of funds primarily to meet its ongoing commitments, to pay maturing savings certificates and savings withdrawals, fund loan commitments and maintain a portfolio of investment and mortgage-backed securities.

         At September 30, 1996, the Company had outstanding commitments to originate residential real estate loans of approximately $413,000. At the same date, the total amount of certificates of deposit which were scheduled to mature by September 30, 1997 was $21.9 million. The Company believes that it has adequate resources to fund all of its commitments and that it can adjust the rates on savings certificates to retain deposits in changing interest rate environments.

IMPACT OF INFLATION AND CHANGING PRICES

         The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation.

         Unlike most industrial companies, virtually all of the Company's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation.

                  [CLARK, SCHAEFER, HACKETT & CO. LETTERHEAD]

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Kenwood Bancorp Inc. and Subsidiary:

We have audited the accompanying consolidated statements of financial condition of Kenwood Bancorp Inc. (formerly Kenwood Savings and Loan Association) and Subsidiary as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. The financial statements are the responsibility of the Bancorp's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Kenwood Savings and Loan Association as of September 30, 1994 were audited by other auditors whose report dated November 16, 1994 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about weather the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kenwood Bancorp Inc. and Subsidiary as of September 30, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ CLARK, SCHAEFER, HACKETT & CO.

Cincinnati, Ohio
November 1, 1996

                        [GRANT THORNTON LLP LETTERHEAD]


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Kenwood Bancorp Inc. and Subsidiary:

We have audited the accompanying consolidated statements of financial condition of Kenwood Bancorp Inc. (formerly Kenwood Savings and Loan Association) and Subsidiary as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bancorp's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Kenwood Savings and Loan Association as of September 30, 1994 were audited by other auditors whose report dated November 16, 1994 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kenwood Bancorp Inc. and Subsidiary as of September 30, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




/s/ GRANT THRONTON LLP

Cincinnati, Ohio
November 1, 1996

                      KENWOOD BANCORP INC. AND SUBSIDIARY

                 Consolidated Statements of Financial Condition

                          September 30, 1996 and 1995
                                 (In thousands)

                                                        Assets
                                                        -------

                                                                          1996               1995
                                                                          ----               ----
Cash and due from banks                                                $    588                689
Interest-bearing deposits in other
    financial institutions                                                1,558              2,119
                                                                         ------             ------

             Cash and cash equivalents                                    2,146              2,808

Certificates of deposit in other financial
    institutions                                                            380              1,330
Investment securities - held to maturity, at
    amortized cost, approximate market value
    of $1,959 and $1,971 as of September 30,
    1996 and 1995                                                         1,994              1,991
Investment securities - available for sale
    (amortized cost of $499 and $999 at
    September 30, 1996 and 1995)                                            486              1,006
Mortgage-backed securities - held to maturity,
    at cost, approximate market value of $250
    and $7,364 at September 30, 1996 and 1995                               245              7,311
Mortgage backed securities - available for
    sale (amortized cost of $4,499 at September 30,
    1996)                                                                 4,529                -
Loans receivable                                                         30,009             32,559
Loans held for sale - at lower of cost or market                          9,322                213
Property and equipment, net                                                 362                380
Federal Home Loan Bank stock - at cost                                      430                401
Accrued interest receivable:
    Loans                                                                   199                144
    Mortgage-backed securities                                               26                 38
    Investments and interest-bearing deposits                                20                 29
Prepaid expenses and other assets                                            74                 70
Prepaid Federal income taxes                                                  9                 29
                                                                         ------             ------

         Total assets                                                 $  50,231             48,309
                                                                         ======             ======





See accompanying notes to financial statements.

                                     Liabilities and Stockholders' Equity
                                     ------------------------------------
                                                                                           1996                 1995
                                                                                           ----                 ----
Deposits                                                                               $ 41,636               44,428
Advances from the Federal Home Loan Bank                                                  3,653                  194
Accounts payable on mortgage loans serviced
   for others                                                                                37                  107
Advances by borrowers for taxes and insurance                                               215                  181
Other liabilities                                                                           417                   85
Deferred federal income taxes                                                                34                   98
                                                                                         ------               ------

      Total liabilities                                                                  45,992               45,093
                                                                                         ------               ------

Commitments                                                                                  -                   -


Stockholders' equity
    Preferred stock - authorized 1,000,000
      shares of $ .10 par value, none issued                                                 -                   -

    Common stock - authorized 4,000,000 shares
      $ .01 and $ .10 par value, 295,133 and
      and 151,656 shares issued and outstanding
      at September 30, 1996 and 1995                                                          3                   15
    Additional paid-in capital                                                            1,771                  452
    Retained earnings - substantially restricted                                          2,597                2,763
    Shares acquired by Management Recognition
      Plan                                                                                  (18)                 (19)
    Less unearned ESOP shares                                                              (126)                  -

    Unrealized gain on available for sale
      securities, net of income taxes                                                        12                    5
                                                                                         ------               ------

              Total stockholders' equity                                                  4,239                3,216
                                                                                         ------               ------


              Total liabilities and stockholders equity                                $ 50,231               48,309
                                                                                         ======               ======

                      KENWOOD BANCORP INC. AND SUBSIDIARY

                     Consolidated Statements of Operations

                            Year Ended September 30,
                                 (In Thousands)

                                                                             1996             1995              1994
                                                                             ----             ----              ----
Interest income:
   Loans                                                                    $2,670            2,402            1,836
   Mortgage-backed securities                                                  457              452              385
   Investment securities                                                       189              140              101
   Interest-bearing deposits and other                                         107              200              189
                                                                             -----            -----            -----
                 Total interest income                                       3,423            3,194            2,511

Interest expense:
   Deposits                                                                  2,462            2,267            1,597
   Borrowings                                                                   72               43               24
                                                                             -----            -----            -----
                 Total interest expense                                      2,534            2,310            1,621
                                                                             -----            -----            -----

                 Net interest income                                           889              884              890

Provision for losses on loans                                                   14               12               11
                                                                             -----            -----            -----
                 Net interest income after
                   provision for losses on
                   loans                                                       875              872              879

Other income:
   Gain on sale of mortgage loans                                              193               46               67
   Gain on sale of investments                                                  11               -                -
   Other operating                                                              17               16               12
                                                                             -----            -----            -----
                 Total other income                                            221               62               79

General, administrative and other expense:
   Employee compensation and benefits                                          437              372              324
   Occupancy and equipment                                                     124              110               94
   Federal deposit insurance premiums                                          393               90               80
   Franchise taxes                                                              42               41               40
   Other                                                                       252              194              188
                                                                             -----            -----            -----
                 Total general, administrative
                   and other expense                                         1,248              807              726
                                                                             -----            -----            -----

                 Income (loss) before income
                   taxes (benefits)                                           (152)             127              232

Federal income taxes (benefits)
   Current                                                                      19               26               66
   Deferred                                                                    (67)              20                6
                                                                             -----            -----            -----
                                                                               (48)              46               72
                                                                             -----            -----            -----

                 Net Income (loss)                                         $  (104)              81              160
                                                                             =====            =====            =====

Earnings per share, restated for effects
   of conversion from mutual holding company                               $  (.37)             .29              .57
                                                                             =====            =====            =====





The accompanying notes are an integral part of these statements.

                      KENWOOD BANCORP INC. AND SUBSIDIARY

                Consolidated Statements of Stockholders' Equity

                 Years Ended September 30, 1996, 1995 and 1994
                                 (In Thousands)


                                                                           Unrealized
                                                                            Gain on
                                                 Additional                 Available     Shares       Unearned
                                        Common     Paid-In     Retained     for Sale     Acquired       ESOP
                                         Stock     Capital     Earnings    Securities     By MRP        Shares      Total
                                         -----     -------     --------    ----------     ------        ------      -----
   Balance at September 30, 1993        $   15       436       2,671            -           (21)           -        3,101
      Issuance of shares under stock
        option plan                         -         16          -             -            -             -           16
   Amortization of MRP expense              -         -           -             -             3            -            3
      Net income for the year
        ended September 30, 1994            -         -          160            -            -             -          160
      Cash dividends of $1.06 per share     -         -          (75)           -            -             -          (75)
                                           ---       ---       -----           ---          ---           ---       -----

   Balance at September 30, 1994            15       452       2,756            -           (18)           -        3,205
      Amortization of MRP expense           -         -           -             -            (1)           -           (1)
      Net income for the year ended
        September 30, 1995                  -         -           81            -            -             -           81
      Increase in unrealized gain on
        available sale securities -
        net of tax                          -         -           -              5           -             -            5
      Cash dividends of $.56 per share      -         -          (74)           -            -             -          (74)
                                           ---     -----       -----           ---          ---           ---       -----

   Balance at September 30, 1995            15       452       2,763             5          (19)           -        3,216
      Amortization of MRP expense           -         -           -             -             1            -            1
      Net loss for the year ended
        September 30, 1996                  -         -         (104)           -            -             -         (104)
      Increase in unrealized gain on
        available for sale securities
        net of tax                          -         -           -              7           -             -            7
      Cash dividends of $.49 per share      -         -          (62)           -            -             -          (62)
      Shares acquired by ESOP               -         -           -             -            -           (126)       (126)
      Reorganization with issuance of
        common stock in second step
        conversion                         (12)    1,319          -             -            -             -        1,307
                                           ---     -----       -----           ---          ---           ---       -----

   Balance at September 30, 1996         $   3     1,771       2,597            12          (18)         (126)      4,239
                                           ===     =====       =====           ===          ===           ===       =====





   The accompanying notes are an integral part of these statements.

                      KENWOOD BANCORP INC. AND SUBSIDIARY
                     Consolidated Statements of Cash Flows
                            Year Ended September 30,
                                 (In Thousands)

                                                              1996          1995           1994
                                                              ----          ----           ----
Cash flows from operating activities:
   Net income (loss) for the year                         $   (104)           81            160
   Adjustments to reconcile net income (loss)
     to net cash provided by (used in) operating
     activities:
       Depreciation and amortization                            30            21             37
       Loans disbursed for sale in the
         secondary market                                  (13,218)       (3,388)        (5,997)
       Proceeds from sale of loans in
        the secondary market                                12,788         3,221          7,081
       Gain on sale of mortgage loans                         (193)          (46)           (67)
       Gain on sale of investments                             (11)           -               -
       Federal Home Loan Bank stock dividends                  (29)          (24)           (17)
       Amortization of deferred loan origination
         (fees) costs                                          (39)          (14)             8
       Amortization of expense of management
        recognition plan                                         1            (1)             3
       Provision for losses on loans                            14            12             11
       Increase (decrease) in cash due to changes in:
         Accrued interest receivable                           (34)          (25)           (67)
         Prepaid expenses and other assets                      (4)           (9)            (6)
         Accounts payable on mortgage loans serviced
           on others                                           (70)           66            (29)
         Other liabilities                                     332            (3)           (10)
         Federal income taxes:
           Current                                              20            14            (99)
           Deferred                                            (67)           36              6
                                                           --------      -------        -------

          Net cash provided by (used in) operating
            activities                                        (584)          (59)         1,014
                                                           -------       -------        -------

Cash flows from investing activities:
   Principal repayments on loans and mortgage-backed
     securities                                              7,777         6,469          8,567
   Loan disbursements                                      (12,356)      (10,593)       (12,812)
   Purchase of mortgage-backed securities                       -             -          (3,090)
   Purchase of mortgage-backed securities available
     for sale                                                 (513)           -               -
   Proceeds from sale of mortgage-backed securities
     available for sale                                      1,743            -               -
   Proceeds from sale of real estate acquired
     through foreclosure                                        -             -              24
   Maturity of investment securities                           500            -           1,000
   Purchase of investment securities                          (500)           -          (1,987)
   Maturity of investment securities available
     for sale                                                  500            -               -
   Purchase of investment securities available
     for sale                                                 (500)       (1,000)             -
   Proceeds from sale of investment securities
     available for sale                                        513            -               -
   Purchase of Federal Home Loan Bank stock                     -            (50)            (3)
   Purchase of office premises and equipment                   (12)           (9)           (15)
   (Increase) decrease in certificates of deposit
     in other financial institutions                           950           725           (619)
                                                            ------        ------         ------

       Net cash used in investing activities                (1,898)       (4,458)        (8,935)
                                                            ------        ------         ------

       Net cash flows used in operating and
         investing activities (subtotal carried
         forward)                                           (2,482)       (4,517)        (7,921)
                                                            ------        ------         ------

See accompanying notes to financial statements.

                      KENWOOD BANCORP INC. AND SUBSIDIARY

                           Years Ended September 30,
                                 (In Thousands)

                                                                   1996          1995           1994
                                                                   ----          ----           ----
     Net cash flows used in operating and
        investing activities (subtotal
        brought forward                                        $ (2,482)       (4,517)        (7,921)

Cash flows from financing activities:
   Net increase (decrease) in deposits                           (2,792)        5,591          3,666
   Proceeds from Federal Home Loan Bank advances                  6,000            -           1,725
   Repayment of Federal Home Loan Bank advances                  (2,541)          (18)        (1,513)
   Advances by borrowers for taxes and insurance                     34            48             30
   Net proceeds from the issuance of common stock                 1,181            -               -
   Proceeds from exercise of stock options                           -             -              16
   Dividends paid on common stock                                   (62)          (74)           (75)
                                                                 ------        ------         ------

     Net cash provided by financing activities                    1,820         5,547          3,849
                                                                 ------        ------         ------

Net increase (decrease) in cash and cash equivalents               (662)        1,030         (4,072)

Cash and cash equivalents at beginning of year                    2,808         1,778          5,850
                                                                 ------        ------         ------

Cash and cash equivalents at end of year                       $  2,146         2,808          1,778
                                                                 ======        ======         ======

Supplemental disclosure of cash flow information:
   Cash paid (refunded) during the year for:
     Federal income taxes                                      $     (2)           12             98
                                                                 ======        ======         ======

     Interest on deposits and borrowings                       $  2,533         2,301          1,594
                                                                 ======        ======         ======

Supplemental disclosure of noncash investing
   activities:
     Transfers of investment securities to
        available for sale classification                      $  7,253            -               -
                                                                 ======        ======          =====

Change in unrealized gains (losses) on securities
   available for sale - net of related tax effects                    7             5              -
                                                                 ======        ======          =====





See accompanying notes to financial statements.

                      KENWOOD BANCORP INC. AND SUBSIDIARY

                         Notes to Financial Statements


 1.  Organization and Summary of Significant Accounting Policies:

     The following describes the organization and the significant accounting policies followed in the preparation of these financial statements. Certain amounts in the financial statements have been reclassified from previously issued financial statements to conform to the presentation included herein.

            Nature of operations and principles of consolidation

            Kenwood Bancorp Inc. (the Bancorp) is a holding company formed in 1996 in conjunction with the "second step" conversion of Kenwood Savings Bank from a mutual holding company to a stock savings bank on June 28, 1996. The Bancorp's financial statements include the accounts of its wholly-owned subsidiary, Kenwood Savings Bank. All significant intercompany transactions have been eliminated.

            Kenwood Savings Bank is a state chartered savings bank and a member of the Federal Home Loan Bank system (FHLB) and subject to regulation by the Office of Thrift Supervision (OTS), an office of the U.S. Department of Treasury. As a member of the FHLB system, Kenwood Savings Bank maintains a required investment in capital stock of the Federal Home Loan Bank of Cincinnati.

            The Bancorp's business consists of attracting deposits from the general public and applying those funds in the origination of residential, consumer and nonresidential loans.

            Savings accounts are insured by the Savings Association Insurance Fund (SAIF), a division of the Federal Deposit Insurance Corporation (FDIC), within certain limitations. Semi-annual premiums are required by the SAIF for the insurance of such savings accounts.

            Use of estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Areas where management's estimates and assumptions are more susceptible to change in the near term include the allowance for loan losses and the fair value of certain securities.

            Concentrations of credit risk

            The Bancorp grants first mortgage and other loans to customers located primarily in the Metropolitan Cincinnati area.
            Accordingly, a substantial portion of its debtor's ability to honor their contracts is dependent upon the financial health of the local economy and market.

            Management may at times, maintain deposit accounts with financial institutions in excess of federal deposit insurance limits.

            Cash and cash equivalents

            For the purpose of presentation in the statements of cash flows, the Bancorp considers all highly liquid debt instruments with original maturity when purchased of three months or less to be cash equivalents.

            Investment and mortgage-backed securities

            The Bancorp adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of October 1, 1994. Statement No. 115 requires the classification of investments in debt and equity securities into three categories; held to maturity, trading, and available for sale. Debt securities that the Bancorp has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near-term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

            The Bancorp has no trading securities. Debt and equity securities that are not classified as either held to maturity securities or trading securities are classified as available for sale securities and reported at fair value, with unrealized gains or losses excluded from earnings and reported as a separate component of equity, net of deferred taxes. At the date of implementation of Statement No. 115, the Bancorp had not identified any investments or mortgage-backed securities as available for sale.

            The Bancorp designates investment securities and mortgage-backed securities as held to maturity or available for sale upon acquisition. At December 31, 1995, the Bancorp made a one-time reassessment of the classification of certain mortgage-backed securities in accordance with "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities" issued in November 1995. The Bancorp transferred mortgage-backed securities with an amortized cost of $7.2 million from the held-to-maturity classification to the available for sale classification to the available for sale classification at December 31, 1995 to reflect management's intent as to the classification of these securities. Gains or losses on the sales of investment securities and mortgage-backed securities available for sale are determined on the specific identification method.

            Premiums and discounts on investment securities and mortgage-backed securities are amortized or accreted using the interest method over the expected lives of the related securities.

            Loans receivable

            Loans held in portfolio are stated at the principal amount outstanding, adjusted for deferred loan origination fees and costs, the allowance for loan losses, and premiums and discounts on loans purchased. Premiums and discounts on loans purchased are amortized and accreted to operations using the interest method over the estimated life of the underlying loans.

            Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan.

            Interest in accrued as earned unless the collectibility of the loan is in doubt. Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status.

            Loans held for sale are carried at the lower of cost or market, determined in the aggregate. In computing cost, deferred loan origination fees and costs are aggregated with the principal balances of the related loans. At September 30, 1996 and 1995, loans held for sale were carried at cost.

            The Bancorp will either sell the related servicing on loans or retain the servicing on loans sold and agree to remit to the investor loan principal and interest at agreed-upon rates. These rates can differ from the loan's contractual interest rate resulting in a "yield differential." In addition to previously deferred loan origination fees and cash gains, gains on sale of loans can represent the present value of the future yield differential less a normal servicing fee, capitalized over the estimated life of the loans sold. Normal servicing fees are determined by reference to the stipulated minimum servicing fee set forth by the government agencies to whom the loans are sold. Such servicing fees are representative of the Bancorp's normal servicing costs. The resulting capitalized excess servicing fee is amortized to operations over the life of the loans using the interest method. If prepayments are higher than expected, an immediate charge to operations is made. If prepayments are lower, then the related adjustments are made prospectively.

            It is the Bancorp's policy to provide valuation allowances for estimated losses on loans based on past loss experience, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower's ability to repay the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area. When the collection of a loan becomes doubtful, or otherwise troubled, the Bancorp records a loan loss provision equal to the difference between the fair value of the property securing the loan and the loan's carrying value. Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-off (net of recoveries). The amount of actual write-offs could differ from the estimate.

            In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan". This standard amends Statement No. 5 to clarify that a creditor should evaluate the collectibility of both contractual interest and contractual principal on all loans when assessing the need for a loss accrual. In October 1994, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure", which amends Statement No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans. The statements are effective for the fiscal year beginning October 1, 1995 and the adoption of these statements did not have a material effect on the Bancorp's financial statements.

            A loan is defined as impaired under SFAS No. 114 when it is probable that a creditor will be unable to collect all amounts due according to contractual terms of the loan agreement. In applying the provisions of SFAS No. 114, the Bancorp considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Bancorp's investment in impaired multi-family and non-residential real estate loans, such loans are collateral dependent and as a result are carried as a practical expedient at the lower of cost or fair value.

            It is the Bancorp's policy to consider collateral dependent loans which are more than ninety days delinquent to constitute more than a minimum delay in repayment and evaluated for impairment under SFAS No. 114 at that time. Interest on impaired loans is reported on the cash basis. Impaired loans would be charged off in the same manner as all loans subject to charge off. At September 30, 1996, the Bancorp had no loans that would be defined as impaired under SFAS No. 114.

            Foreclosed real estate

            Real estate properties acquired through, or in lieu of, loan foreclosures are initially recorded at lower of cost or fair value less estimated costs to sell at the date of foreclosure. Subsequent declines in value are charged to operations. The Bancorp has no real estate acquired by foreclosure at September 30, 1996 and 1995.

            Property and equipment

            Property and equipment are carried at cost, less accumulated depreciation and amortization computed by straight-line and accelerated methods over the estimated useful lives of the respective assets.

            Income taxes

            The Bancorp accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under this standard, deferred tax assets and liabilities represent the tax effects of the temporary differences in the basis of certain assets and liabilities for tax and financial statement purposes, calculated at currently effective tax rates, of future deductible or taxable amounts attributable to events that have been recognized on a cumulative basis in the financial statements.

            The Bancorp's principal temporary differences between pretax financial income and taxable income result from different methods of accounting for deferred loan origination fees and costs, Federal Home Loan Bank stock dividends, the accretion of unearned discounts arising from loans sold in a reciprocal loan sale transaction, the general loan loss allowance and the post-1987 percentage of earnings bad debt deduction. For certain assets acquired after December 31, 1980, a temporary difference is also recognized for depreciation utilizing accelerated methods for Federal income tax purposes.

            Off balance sheet instruments

            In the ordinary course of business the Bancorp has entered into off-balance sheet financial instruments consisting of commitments to extend credit and commitments under line of credit loans. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

            Recent accounting pronouncements

            In May 1995, the Financial Accounting Standards Board Issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights". This statement requires that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained would allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans based on their relative fair value. Statement No. 122 is effective for fiscal years beginning after December 15, 1995. Management is currently assessing the impact of this standard.

            In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting No. 123, "Accounting for Stock-Based

            Compensation". This statement establishes accounting and reporting standards for stock-based employee compensation plans including stock options. The statement defines a "fair value based method" for employee stock options and encourages all entities to adopt that method for such options. However, it allows an entity to continue to measure compensation cost for those plans using the "intrinsic value based method" of accounting prescribed by APB Opinion No. 25. Entities electing to remain with the accounting in Opinion 25 must make proforma disclosures of net income and earnings per share, as if the fair value method of accounting defined in this statement had been applied. SFAS No. 123 is effective for transactions entered into in fiscal years that begin after December 15, 1995, and therefore will not be applied until fiscal year ended September 30, 1997. Management is currently assessing the impact of this standard.

            In June 1996, the FASB issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" which established accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The standards are based on a consistent application of a financial components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 supercedes SFAS No. 122. SFAS No. 125 is effective for transactions occurring after December 31, 1996. Management is currently assessing the impact of this standard.

            Earnings per share

            Earnings per share for the fiscal years ended September 30, 1996, 1995 and 1994 is based on net income (loss) divided by 282,521, 282,521 and 282,288 weighted average shares outstanding during the respective period. Weighted average shares for fiscal years 1995 and 1994 were adjusted for the reorganization from the mutual holding company form to the stock holding company form effected in the 1996 fiscal year. There is no material dilutive effect attendant to the Stock Option Plan.

            Reclassification

            Certain reclassifications were made to the prior years financial statements to conform to the current year presentation.

 2.    Investments and Mortgage-Backed Securities:

       The amortized cost, gross unrealized gains, gross unrealized losses, and approximate market values of investment securities held to maturity at September 30, are summarized as follows:


                                                                     1996
                                      ------------------------------------------------------------------
                                                            Gross               Gross
                                      Amortized          Unrealized           Unrealized          Market
                                         Cost               Gains               Losses            Value
                                         ----               -----               ------            -----
       U.S. Government
          agency obligations           $ 1,994                 -                    35             1,959
                                         =====             ======               ======             =====


                                                                      1995
                                      ------------------------------------------------------------------
                                                           Gross               Gross
                                      Amortized          Unrealized           Unrealized          Market
                                         Cost               Gains               Losses             Value
                                         ----               -----               ------             -----
       U.S. Government
          agency obligations           $  1,991                9                    29             1,971
                                         ======            =====                ======             =====


       At each of the dates presented, all investment securities held to maturity are due within one to five years.

       The amortized costs, gross unrealized gains, gross unrealized losses, and market value of investment securities available for sale at September 30, are summarized as follows:


                                                                      1996
                                      ------------------------------------------------------------------
                                                           Gross               Gross
                                      Amortized          Unrealized           Unrealized          Market
                                         Cost               Gains               Losses             Value
                                         ----               -----               ------             -----
       U.S. Government
          agency obligations           $   499                 -                    13              486
                                         =====             ======               ======            =====

                                                                        1995
                                      ------------------------------------------------------------------
                                                           Gross               Gross
                                      Amortized          Unrealized           Unrealized           Market
                                         Cost               Gains               Losses             Value
                                         ----               -----               ------             -----
       U.S. Government
          agency obligations           $   999                 7                    -              1,006
                                         =====             =====                ======             =====


       The amortized cost and market value of investment securities available for sale at September 30, by contractual maturity are shown below:


                                                             1996                                   1995
                                                  --------------------------            -------------------------
                                                   Amortized         Market              Amortized        Market
                                                     Cost             Value                Cost           Value
                                                     ----             -----                ----           -----
       Due in one to five years                      $ 499           486                     -              -
       Due in five to ten                               -             -                     500            506
       After ten years                                  -             -                     499            500
                                                       ---           ---                    ---            ---

                                                     $ 499           486                    999          1,006
                                                       ===           ===                    ===          =====

The amortized cost, gross unrealized gains, gross unrealized losses, and market value of mortgage-backed securities held to maturity at September 30, are summarized as follows:


                                                                      1996
                                      ---------------------------------------------------------------------
                                                              Gross               Gross
                                         Amortized          Unrealized          Unrealized          Market
                                           Cost               Gains               Losses            Value
                                           ----               -----               ------            -----
       Government National
       Mortgage Association               $ 245                   5                  -              250
                                            ===                ====                ====             ===


                                                                      1995
                                      -----------------------------------------------------------------------
                                                            Gross               Gross
                                      Amortized          Unrealized           Unrealized        Market
                                         Cost               Gains               Losses          Value
                                         ----               -----               ------          -----
       Federal Home Loan
          Mortgage Corporation            $   397               -                   1            396
       Federal National
          Mortgage Association                881                7                 -             888
       Government National
          Mortgage Association              6,033               55                  8          6,080
                                            -----             ----               ----          -----

                                          $ 7,311               62                  9          7,364
                                            =====             ====               ====          =====

       The amortized cost, gross unrealized gains, gross unrealized losses, and market value of mortgage backed securities available for sale at September 30, 1996 are summarized as follows:

                                                                      1996
                                      --------------------------------------------------------------------
                                                            Gross               Gross
                                      Amortized          Unrealized           Unrealized          Market
                                         Cost               Gains               Losses            Value
                                         ----               -----               ------            -----
       Federal Home Loan
          Mortgage Corporation            $   348              -                     9            $   339
       Federal National
          Mortgage Association                560              13                   -                 573
       Government National
          Mortgage Association              3,591              28                    2              3,617
                                            -----           -----                -----              -----

                                          $ 4,499              41                   11            $ 4,529
                                            =====           =====                =====              =====

       The amortized cost and market value of all mortgage-backed securities at September 30, by contractual terms to maturity is shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.



                                                               1996                         1995
                                                      ---------------------         --------------------
                                                      Amortized      Market         Amortized     Market
                                                        Cost          Value           Cost        Value
                                                        ----          -----           ----        -----
       Due in one to five years                        $  348           339             397         396
       Due after twenty years                           4,396         4,440           6,914       6,968
                                                        -----         -----           -----       -----

                                                       $4,744         4,779           7,311       7,364
                                                        =====         =====           =====       =====

Proceeds and resulting gains and loses realized from sale of investments and mortgage-backed securities from the year ended September 30, 1996 were as follows:


                                                                                                   Net
                                        Gross               Gross               Gross            Realized
                                       Proceeds             Gains               Losses         Gain/(Loss)
                                       --------             -----               ------         -----------
       Investments                     $   513                13                  -                  13
       Mortgage-backed
          securities                     1,743                -                     2                (2)
                                         -----              -----                 ---               -----

                                       $ 2,256                13                    2              $ 11
                                         =====              ====                  ===               ===


 3.    Loans Receivable:

       The composition of the loan portfolio at September 30 is as follows:

                                                                                        1996             1995
                                                                                        ----             ----
       One-to-four family residential real estate                                   $ 37,699           31,464
       Multi-family residential  real estate                                             126              239
       Construction                                                                    1,016              226
       Nonresidential real estate                                                        142              232
       Home equity line of credit                                                        817              366
       Consumer and other                                                                 43              341
                                                                                      ------           ------
                                                                                      39,843           32,868
       Add/(less):
          Undisbursed portion of loans-in-process                                       (502)             (61)
          Deferred loan origination costs                                                 85               46
          Allowance for loan losses                                                      (95)             (81)
                                                                                       -----            -----

                                                                                    $ 39,331           32,772
                                                                                      ======           ======

       The Bancorp's lending efforts have historically focused on one-to-four family and multi-family residential real estate loans, which comprise approximately $38.3 million, or 97% of the total loan portfolio at September 30, 1996 and $31.9 million, or 97% of the total loan portfolio at September 30, 1995. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Bancorp with adequate collateral coverage in the event of default. Any loan with loan to value exceeding 80% requires PMI insurance. Nevertheless, the Bancorp, as with any lending institution, is subject to the risk that residential real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values. However, management is of the belief that real estate values in the Bancorp's primary lending area are presently stable.

       As discussed previously, the Bancorp has sold certain whole loans and participating interests in the loans in the secondary market, retaining servicing on the loans sold. Loans sold and serviced for others totaled approximately $18.2 million, $20.3 million, and $22.7 million at September 30, 1996, 1995 and 1994. All of the loans held for sale at September 30, 1996, will be sold with the servicing not retained by the Bancorp.

       The activity in the allowance for loan losses at September 30 is as follows:

                                                     1996          1995          1994
                                                     ----          ----          ----
       Beginning balance                            $  81            69            60
       Charge-offs                                     -             -             (2)
       Provision for loan losses                       14            12            11
                                                      ---           ---           ---

       Ending balance                               $  95            81            69
                                                      ===           ===           ===

       At September 30, 1996, the Bancorp's allowance for loan losses was comprised solely of a general loan loss allowance, which is includible as a component of regulatory risk-based capital.

       The Bancorp had no non-accrual loans at September 30, 1996 and 1995. The balance of loans not accruing interest at September 30, 1994 was $33,000.

 4.    Property and Equipment:

       Property and equipment consist of the following at September 30:

                                                      1996               1995
                                                      ----               ----
       Land and improvements                         $ 148                148
       Building and improvements                       325                325
       Furniture and equipment                         172                160
                                                       ---                ---
                                                       645                633
       Less accumulated depreciation
         and amortization                              283                253
                                                       ---                ---

                                                     $ 362                380
                                                       ===                ===

e 5.    Deposits:

       Deposits on account bearing interest and certificates by original maturity are summarized as follows:

                                                     1996                                                 1995
                                 ---------------------------------------------        --------------------------------------------
                                 Weighted                            Percent           Weighted                           Percent
                                 Average                                of              Average                             of
                                   Rate            Amount            Deposits            Rate           Amount            Deposits
                                   ----            ------            --------            ----           ------            --------
Passbook savings                   2.94%          $ 1,396             3.35%                2.95%       1,509                3.40%
Statement savings                  4.55             2,535             6.09                 3.85          401                 .90
Demand deposits                    3.73             1,285             3.09                 3.39          741                1.67
Money market deposits              3.65             2,616             6.28                 3.67        4,082                9.19
Christmas club                      -                 -               -                     -             29                0.06
                                                    -----             -----                            -----               -----
                                                    7,832            18.81                             6,762               15.22

Certificates
    3 month                        5.25             1,007             2.42                 5.31        1,190                2.68
    6 month                        5.17             2,612             6.27                 5.62        3,367                7.58
   11 month                        5.34             2,831             6.80                 6.19        4,948               11.14
   12 month                        5.39             3,915             9.40                 5.94        3,389                7.63
   18 month                        5.58             1,258             3.02                 6.02        2,518                5.67
   18 month IRA                    5.92               113             0.27                 4.98          128                0.29
   22 month                        6.66             4,999            12.01                 6.99        3,495                7.87
   24 month                        6.30             5,236            12.57                 6.13        5,817               13.09
   30 month                        6.27             1,465             3.52                 5.94        1,743                3.92
   36 month                        6.25             3,046             7.32                 6.02        3,476                7.82
   60 month                        6.52             7,322            17.59                 6.66        7,595               17.09
                                                    -----            -----                             -----               -----

                                                   33,804            81.19                            37,666               84.78
                                                   ------            -----                            ------               -----

                                                   41,636           100.00%                           44,428              100.00%
                                                   ======           =======                           ======              ======

       Interest expense on deposits at September 30 is summarized as follows:

                                                              1996             1995             1994
                                                              ----             ----             ----
                                                                          (In thousands)
       Passbook                                             $    45               50               62
       Certificates of deposit                                2,179            2,016            1,284
       NOW, money market deposit
           accounts and statement savings                       238              201              251
                                                              -----            -----            -----

                                                            $ 2,462            2,267            1,597
                                                              =====            =====            =====

       Maturities of outstanding certificates of deposit at September 30 are summarized as follows:

                                                                               1996             1995
                                                                               ----             ----
                                                                                   (In thousands)
       Less than one year                                                   $ 21,945           19,829
       One year to three years                                                 7,709           14,007
       More than three years                                                   4,150            3,830
                                                                              ------           ------

                                                                            $ 33,804           37,666
                                                                              ======           ======

       The aggregate amount of certificates of deposit in denominations of $100,000 or more was $3.5 million and $4.0 million at September 30, 1996 and 1995 respectively. Deposit accounts exceeding $100,000 are not federally insured.

       Financial Instruments:

       The following fair value disclosures are made in accordance with the requirements of SFAS No. 107, "Disclosure about Fair Value of Financial Instruments." SFAS No. 107 requires the disclosure of fair value information about both on-and-off-balance sheet financial instruments where it is practical to estimate that value. In cases where quoted market prices were not available, fair values were based on estimates using present value of other valuation methods, as described below. The use of different assumptions (e.g., discount rates and cash flow estimates) and estimation methods could have a significant effect on fair value amounts. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bancorp could realize in a current market exchange. Because SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements, any aggregation of the fair value amounts presented would not represent the underlying value of the Bancorp.

       The following methods and assumptions were used in estimating the fair values of financial instruments, cash, interest bearing deposits and investment in FHLB stock. The carrying value of cash and interest bearing deposits approximates those assets' fair value.

       Investments and mortgage-backed securities

       For investment securities (debt instruments) and mortgage-backed securities, fair values are based on quoted market prices, where available. If a quoted market price is not available, fair value is estimated using quoted market prices of comparable instruments.

       Loans receivable

       The fair value of the loan portfolio is estimated by evaluating homogeneous categories of loans with similar financial characteristics. Loans are segregated by types, such as residential mortgage, commercial real estate, and consumer. Each loan category is further segmented into fixed and adjustable rate interest, terms, and by performing and nonperforming categories.

       The fair value of performing loads, except residential mortgage loans, is calculated by discounting contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources. The fair value for significant nonperforming loans is based on recent internal or external appraisals. Assumptions regarding credit risk, cash flow, and discount rates are judgmentally determined by using available market information.

       Savings accounts

       The fair values of passbook accounts, NOW accounts, and money market savings and demand deposits approximates their carrying values. The fair value of fixed maturity certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates currently offered for deposits of similar remaining maturities.

       Commitments to extend credit

       The fair value of commitments to extend credit approximates the contractual amount due to the comparability of current levels of interest rates and the committed rates.

       Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings.

       The estimated fair values of the Bancorp's financial instruments at September 30, 1996, are as follows:

                                                                              September 30, 1996
                                                                     -----------------------------------
                                                                     Carrying                      Fair
                                                                      Amounts                     Value
                                                                      -------                     -----
       Financial assets:
           Cash and interest bearing deposits                           $ 2,146                   $2,146
           Certificates of deposit                                          380                      380
           Investment securities available
               for sale                                                     486                      486
           Investment securities held to
               maturity                                                   1,994                    1,959
           Loans receivable                                              39,331                   39,520
           Mortgage-backed securities
               available for sale                                         4,529                    4,529
           Mortgage-backed securities held
               to maturity                                                  245                      250
           Investment in FHLB stock                                         430                      430
       Financial liabilities:
           Savings accounts                                              41,636                   41,860
           Federal Home Loan Bank advances                                3,653                    3,653
                                                                      Contractual                  Fair
                                                                        Amount                     Value
                                                                        ------                     -----
       Unrecognized financial instruments
           Commitments to extend credit                                   1,301                    1,301

 6.    Advances From the Federal Home Loan Bank:

       Pursuant to a collateral agreement with the FHLB advances are secured by all stock owned in the FHLB and qualifying first mortgage loans totaling 150% of the advanced balance.

       Advances consist of the following at September 30, 1996 and 1995:

                                                             1996          1995
                                                             ----          ----
       Short term (advances at variable rates
          (5.45% at September 30, 1996)                     $ 3,000          -
       Long term note (interest at 5.65%)                       175         194
       Long term note (interest at 5.45%)                       478          -
                                                              -----         ---

                                                            $ 3,653         194
                                                              =====         ===


       Maturities on these advances at September 30, 1996, are as follows:

                                                            Amount
                                                            ------
                          1997                              $ 3,060
                          1998                                   63
                          1999                                   67
                          2000                                   71
                          2001                                   75
                          Subsequent years                      317
                                                              -----

                                                            $ 3,653
                                                              =====

       Interest expense on borrowed funds was $72,000 and $43,000 for the years ended September 30, 1996 and 1995.

 7.    Benefit plans

       The Bancorp maintains a 401(k) profit sharing plan which covers all employees who have attained the age of 20 1/2 and have completed six months of service. Employer contributions are made at the discretion of the Board of Directors. The Bancorp's contribution to such plan totaled approximately $12,000, $8,000 and $14,000 for the years ended September 30, 1996, 1995 and 1994 respectively.

       Additionally, in conjunction with the initial public offering, the Bancorp adopted a Management Recognition Plan (MRP). The MRP purchased 2,070 shares of the common stock issued in the offering which were converted to 4,027 shares in the second step conversion. Common stock granted under the MRP will vest ratably over a five-year period, commencing on the date of grant. During fiscal 1995, the Bancorp granted additional 140 shares to plan participants and recognized a credit of approximately $1,000 of amortization expense. Total shares granted under the plan total 941 shares as of September 30, 1996. The Bancorp recognized $1,000 and $3,000 of amortization expense in 1996 and 1994 respectively.

       The Bancorp has a Stock Option Plan that provides for the issuance of 2,070 shares of authorized, but unissued shares. Shares exercised under option totaled 1,656 leaving 414 unexercised shares under option at an exercise price of $10. The unexercised shares were converted to 805 unexercised shares in the second step conversion.

       Concurrent with the conversion from the mutual holding company form to the stock holding company form or organization, on June 29, 1996, Kenwood Savings Bank established an Employee Stock Ownership Plan (ESOP) which provides retirement benefits for substantially all employees who have completed one year of service and have attained age 21. The ESOP initially acquired 12,612 shares of common stock in the conversion offering. The funds used by the ESOP to purchase the stock were provided by a loan from the Bancorp which will be repaid by contributions to the

       ESOP by the company in the future. Management intends to allocate these shares to eligible employees' accounts over the next ten years. No shares have been allocated as of September 30, 1996.

 8.    Federal Income Taxes:

       The provision for federal income taxes (benefits) differs from the amounts computed at the statutory corporate tax rate as follows at September 30:

                                                              1996         1995         1994
                                                              ----         ----         ----
                                                                     (In thousands)
       Federal income taxes (benefit) at
          the statutory rate                                 $  (52)         42           79
       Other, primarily surtax exemptions                         4          (9)          (7)
       Effect of change in estimated tax rate
          for deferred taxes                                     -           13            -
                                                               ----        ----        -----

       Federal income tax provision (benefit) per
          financial statements                               $  (48)         46           72
                                                               =====       ====         ====

       Effective tax rate                                      31.6%       36.2%        31.0%
                                                               =====      ======       ======

       Deferred federal income tax expense results from temporary differences in the recognition of revenue and expense for tax reporting and financial reporting purposes. A reconciliation of the sources of the Bancorp's temporary differences at the statutory corporate tax rate to the amount of deferred tax expense is as follows at September 30:

                                                                 1996         1995         1994
                                                                 ----         ----         ----
       Effect of temporary differences at statutory
          corporate tax rate:
       Loan origination fees deferred for financial
          reporting but recognized currently for
          tax purposes                                           $  11            5           7
       Federal Home Loan Bank stock dividends                        8            8           4
       Unearned discount on loans purchased in
          reciprocal sale transaction                               (2)          (4)         (7)
       SAIF assessment not deductible until paid                   (80)           -           -
       Effective of change in estimated tax rate
          for deferred taxes                                         -           13           -
       Other                                                        (4)          (2)          2
                                                                   ----         ---          --

       Deferred Federal income tax expense (benefit)
          per financial statements                               $ (67)          20           6
                                                                   ====         ===          ==

       The composition of the Bancorp's net deferred tax liability at September 30 is as follows:

                                                                       1996                        1995
                                                                       ----                        ----
                                                                                (In thousands)
       Taxes (payable) refundable on temporary
           differences at statutory rate:
       Deferred loan origination fees (costs)                          $   24                         13
       Federal Home Loan Bank stock dividends                              54                         46
       Unearned discount on loans purchased in
           reciprocal sale transaction                                     21                         23
       SAIF assessment not deductible until paid                          (80)                         -
       Unrealized gain on investments available
           for sale                                                         5                          2
       Book/tax depreciation                                               14                         16
       General loan loss allowance                                        (26)                       (22)
       Percentage of earnings bad debt deduction                           22                         20
                                                                          ---                        ---

       Net deferred tax liability                                      $   34                         98
                                                                          ===                        ===

       The Kenwood Savings Bank is allowed a special bad debt deduction, generally limited to 8% of otherwise taxable income, and subject to certain limitations based on aggregate loans and deposit account balances at the end of the year. If the amounts that qualify as deductions for federal income taxes are later used for purposes other than bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. Retained earnings at September 30, 1996 include approximately $250,000 for which federal income taxes have not been provided. The approximate amount of unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $100,000 at September 30, 1996.

       A bill repealing the thrift bad debt reserve has been signed into law and is effective for taxable years beginning after December 31, 1995. All saving banks and thrifts will be required to account for tax reserves for bad debts in the same manner as banks. Such entities with assets less than $500 million will be required to maintain a moving average experience based reserve and no longer will be able to calculate a reserve based on a percentage of taxable income.

       Tax reserves accumulated after 1987 will automatically be subject to recapture. The recapture will be done in equal amounts over six years beginning in 1997 and can be deferred up to two years, depending on the level of loans originated.

       As a result of the tax law change, the Bancorp is expected to ultimately recapture approximately $80,000 of tax reserves accumulated after 1987, results in addition tax payments of $22,000. The recapture of these reserves will not result in any significant income statement effect to the Bancorp. Pre-1988 tax reserves will not have to be recaptured unless the thrift or successor institution liquidates, redeems shares or pays a dividend in excess of earnings and profits.

 9.    Commitments:

       The Bancorp is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of the commitments reflect the extent of the Bancorp's involvement in such financial instruments.

       The Bancorp's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bancorp uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

       The following schedule lists commitments and off-balance-sheet items at September 30, 1996 and 1995.

                                                                                                 Unused
                                                                  Loan                        Home Equity
                                                               Commitments                   Line of Credit
                                                               -----------                   --------------
                 September 30, 1996                              $ 413                             888
                 September 30, 1995                                946                             445

       In the opinion of management, the loan commitments equaled or exceeded prevalent market interest rates as of September 30, 1996, and all commitments will be funded via cash flow from operations and existing excess liquidity. Of the total loan commitments, $267,000 was fixed rate residential loans, with rates ranging from 7.50% to 8.125%, $207,000 of which were designated for sale. Management expects no losses as a result of these transactions.

       The Bancorp leases office space for its loan origination office under annual lease with monthly lease expense of $1,370. Rent expense for the year ended September 30, 1996, and 1995, totaled $14,280 and $8,000. Future minimum rents are $5,480 for 1997. The lease in renewable on an annual basis.

10.    Capital Requirements:

       The Savings Bank is subject to minimum regulatory capital requirements promulgated by the OTS. The minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement.

       The tangible capital requirement provides for minimum tangible capital (defined as stockholders' equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) equal to 3.0% of adjusted total assets. The risk-based capital requirement currently provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Savings Bank multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one-to-four family residential loans carry a risk-weighted factor of 50%.

       As of September 30, 1996, the Savings Bank's regulatory capital exceed all minimum capital requirements as shows in the following table:

                                                                      Regulatory Capital
                                           Taxable                    Core                  Risk-based
                                           Capital      Percent      Capital      Percent    Capital      Percent
                                           -------      -------      -------      -------    -------      -------
       Capital under generally
          accepted accounting
          principles                        $ 4,007         -          4,007         -          4,007        -
       Unrealized gain on
          available for sale
          securities                            (12)        -            (12)        -            (12)       -
       General valuation
          allowances                            -           -            -           -             95        -
                                             ------       ---         ------       ---          -----     ----
       Regulatory capital
          computed                            3,995       7.9          3,995       7.9          4,090     18.5
       Minimum capital
          requirements                          757       1.5          1,513       3.0          1,767      8.0
                                              -----      ----          -----      ----          -----    -----

       Regulatory capital-
          excess                              3,238       6.4          2,482       4.9          2,323     10.5
                                              =====      ====          =====      ====          =====    =====

11.    Reorganization and Change of Corporate Form:

       On June 28, 1996, Kenwood Savings Bank, and Ohio-chartered stock savings and loan association ("Kenwood" or the "Savings Bank") completed its reorganization from the mutual holding company form of organization to the stock holding company form of organization. Pursuant to the terms of a Plan of Conversion and Agreement and Plan of Reorganization adopted by Kenwood and Kenwood Federal Mutual Holding company, a federally chartered mutual holding company (the "Mutual Holding Company"), (i) Kenwood incorporated Kenwood Bancorp, Inc. (the "Bancorp") as a wholly owned subsidiary of Kenwood, (ii) the Mutual Holding Company converted to an interim federal stock savings institution and simultaneously merged with and into Kenwood, pursuant to which the Mutual Holding Company ceased to exist and the 81,000 or 53.4% on the shares of common stock of Kenwood held by the Mutual Holding Company were and (iii) an interim institution ("Interim") formed as a wholly owned subsidiary of the Bancorp, merged with and into Kenwood. As a result of the merger of the Interim with and into Kenwood, Kenwood became a wholly owned subsidiary of the Bancorp and the outstanding shares of common stock of Kenwood which amounted to 70,756 shares or 46.6% (other than those held by the Mutual Holding Company) were converted pursuant to a specified exchange ratio into shares of common stock of the Bancorp (collectively, the "Conversion and Reorganization"). In connection with the foregoing, Kenwood amended its articles of incorporation to change its corporate title from "Kenwood Savings and Loan

       Association" to "Kenwood Savings Bank" and the Bancorp also offered and sold additional shares of its common stock to certain depositors and employee benefit plans of Kenwood (the "Offering").

       In November 1992, The Kenwood Savings and Loan Association (Kenwood) completed its reorganization pursuant to its plan of reorganization (the
       Plan) into a federally-chartered mutual holding company. The Plan was approved by the Board of Directors, Kenwood's members, the Office of Thrift Supervision, and the Federal Deposit Insurance Corporation prior to its implementation.

       In accordance with the Reorganization, Kenwood organized Kenwood Savings and Loan Association (the Association), a state-chartered, stock savings and loan association, and transferred all but $100,000 of its assets and all of its liabilities to the Association in exchange for 81,000 shares of common stock, $ .10 par value per share, and reorganized from a state-chartered mutual savings and loan association to a federally-chartered mutual holding company known as Kenwood Federal Mutual Holding Company (the Company).

       Concurrent with the Reorganization, the Association issued an additional 69,000 shares of its common stock to members of the public at $10 per share.

       The rights of the Savings Banks depositors in liquidation in the conversion to stock form are maintained by the Savings Bank in an amount equal to the retained earnings of the Savings Bank reflected in the statement of financial condition used in the conversion offering circular. The liquidation account will be maintained for the benefit of eligible savings account holders who maintained deposit accounts in the Savings Bank after conversion.

12.    Summarized Financial Information of the Parent Company:

       The following condensed financial statements summarize the financial position of Kenwood Bancorp, Inc. as of September 30, 1996, and the results of its operations for the year ended September 30, 1996.


                             KENWOOD BANCORP, INC.

                        Statement of Financial Condition
                                 (In Thousands)


       Assets:
         Cash                                                $   239
         Investment in Kenwood Savings Bank                      926
                                                               -----
                                                             $ 1,165
                                                               =====

       Liabilities and stockholders' equity:
         Liabilities:
            Accounts payable - Kenwood Savings Bank          $     6
                                                               -----

         Stockholders' equity:
            Common stock                                           3
            Additional paid in capital                         1,304
            Retained earnings                                    (22)
            Less unearned ESOP shares                           (126)
                                                               -----

                                                               1,159
                                                               -----

                                                               1,165
                                                               =====


                           Statement of Income
                           -------------------


       Interest income                                       $     2

       Director's fees                                            (3)
                                                               -----

            Net loss                                         $     1
                                                               =====

13.    SAIF Special Assessment:

       The deposits of the Savings Bank are presently insured by the SAIF, which together with the BIF, are the two insurance funds administered by the FDIC. On November 8, 1995, the FDIC revised the premium schedule for BIF-insured banks to provide a range of .00% to .31% of deposits (as compared to the current range of .23% to 31.% of deposits for SAIF-insured institutions) due to the BIF achieving its statutory reserve ratio. As a result, BIF members generally would pay substantially lower premiums than SAIF members. It was previously anticipated that the SAIF will not be adequately recaptialized until 2002, absent a substantial increase in premium rates or the imposition of special assessments or other significant developments.

       On September 30, 1996, the President signed an omnibus appropriations package which included the recapitalization of the Savings Association Insurance Fund (SAIF). All SAIF members will be required to pay a one-time assessment of 65.7 cents per $100 in deposits held on March 31, 1995. Savings Bank's special assessment will be approximately $289,000. The assessment was charged against earnings during the 1996 fiscal year and is being carried as a payable until actually paid during the first quarter of the 1997 fiscal year. Beginning January 1, 1997, SAIF members will be assessed a premium of 6.4 cents per $100 of deposits to cover the FICO obligation plus a regular insurance premium. At the present time the regular insurance premium which applies to Bancorp is 3 cents per $100 of deposits. Other provisions of the appropriations package require the Treasury Department to provide Congress, by March 31, 1997, with a report on merging of the bank and thrift charters and merging the SAIF and Bank Insurance Fund (BIF) by January 1, 1999, provided that the bank and thrift charters have been merged by that date. It also required BIF and SAIF members to begin sharing the FICO obligation on a pro-rata basis at the earlier of January 1, 2000, or when the BIF and SAIF funds are merged.

                               STOCK INFORMATION

       The reorganization of the Savings Bank into the mutual holding company form of organization was completed effective November 13, 1992. In connection with the reorganization, the Savings Bank issued 69,000 shares of common stock to certain members of the general public at the initial price of $10.00 per share and an additional 81,000 shares of common stock to Kenwood Federal Mutual Holding Company. On June 28, 1996, the Savings Bank completed its reorganization into the stock holding company form of organization. In connection therewith, shares of common stock of the Savings Bank were converted into shares of common stock of the Company, the Savings Bank's newly formed stock holding company, pursuant to a specified exchange ratio. In addition, the Company also offered and sold additional shares of common stock to certain depositors and employee benefit plans of the Savings Bank.

       At December 16, 1996, and as a result of the foregoing, the Company had 295,133 shares of common stock outstanding which were held by approximately 185 stockholders. There is no active and liquid public trading market for shares of the Company's common stock.

       During fiscal 1994, 1995 and 1996, the Boards of Directors of the Savings Bank and the Company declared and paid cash dividends as follows:

                                 AMOUNT PER
 DECLARATION DATE                 SHARE(2)       RECORD DATE            DISTRIBUTION DATE
 ----------------------------    -----------     ------------------     ---------------------
 October 14, 1993(1)                  .07        November 1, 1993       November 15, 1993
 December 9, 1993(1)                  .26        December 31, 1993      January 17, 1994
 January 13, 1994(1)                  .07        February 1, 1994       February 15, 1994
 April 7, 1994(1)                     .07        May 1, 1994            May 16, 1994
 July 14, 1994(1)                     .07        August 1, 1994         August 16, 1994
 October 13, 1994(1)                  .07        November 1, 1994       November 15, 1994
 January 12, 1995                     .07        February 1, 1995       February 15, 1995
 April 13, 1995                       .07        May 1, 1995            May 15, 1995
 July 6, 1995                         .07        August 1, 1995         August 15, 1995
 October 5, 1995                      .07        November 1, 1995       November 15, 1995
 January 11, 1996(1)                  .07        February 1, 1996       February 15, 1996
 April 11, 1996(1)                    .07        May 1, 1996            May 15, 1996
 July 9, 1996                         .07        August 1, 1996         August 15, 1996

----------------------

(1)    Cash dividends were waived by Kenwood Federal Mutual Holding Company.

(2) Cash dividends declared per share prior to June 28, 1996, have been adjusted to account for the exchange of one share of the Bank's common stock for 1.9463 shares of the Company's common stock in the Conversion and Reorganization.

                            DIRECTORS AND OFFICERS

 DIRECTORS

 Robert P. Isler                President and Chairman of the Board of Kenwood Bancorp, Inc. and Kenwood
                                Savings Bank

 P. Lincoln Mitchell            Secretary of Kenwood Bancorp, Inc. and Kenwood Savings
                                  Bank and Real Estate Appraiser

 James N. Murphy                Owner of Kenwood Pharmacy

 Richard C. Kent                Owner of Kent Insurance Agency, Inc.

 Donald G. Ashcraft             Owner of Vintage Title Agency, Inc.

 EXECUTIVE OFFICERS

 Robert P. Isler                President and Chairman of the Board of Kenwood Bancorp,
                                  Inc. and Kenwood Savings Bank

 Thomas W. Burns                Executive Vice President and Chief Executive Officer of
                                  Kenwood Bancorp, Inc. and Kenwood Savings Bank


 P. Lincoln Mitchell            Secretary of Kenwood Bancorp, Inc. and Kenwood Savings
                                  Bank



                                OFFICE LOCATIONS


7711 Montgomery Road
Cincinnati, Ohio 45236

10999 Reed Hartman Highway
Cincinnati, Ohio  45242
(loan origination office)

                             CORPORATE INFORMATION



CORPORATE HEADQUARTERS:                    ANNUAL MEETING:

Kenwood Bancorp, Inc.                      January 30, 1997, 4:00 p.m.
7711 Montgomery Road                       Kenwood Bancorp, Inc.
Cincinnati, Ohio 45326                     7711 Montgomery Road
(513) 791-2834                             Cincinnati, Ohio 45236


TRANSFER AGENT AND REGISTRAR:

The Provident Bank
One East Fourth Street
Cincinnati, Ohio 45202

INDEPENDENT AUDITORS:

Clark, Schaefer, Hackett & Co.
105 East Fourth Street
16th Floor
Cincinnati, Ohio  45273-9287


SPECIAL LEGAL COUNSEL:
Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W., 12th Floor
Washington, D.C. 20005