Form 10-K, Exhibit 13
period 1997-09-30
KENWOOD BANCORP INC
filed 1997-12-29
CIK 1011142

KENWOOD BANCORP, INC.

                               1997 ANNUAL REPORT

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

                                                                                             At September 30,
                                                                     ---------------------------------------------------------------
                                                                       1997          1996          1995          1994          1993
                                                                     -------       -------       -------       -------       -------
Selected Financial Condition Data(1):
Total assets                                                         $46,862       $50,231       $48,309       $42,578       $38,655
Interest-bearing deposits in other financial
  institutions(2)                                                      1,395         1,938         3,449         3,723         7,165
Investment securities - at cost                                        1,997         1,994         1,991         1,989         1,010
Investment securities available for sale - at market                     495           486         1,006          --            --
Mortgage-backed securities - at cost                                     223           245         7,311         8,150         5,773
Mortgage-backed securities available for sale -
  at market                                                            3,537         4,529          --            --            --
Loans receivable, net                                                 36,220        30,009        32,559        27,594        22,657
Loan held for sale                                                     1,525         9,322           213          --           1,017
Deposits                                                              40,996        41,636        44,428        38,837        35,171
FHLB advances                                                          1,049         3,653           194           212          --
Stockholders' equity                                                   4,359         4,239         3,216         3,205         3,101

                                                                                      Year Ended September 30,
                                                                --------------------------------------------------------------------
                                                                  1997           1996           1995           1994           1993
                                                                -------        -------         -------        -------        -------
Selected Operating Data(1):
Total interest income                                           $ 3,392        $ 3,423         $ 3,194        $ 2,511        $ 2,559
Total interest expense                                            2,392          2,534           2,310          1,621          1,600
                                                                -------        -------         -------        -------        -------
  Net interest income                                             1,000            889             884            890            959
Provision for losses on loans                                      --               14              12             11             27
                                                                -------        -------         -------        -------        -------
  Net interest income after provision
    for losses on loans                                           1,000            875             872            879            932
Other income                                                        251            221              62             79            352
General, administrative and other expense                         1,018          1,248             807            726            660
                                                                -------        -------         -------        -------        -------
Income (loss) before income taxes                                   233           (152)            127            232            624
Federal income taxes                                                 62            (48)             46             72            212
                                                                -------        -------         -------        -------        -------
Net income (loss)                                               $   171        $  (104)        $    81        $   160        $   412
                                                                =======        =======         =======        =======        =======
Earnings (loss) per share(3)                                    $   .61        $  (.37)        $   .53        $  1.06          $ N/A
                                                                =======        =======         =======        =======        =======
Dividends per share(3)                                          $   .28        $   .49         $   .56        $  1.06          $ N/A
                                                                =======        =======         =======        =======        =======

                                                                              At or For the Year Ended September 30,
                                                               -------------------------------------------------------------------
                                                                1997           1996            1995           1994           1993
                                                               ------         ------          ------         ------         ------
Selected Operating Ratios(1)(4):
Return on average assets(5)                                       .36%          (.21)%           .18%           .39%          1.12%
Return on average equity(5)                                      4.07          (2.81)           2.52           5.07          15.29
Average equity to average assets                                 8.83           7.62            6.98           7.76           7.31
Equity to assets at end of period                                9.30           8.44            6.66           7.53           8.02
Interest rate spread(6)                                          1.73           1.54            1.65           1.94           2.30
Net interest margin(6)                                           2.16           1.88            1.96           2.32           2.64
Average interest-earning assets to average
  interest-bearing liabilities                                 108.30         106.42          106.07         109.09         107.78
Net interest income after provision for
  losses on loans to total general
  administrative and other expenses(5)(7)                       98.23          70.1           108.05         121.07         141.21
General, administrative and other
  expenses to average total assets(5)(7)                         2.14           2.57            1.76           1.86           1.78
Non-performing loans to total loans at
  end of period(8)                                                .50           0.00            0.00            .12            .21
Non-performing assets to total
  assets at end of period(8)                                      .40           0.00            0.00            .08            .19
Allowance for loan losses to total
  loans at end of period                                          .25            .24             .25            .25            .25

(1) Financial condition data and operating data as of and for the years ended September 30, 1993, 1994, 1995 and up through June 28, 1996 are those of the Savings Bank prior to the Conversion and Reorganization.

(2)     Includes certificates of deposit.

(3) Earnings per share and dividends per share are not applicable for the year ended September 30, 1993, as the Mutual Association converted to the stock form of ownership on November 13, 1992.

(4) With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.

(5) Excluding the one-time SAIF recapitalization assessment of $289,000 in fiscal 1996, return on average assets was .19%, return on average equity was 2.53%, net interest income after provision for losses on loans to general administrative and other expenses was 91.24% and general, administrative and other expenses to average total assets was 1.97%, respectively, for the year ended September 30, 1996.

                                         (Footnotes continued on following page)

(6) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(7) Includes effect of the one-time SAIF recapitalization assessment of $289,000 in fiscal 1996.

(8) Non-performing loans consist of non-accrual loans and accruing loans that are contractually past due 90 days or more, and non-performing assets consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

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

"Safe Harbor" Statement under the Private Securities
Litigation Reform Act of 1995

        In addition to historical information, forward-looking statements are contained herein that are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause future results to vary from current expectations, include, but are not limited to, the impact of economic conditions (both generally and more specifically in the markets in which the Company operates), the impact of competition for the Company's customers from other providers of financial services, the impact of government legislation and regulation (which changes from time to time and over which the Company has no control), and other risks detailed in this Annual Report and in the Company's other Securities and Exchange Commission ("SEC") filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward- looking statements, to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files from time to time with the SEC,including the Quarterly Reports on Form 10-Q to be filed by the Company in 1998 and any Current Reports on Form 8-K filed by the Company.

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

        As a result of implementing the assets portfolio aspects of those policies, at September 30, 1997, $18.4 million, or 48.7%, of the Company's total loan portfolio consisted of adjustable-rate loans. In addition, as of such date, $16.4 million, or 47.3%, of the Company's portfolio of single-family residential mortgage loans consisted of adjustable-rate loans. However, due to competitive pressures in its primary market area, as of September 30, 1997, the Company's core deposits (passbook, money market and NOW accounts) amounted to $7.8 million, or only 18.8% of total deposits. This percentage is an improvement from fiscal 1996 but is significantly below its target core deposits of 30% of total deposits.

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

        Notwithstanding the foregoing asset and liability strategies, the Company's one-year interest rate sensitivity gap amounted to (21.73)% of total assets at September 30, 1997. The one-year interest rate sensitivity gap is defined as the difference between the Company's interest-earning assets which are scheduled to mature or reprice within one year and its interest-bearing liabilities which are scheduled to mature or reprice within one year. At September 30, 1997, the Company's interest-earning assets maturing or repricing within one year totalled $12.2 million, while the Company's interest-bearing liabilities maturing or repricing within one year totalled $22.4 million, providing an excess of interest-bearing liabilities over interest-earning assets of $10.2 million. At September 30, 1997, the percentage of the Company's interest-earning assets to interest-bearing liabilities maturing or repricing within one year was 54.5%. While the Company's one-year interest rate sensitivity gap is considered by management and the Board of Directors to be within the intended range of acceptable positions based upon management's asset and liability management strategy, the Board plans to continue to follow policies that are designed to better match the maturities and repricing terms of the Company's portfolio.

        The following table presents the difference between the Savings Bank's interest-earning assets and interest-bearing liabilities within specified maturities at September 30, 1997. This table does not necessarily indicate the impact of general interest rate movements on the Savings Bank's net interest income because the repricing of certain assets and liabilities is subject to competitive and other limitations. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.

                                                           Over One       Over                    Over Ten
                                                           Through       Three       Over Five    Through        Over
                                              One Year      Three       Through       Through      Twenty       Twenty
                                              or Less       Years      Five Years    Ten Years     Years         Years      Total
                                              --------     --------     --------     --------     --------     --------    --------
                                                                                    (Dollars in Thousands)
Interest-earning assets:

Real estate mortgages:
  Adjustable-rate(1)(2)                       $  7,165     $ 10,648     $    556     $   --       $   --       $   --      $ 18,369
  Fixed-rate(1)(3)                                  64        1,460        1,413        8,366        2,608        5,439      19,350
Other loans(1)                                      24         --              2         --           --           --            26
Mortgage-backed securities(1)                    3,537         --           --           --            223         --         3,760
Investment securities and other
  interest earning assets(4)                     1,395        2,492         --           --           --            461       4,348
                                              --------     --------     --------     --------     --------     --------    --------
  Total interest-earning assets               $ 12,185     $ 14,600     $  1,971     $  8,366     $  2,831     $  5,900    $ 45,853
                                              ========     ========     ========     ========     ========     ========    ========
Interest-bearing liabilities:

Passbook and statement savings(5)             $    648     $  1,051     $    704     $    876     $    603     $    142    $  4,024
NOW accounts and demand accounts(5)                499          548          146          197          112           16       1,518
Money market deposits(5)                         1,451          486          231          111           80           19       2,378
Certificates of deposit(5)                      19,175       12,059        1,842         --           --           --        33,076
FHLB advances                                      595          167          144          143         --           --         1,049
                                              --------     --------     --------     --------     --------     --------    --------
  Total interest-bearing liabilities          $ 22,368     $ 14,311     $  3,067     $  1,327     $    795     $    177    $ 42,045
                                              ========     ========     ========     ========     ========     ========    ========

Interest rate sensitivity gap                 $(10,183)    $    289     $ (1,096)    $  7,039     $  2,036     $  5,723    $  3,808
                                              ========     ========     ========     ========     ========     ========    ========
Cumulative interest rate sensitivity gap      $(10,183)    $ (9,894)    $(10,990)    $ (3,951)    $ (1,915)    $  3,808    $  3,808
                                              ========     ========     ========     ========     ========     ========    ========
Percentage of cumulative gap to
  total assets                                  (21.73)%     (21.11)%     (23.45)%      (8.43)%      (4.09)%       8.13%       8.13%
                                              ========     ========     ========     ========     ========     ========    ========
Cumulative ratio of interest-earning
  assets to interest-bearing liabilities         54.48%       73.03%       72.35%       90.38%       95.43%      109.06%     109.06%
                                              ========     ========     ========     ========     ========     ========    ========

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


         Management also presently monitors and evaluates the potential impact of interest rate changes upon the market value of the Savings Bank's portfolio equity and the level of net interest income on a quarterly basis. In August 1993, the OTS adopted a final rule incorporating an interest rate risk component into the risk-based capital rules. Under the rule, an institution with a greater than "normal" level of interest rate risk will be subject to a deduction of its interest rate component from total capital for purposes of calculating the risk-based capital requirement. An institution with a greater than "normal" interest rate risk is defined as an institution that would suffer a loss of net portfolio value ("NPV") exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. A resulting change in NPV of more than 2% of the estimated market value of an institution's assets will require the institution to deduct from its capital 50% of that excess change. The rule provides that the OTS will calculate the interest rate risk component quarterly for each institution. In August 1995, the OTS indicated that no institution will be required to deduct capital for interest rate risk until further notice.

         The following table presents the Savings Bank's NPV as of September 30, 1997, as calculated by the OTS, based on information provided to the OTS by the Company.

                                                 Net Portfolio Value
-------------------------------------------------------------------------------------------------------

                                                      Estimated
      Change in                                        NPV as a                                      Change as a
    Interest Rates            Estimated               Percentage                Amount                Percentage
    (basis points)                NPV                 of Assets               of Change               of Assets
-------------------     -------------------     -------------------     -------------------     -------------------
                                               (Dollars in Thousands)

       +400                     $1,929                   4.42%                $(3,100)                 (6.47)%
       +300                      2,810                    6.28                 (2,219)                 (4.63)
       +200                      3,664                    7.98                 (1,315)                 (2.86)
       +100                      4,431                    9.43                   (598)                 (1.25)
        --                       5,029                   10.50                      --                     --
       -100                      5,367                   11.05                     338                    .71
       -200                      5,488                   11.19                     459                    .96
       -300                      5,560                   11.23                     531                   1.11
       -400                      5,741                   11.46                     712                   1.49

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

Changes in Financial Condition

         The Company had total assets of $46.9 million at September 30, 1997, a decrease of $3.4 million or 6.7% from September 30, 1996. The reduction in total assets was primarily due to the sale of approximately $8.0 million of adjustable rate mortgage loans in early fiscal 1997, with the proceeds used partially to reduce advances from the FHLB of Cincinnati.

         Liquid assets (i.e. cash, interest-bearing deposits, and certificates of deposit) decreased $764,000, or 35.6%, during the year ended September 30, 1997. This reduction in liquid assets reflected the Company's emphasis on loan growth as the funds were used for loan originations, some of which are held for sale. At September 30, 1997, the Savings Bank's regulatory liquidity amounted to 10.7%, which exceeded the current minimum OTS requirement of 4% by $2.7 million. See "- Liquidity and Capital Resources."

         Loans receivable (including loans held for sale) decreased $1.6 million, or 4.0%, to total $37.7 million at September 30, 1997, as compared to $39.3 million at September 30, 1996. Loan originations of $22.4 million were offset by loan sales of $17.7 million and repayments of $6.3 million. The Company has seen a decrease in its secondary market activity, due primarily to the flat interest rate environment and the competition in the loan origination market, but also due to changes in the Company's mortgage loan origination office. Of the $17.7 million in loan sales during fiscal 1997, the Company sold approximately $8.0 million in adjustable rate mortgage loans to a mortgage company. The proceeds from the sale were used to originate loans, purchase investments and mortgage-backed securities and repay FHLB advances. The sale was completed in November 1996 with a recognized gain of $72,000, net of deferred costs.

         As of September 30, 1997, the Company's allowance for loan losses amounted to $95,000, which is the same amount as the allowance for loan losses maintained at September 30, 1996. As of September 30, 1997, the allowance for loan losses consisted entirely of a general loss allowance, which is included as a component of regulatory risk-based capital. As of such date, the allowance for loan losses amounted to .25% of total loans. As of September 30, 1997, the Company had $187,000 of non-performing loans. Management will continue to monitor its allowance for loan losses and make additions to the allowance through the provision for loan losses as economic conditions dictate. Although the Savings Bank maintains its allowance for loan losses at a level which it considers to be adequate to provide for loan losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in the future. See Note 1 of the Notes to Financial Statements.

         Mortgage-backed securities (including securities available for sale) decreased by $1.0 million, or 21.2%, during the year ended September 30, 1997. During the year ended September 30, 1997, the Company sold $3.5 million of mortgage-backed securities at a gain of $17,000. The Company purchased $3.3 million of available for sale mortgage-backed securities during the year ended September 30, 1997, and had principal repayments of $879,000 during such period. At September 30, 1997, the Company had classified $3.5 million of its mortgage-backed securities as available for sale and had net unrealized gains with respect to such securities of $50,000.

         Investment securities (including securities classified as available for sale) increased $12,000, or .4%, during the year ended September 30, 1997. As of September 30, 1997, the Company had classified $495,000 of its investment securities as available for sale and had net unrealized loss of $4,000 with respect to such investment securities.

         Total deposits amounted to $41.0 million at September 30, 1997, a decrease of $640,000, or 1.5%, from the $41.6 million in deposits as of September 30, 1996. Deposits which are subject to daily repricing (passbook, statement savings, money market and checking accounts), increased by $88,000, or 1.1%, from September 30, 1996 to September 30, 1997. During the year ended September 30, 1997, certificates of deposit decreased $728,000, or 2.2%, as compared to the year ended September 30, 1996. The reduction in certificates of deposit was due to consumer demand for other types of savings vehicles. The Company has generally not engaged in offering the highest rates available in its deposit market except upon specific occasions when market conditions have created opportunities to attract longer-term deposits.

         The Company had FHLB advances of $1.0 million at September 30, 1997, a significant decrease in the balance outstanding at September 30, 1996 of $3.7 million. The decrease in borrowing was due to the repayment of the advances with the proceeds from the sale of the adjustable rate mortgage loans noted above. The Company has used FHLB advances as a short term funding of the asset growth versus offering special rates on short term deposits. The average rate paid on the FHLB advances amounted to 5.65% for the year ended September 30, 1997.

         Stockholders' equity increased $120,000, or 2.8%, to $4.36 million at September 30, 1997 from $4.24 million as of September 30, 1996. The increase was due primarily to net income of $171,000 for fiscal 1997 and an increase in unrealized gain on available for sale securities, net of income taxes, of $20,000. The increase was partially offset by $83,000 of dividends declared during the year ended September 30, 1997.

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

                                                                      Year Ended September 30,
                                               ---------------------------------------------------------------------

                                                              1997                                 1996
                                               --------------------------------      -------------------------------
                                                Average                  Yield/      Average                  Yield/
                                                Balance     Interest      Rate       Balance     Interest      Rate
                                               --------     -------     -------     --------     -------     -------
                                                                            (Dollars in Thousands)
Interest-earning assets:
  Loans receivable(1)                           $35,205      $2,690      7.64%        $35,234     $2,670      7.58%
  Mortgage-backed securities(2)                   6,137         404       6.58          7,055        457       6.48
  Investment securities(2)                        2,936         180       6.13          3,046        189       6.20
  Other interest-earning assets(3)                1,939         118       6.09          1,829        107       5.85
                                                 ------      ------                    ------      -----
  Total interest-earning assets                  46,217      $3,392      7.34%         47,164     $3,423      7.26%
                                                              =====      ====                      =====    ======
  Non-interest-earning assets                     1,332                                 1,410
                                                 ------                                ------
  Total assets                                  $47,549                               $48,574
                                                 ======                                ======
Interest-bearing liabilities:
  Deposits                                      $40,885      $2,291        5.60%      $43,006     $2,462      5.72%
  FHLB advances                                   1,789         101       5.65          1,313         72       5.48
                                                 ------       -----                    ------      -----
  Total interest-bearing liabilities             42,674      $2,392      5.61%         44,319     $2,534      5.72%
                                                              =====      ====                      =====    ======
Non-interest-bearing liabilities:                   675                                   552
                                                -------                                ------
  Total liabilities                              43,349                                44,871
  Stockholders' equity                            4,200                                 3,703
                                                 ------                                ------
    Total liabilities and
      stockholders' equity                      $47,549                               $48,574
                                                 ======                                ======
  Net interest income; interest
    rate spread                                              $1,000      1.73%                    $  889      1.54%
                                                              =====    ======                      =====    ======
  Net interest margin(4)                                                 2.16%                                1.88%
                                                                       ======                               ======
  Average interest-earning assets
    to average interest-bearing
    liabilities                                                        108.30%                              106.42%
                                                                       ======                               ======

                                                   Year Ended September 30,
                                               -------------------------------
                                                                                   At September 30,
                                                             1995                       1997
                                               -------------------------------     ---------------
                                               Average                  Yield/          Yield/
                                               Balance     Interest      Rate            Rate
                                               --------    -------     -------     ---------------

Interest-earning assets:
  Loans receivable(1)                           $30,792     $2,402      7.80%           7.66%
  Mortgage-backed securities(2)                   7,847        452       5.76            6.87
  Investment securities(2)                        2,477        140       5.65            6.13
  Other interest-earning assets(3)                3,933        200       5.09            6.09
                                                 ------      -----                      -----
  Total interest-earning assets                  45,049     $3,194      7.09%           7.45%
                                                             =====      ====           =====
  Non-interest-earning assets                       928
                                                 ------
  Total assets                                  $45,977
                                                 ======
Interest-bearing liabilities:
  Deposits                                      $41,753     $2,267      5.43%           5.59%
  FHLB advances                                     720         43       5.97            5.69
                                                 ------      -----
  Total interest-bearing liabilities             42,473     $2,310      5.44%           5.59%
                                                             =====      ====           =====
Non-interest-bearing liabilities:                   293
                                                 ------
  Total liabilities                              42,766
  Stockholders' equity                            3,211
                                                 ------
    Total liabilities and
      stockholders' equity                      $45,977
                                                 ======
  Net interest income; interest
    rate spread                                             $  884      1.65%           1.86%
                                                             =====      ====           =====
  Net interest margin(4)                                                1.96%
                                                                        ====
  Average interest-earning assets
    to average interest-bearing
    liabilities                                                       106.07%
                                                                      ======

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

                                                                                    Year Ended September 30,
                                                        ----------------------------------------------------------------------------
                                                                     1997 vs. 1996                            1996 vs. 1995
                                                        ------------------------------------      ----------------------------------
                                                             Increase                                    Increase
                                                            (Decrease)                                  (Decrease)
                                                              Due to                Total                 Due to            Total
                                                        --------------------       Increase       --------------------     Increase
                                                        Rate          Volume      (Decrease)      Rate          Volume    (Decrease)
                                                        ----          ------      ----------      ----          ------    ----------
Interest-earning assets:
  Loans(1)                                              $  22         $  (2)        $  20         $ (79)        $ 347         $ 268
  Mortgage-backed securities(2)                             7           (60)          (53)           51           (46)            5
  Investment securities(2)                                 (2)           (7)           (9)           17            32            49
  Other interest-earnings assets(3)                         4             7            11            14          (107)          (93)
                                                        -----         -----         -----         -----         -----         -----
    Total interest-earning assets                       $  31         $ (62)        $ (31)        $   3         $ 226         $ 229
                                                        =====         =====         =====         =====         =====         =====
Interest-bearing liabilities:
  Deposits                                              $ (50)        $(121)        $(171)          127            68         $ 195
  FHLB advances                                             2            27            29            (6)           35            29
                                                        -----         -----         -----         -----         -----         -----
    Total interest-bearing liabilities                  $ (48)        $ (94)        $(142)        $ 121         $ 103         $ 224
                                                        =====         =====         =====         =====         =====         =====
Increase in net interest income                                                     $ 111                                     $   5
                                                                                    =====                                     =====

(1)      Includes loans held for sale.

(2)      Includes securities classified as available for sale.

(3) Consists primarily of interest-bearing deposits (including certificates of deposit).

Results of Operations Comparison of the Years Ended
September 30, 1997 and September 30, 1996

         The Company reported net income of $171,000 for the year ended September 30, 1997 as compared to $99,000 for the year ended September 30, 1996, before the special one-time assessment of $289,000 to recapitalize the Savings Association Insurance Fund ("SAIF"), the Savings Bank's federal deposit insurer, in fiscal 1996. The Company reported a net loss for fiscal 1996 of $104,000 after the SAIF assessment. See Note 14 of the Notes to Financial Statements.

         Interest income decreased $31,000, or .9%, to $3.39 million for the year ended September 30, 1997, from $3.42 million for the year ended September 30, 1996. Interest income on loans increased $20,000, or .7%, to $2.69 million for the year ended September 30, 1997. The increase in interest on loans was due to an increase in the average yield from 7.58% at September 30, 1996 to 7.64% at September 30, 1997, offset by a slight decrease in the average balance outstanding on loans for the year ended September 30, 1997. Interest income on mortgage-backed securities decreased $53,000, or 11.6%, to $404,000 for the year ended September 30, 1997. Such decrease was due to a decrease in the average balance outstanding thereon from $7.1 million to $6.1 million for the year ended September 30, 1997. The decrease in the average balance outstanding on mortgage-backed securities was due to the sale of mortgage-backed securities of $3.5 million and the normal repayments of $879,000, offset by purchases of $3.3 million. Interest income on investments decreased $9,000, or 4.8%, during fiscal 1997 due to a decrease in the average balance outstanding from $3.0 million to $2.9 million year-to-year and a decrease in the average yield from 6.20% during fiscal 1996 to 6.13% during fiscal 1997. Interest income on other interest earning assets increased $11,000, or 10.3%, to $118,000, for the year ended September 30, 1997 from $107,000 for the year ended September 30, 1996. The increase in interest income during the year ended September 30, 1997, was due to an increase in the average balance outstanding from $1.8 million to $1.9 million year-to-year and an increase in the average yield from 5.85% for the year ended September 30, 1996 to 6.09% for the year ended September 30, 1997.

         Interest expense decreased $142,000, or 5.6%, to $2.39 million for the year ended September 30, 1997 as compared to $2.53 million for the year ended September 30, 1996. Interest expense on deposits decreased $171,000, or 6.9%, to $2.3 million for the year ended September 30, 1997. This decrease was due to the decrease in the average balance of deposits outstanding year-to-year as well as a decrease in the average rate of 12 basis points. Interest expense on FHLB advances increased $29,000, or 40.3%, during fiscal 1997 due to the increase in the average balance outstanding and an increase in the average rate paid thereon. The Company has used the availability of the FHLB advances to fund loan demand. The Company repaid a portion of the FHLB advances in late fiscal 1997 with proceeds from the sale of adjustable rate mortgage loans.

         As a result of the foregoing changes in interest income and interest expense, net interest income has increased $111,000, or 12.5%, during the year ended September 30, 1997 as compared to the year ended September 30, 1996. The interest rate spread increased to 1.73% during 1997, from 1.54% during fiscal 1996, while the net interest margin increased to 2.16% during fiscal 1997 from 1.88% during fiscal 1996. The increase in the Company's interest rate spread and net interest margin resulted partially from the reduction in average rates offered on certificates of deposit and higher yields on loans and mortgage-backed securities.

         The Company's had no provision for losses on loans for the year ended September 30, 1997, as compared to $14,000 for the year ended September 30, 1996. The absence of a provision for the year ended September 30, 1997 was influenced by the decrease in the total loan portfolio and management's assessment of the related inherent risk in mortgage lending.

         Other income increased by $30,000, or 13.6%, during the year ended September 30, 1997, as compared to the year ended September 30, 1996. The increase was due primarily to the $22,000 increase in gain on sale of mortgage loans. The Company experienced a reduction in loans originated for sale on the secondary market due to demand for loan originations in the local market. The Company made a one-time sale of adjustable rate loans to a mortgage company, which generated a gain on sale of $79,000. Gain on sale of available for sale securities increased $6,000, or 54.5% during the year ended September 30, 1997 as compared to the year ended September 30, 1996. During the year ended September 30, 1997, the Company originated $9.95 million in loans originated for sale on the secondary market, as compared to $ 13.2 million for the year ended September 30, 1996. The ability to generate gains from the sale of loans and investments is dependent on market and economic conditions and, accordingly, there can be no assurance that gains similar to those reported in the current fiscal year can be achieved in the future.

         General, administrative and other expenses decreased $230,000, or 18.4%, for the year ended September 30, 1997, as compared to the year ended September 30, 1996. Included as part of this decrease is the one-time SAIF assessment of $289,000 in fiscal 1996, which if excluded from 1996, such expenses for 1997 would have shown an increase of $59,000, or 6.1%, as compared to fiscal 1996. This increase was due primarily to a $54,000, or 12.3%, increase in employee compensation and benefits, and an increase in other operating expenses of $36,000 or 14.3%, offset by a decrease in recurring federal deposit insurance premiums of $52,000 or 50%, during fiscal 1997. The increase in employee compensation and benefits resulted from normal merit pay increases, increased originators and support staff, along with an increase in employee health care costs. Other operating expenses increased during fiscal 1997 due primarily to professional fees relating to various securities and regulatory filings. The decrease in FDIC premiums was due to the reduction in insurance rates after the SAIF recapitalization.

         The Company reported a provision for federal income taxes of $62,000 for the year ended September 30, 1997. The Company reported a net loss for 1996 and therefore a tax benefit of $48,000 for the year ended September 30, 1996 for reasons previously discussed. The effective tax rates for the years ended September 30, 1997 and 1996, were 26.6% and 31.6%, respectively.

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

         Interest income increased $229,000, or 7.2%, to $3.4 million for the year ended September 30, 1996, from $3.2 million for the year ended September 30, 1995. Interest income on loans increased $268,000, or 11.2%, to $2.7 million for the year ended September 30, 1996. The increase in interest on loans was due to the increase in the average balance outstanding on loans of $4.4 million for the year ended September 30, 1996, offset by a reduction in the average yield from 7.86% at September 30, 1995 to 7.58% at September 30, 1996. The reduction in average yield was due to the lower interest rates seen in the mortgage market during fiscal 1996. Interest income on mortgage-backed securities increased $5,000, or 1.1%, to $457,000 for the year ended September 30, 1996. Such increase was due to an increase in the average yield earned thereon from 5.76% to 6.48% as the adjustable rate mortgage-backed securities adjusted upwards during fiscal 1996. The increase in interest on mortgage-backed securities was partially offset by a reduction in the average balance of mortgage-backed securities as the Company sold $1.7 million of mortgage-backed securities along with normal repayments of $1.3 million during fiscal 1996. Interest income on investments increased $49,000, or 35.0%, during fiscal 1996 due to an increase in average balances outstanding from $2.5 million to $3.1 million year-to-year, and the average yield increase from 5.65% during fiscal 1995 to 6.20% during fiscal 1996. Interest income on other interest earning assets decreased $93,000, or 46.5%, to $107,000, for the year ended September 30, 1996 from $200,000 for the year ended September 30, 1995. The decrease in interest income during the year ended September 30, 1996, was also due to the reduction in the average balance outstanding of $2.1 million, as the Company converted other interest earning assets into loans and investments which earned higher yields.

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

Liquidity and Capital Resources

         The Savings Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings institution maintain liquid assets of not less than 4% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet applicable liquidity requirements.
         The liquidity of the Savings Bank, as measured by the ratio of cash, cash equivalents (not committed, pledged or required to liquidate specific liabilities), investment and qualifying mortgage-backed securities to the sum of total deposits plus borrowings payable within one year, was 10.7% at September 30, 1997, as compared to 10.0% and 13.7% at September 30, 1996 and 1995, respectively. At September 30, 1997, the Savings Bank's "liquid" assets totalled approximately $4.3 million, which was $2.7 million in excess of the current OTS minimum requirement.

         The Company's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Company's primary sources of funds are deposits, borrowings, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment and mortgage-backed securities and other short-term investments, sales  of loans  and  securities  and  funds  provided  from  operations.  While
scheduled  loan  and  mortgage-backed   securities   amortization  and  maturing
investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company manages the pricing of its deposits to maintain a steady deposit balance. In addition, the Company invests excess funds in overnight deposits and other short-term interest-earning assets which provides liquidity to meet lending requirements. The Company generates cash through the retail deposit market and, to the extent deemed necessary, utilizes borrowings for liquidity purposes (primarily consisting of advances from the FHLB of Cincinnati). At September 30, 1997, the Company had $1.0 million of outstanding advances from the FHLB of Cincinnati. Furthermore, the Company has access to the Federal Reserve Bank discount window.

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

         At September 30, 1997, the Company had outstanding commitments to originate residential real estate loans of approximately $156,000. At the same date, the total amount of certificates of deposit which were scheduled to mature by September 30, 1998 was $19.2 million. The Company believes that it has adequate resources to fund all of its commitments and that it can adjust the rates on savings certificates to retain deposits in changing interest rate environments.

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

                         CLARK, SCHAEFER, HACKETT & CO.
                          Certified Public Accountants




               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Kenwood Bancorp Inc. and Subsidiary:


We have audited the accompanying consolidated statements of financial condition of Kenwood Bancorp Inc. (formerly Kenwood Savings and Loan Association) and Subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended September 30, 1997, 1996 and 1995. These financial statements are the responsibility of the Bancorp's management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kenwood Bancorp Inc. and Subsidiary as of September 30, 1997 and 1996, and the results of its operations and its cash flows for the years ended September 30, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.


/s/CLARK, SCHAEFER, HACKETT & CO.

Cincinnati, Ohio
October 31, 1997

                       KENWOOD BANCORP INC. AND SUBSIDIARY

                 Consolidated Statements of Financial Condition

                           September 30, 1997 and 1996
                                 (In thousands)

                                     Assets

                                                                 1997      1996
                                                               -------   -------
Cash and due from banks                                        $   367       588
Interest-bearing deposits in other
      financial institutions                                     1,015     1,558
                                                               -------   -------
          Cash and cash equivalents                              1,382     2,146

Certificates of deposit in other financial institutions            380       380
Investment securities - held to maturity, at
      amortized cost,  approximate market value
      of $1,991 and $1,959 at September 30,
      1997 and 1996                                              1,997     1,994
Investment securities - available for sale
      (amortized cost of $499 at September 30,
       1997 and 1996)                                              495       486
Mortgage-backed securities - held to maturity,
      at cost, approximate market value of $234
      and $250 at September 30, 1997 and 1996                      223       245
Mortgage-backed securities - available for sale
      (amortized cost of $3,487 and $4,499 at
       September 30, 1997 and 1996)                              3,537     4,529
Loans receivable, net                                           36,220    30,009
Loans held for sale - at lower of cost or market                 1,525     9,322

Property and equipment, net                                        349       362
Federal Home Loan Bank stock - at cost                             461       430
Accrued interest receivable:
      Loans                                                        174       199
      Mortgage-backed securities                                    27        26
      Investment and interest-bearing deposits                      20        20
Prepaid expenses and other assets                                   57        74
Prepaid federal income taxes                                        15         9
                                                               -------   -------

          Total assets                                         $46,862    50,231
                                                               =======   =======

See accompanying notes to financial statements.

                      Liabilities and Stockholders' Equity

                                                            1997         1996
                                                          --------     --------
Deposits                                                  $ 40,996       41,636
Advances from the Federal Home Loan Bank                     1,049        3,653
Accounts payable on mortgage loans serviced
      for others                                                12           37
Advances by borrowers for taxes and insurance
                                                               231          215
Other liabilities
                                                                96          417
Deferred federal income taxes
                                                               119           34
                                                          --------     --------

             Total liabilities                              42,503       45,992
                                                          --------     --------

Stockholders' equity:
      Preferred stock - authorized 1,000,000
         shares of $.10 par value, none issued                --           --
      Common stock - authorized 4,000,000
         shares $.01 and $.10 par value, 295,133
         and 151,656 shares issued and outstanding
         at September 30, 1997 and 1996                          3            3
      Additional paid-in capital                             1,771        1,771
      Retained earnings - substantially restricted           2,685        2,597
      Shares acquired by Management Recognition
         Plan                                                  (17)         (18)
      Unearned ESOP shares                                    (115)        (126)
      Unrealized gain on available for sale
         securities, net of income taxes                        32           12
                                                          --------     --------

             Total stockholders' equity                      4,359        4,239
                                                          --------     --------

             Total liabilities and stockholders' equity   $ 46,862       50,231
                                                          ========     ========



                                     - 25 -

                       KENWOOD BANCORP INC. AND SUBSIDIARY

                      Consolidated Statements of Operations

                            Years Ended September 30,
                                 (In Thousands)
                                                       1997       1996       1995
                                                     -------    -------    -------
Interest income:
     Loans                                           $ 2,690      2,670      2,402
     Mortgage-backed securities                          404        457        452
     Investment securities                               180        189        140
     Interest-bearing deposits and other                 118        107        200
                                                     -------    -------    -------
         Total interest income                         3,392      3,423      3,194
                                                     -------    -------    -------
Interest expense:
     Deposits                                          2,291      2,462      2,267
     Borrowings                                          101         72         43
                                                     -------    -------    -------
         Total interest expense                        2,392      2,534      2,310
                                                     -------    -------    -------
         Net interest income                           1,000        889        884
Provision for losses on loans                           --           14         12
                                                     -------    -------    -------
         Net interest income after
            provision for losses on loans              1,000        875        872
                                                     -------    -------    -------
Other income:
     Gain on sale of mortgage loans                      215        193         46
     Gain on sale of available for sale securities        17         11       --
     Other operating                                      19         17         16
                                                     -------    -------    -------
         Total other income                              251        221         62
                                                     -------    -------    -------
General, administrative and other expense:
     Employee compensation and benefits                  491        437        372
     Occupancy and equipment                             132        124        110
     Federal deposit insurance premiums                   52        393         90
     Franchise taxes                                      55         42         41
     Other                                               288        252        194
                                                     -------    -------    -------
         Total general, administrative
            and other expense                          1,018      1,248        807
                                                     -------    -------    -------
         Income (loss) before income
            taxes (benefits)                             233       (152)       127

                                                       1997       1996       1995
                                                     -------    -------    -------
Federal income taxes (benefits):
     Current                                             (14)        19         26
     Deferred                                             76        (67)        20
                                                     -------    -------    -------
                                                          62        (48)        46
                                                     -------    -------    -------
         Net income (loss)                           $   171       (104)        81
                                                     =======    =======    =======

Earnings (loss) per share, restated for effects of
     conversion from mutual holding company          $  0.61      (0.37)      0.29
                                                     =======    =======    =======



See accompanying notes to financial statements.

                                                 KENWOOD BANCORP INC. AND SUBSIDIARY
                                           Consolidated Statements of Stockholders' Equity
                                            Years Ended September 30, 1997, 1996 and 1995
                                                           (In Thousands)
                                                                                           Unrealized
                                                                                             Gain on
                                                                     Additional             Available   Shares   Unearned
                                                             Common    Paid-In   Retained   for Sale   Acquired    ESOP
                                                             Stock     Capital   Earnings  Securities   By MRP    Shares      Total
                                                             ------  ----------  --------  ----------  --------  --------    ------
Balance at September 30, 1994                                $   15        452     2,756       --         (18)      --        3,205
     Amortization of MRP expense                               --         --        --         --          (1)      --           (1)
     Net income for the year ended
        September 30, 1995                                     --         --          81       --        --         --           81
     Increase in unrealized gain on
        available sale securities - net of tax                 --         --        --            5      --         --            5
     Cash dividends of $.56 per share                          --         --         (74)      --        --         --          (74)
                                                             ------     ------    ------     ------    ------     ------     ------

Balance at September 30, 1995                                    15        452     2,763          5       (19)      --        3,216
     Amortization of MRP expense                               --         --        --         --           1       --            1
     Net loss for the year ended
        September 30, 1996                                     --         --        (104)      --        --         --         (104)
     Increase in unrealized gain on
        available for sale securities net of
        tax                                                    --         --        --            7      --         --            7
     Cash dividends of $.49 per share                          --         --         (62)      --        --         --          (62)
     Shares acquired by ESOP                                   --         --        --         --        --         (126)      (126)
     Reorganization with issuance of
        common stock in second step conversion                  (12)     1,319      --         --        --         --        1,307
                                                             ------     ------    ------     ------    ------     ------     ------

Balance at September 30, 1996                                     3      1,771     2,597         12       (18)      (126)     4,239
     Amortization of MRP expense                               --         --        --         --           1       --            1
     Amortization of unearned ESOP                             --         --        --         --        --           11         11
     Net loss for the year ended
        September 30, 1997                                     --         --         171       --        --         --          171
     Increase in unrealized gain on
        available for sale securities net of
        tax                                                    --         --        --           20      --         --           20
     Cash dividends of $.28 per share                          --         --         (83)      --        --         --          (83)
                                                             ------     ------    ------     ------    ------     ------     ------

Balance at September 30, 1997                                $    3      1,771     2,685         32       (17)      (115)     4,359
                                                             ======     ======    ======     ======    ======     ======     ======

See accompanying notes to financial statements

                                       KENWOOD BANCORP INC. AND SUBSIDIARY
                                      Consolidated Statements of Cash Flows
                                            Years Ended September 30,
                                                  (In Thousands)

                                                                      1997        1996        1995
                                                                    --------    --------    --------
Cash flows from operating activities:
     Net income (loss) for the year                                 $    171        (104)         81
     Adjustments to reconcile net income (loss) to net cash
        used in operating activities:
           Depreciation and amortization                                  31          30          21
           Loans disbursed for sale in the secondary market           (9,950)    (13,218)     (3,388)
           Proceeds from sale of loans in the secondary market         9,574      12,788       3,221
           Gain on sale of mortgage loans                               (215)       (193)        (46)
           Gain on sale of investments                                   (17)        (11)       --
           Federal Home Loan Bank stock dividends                        (31)        (29)        (24)
           Amortization of premium (discount) on investments              (5)       --          --
           Amortization of deferred loan origination (fees) costs          3         (39)        (14)
           Amortization of expense of management
             recognition plan                                              1           1          (1)
           Amortization of unearned ESOP                                  11        --          --
           Provision for losses on loans                                --            14          12
           Increase (decrease) in cash due to changes in:
             Accrued interest receivable                                  24         (34)        (25)
             Prepaid expenses and other assets                            17          (4)         (9)
             Accounts payable on mortgage loans serviced
                on others                                                (25)        (70)         66
             Other liabilities                                          (321)        332          (3)
             Federal income taxes:
                Current                                                   (6)         20          14
                Deferred                                                  76         (67)         36
                                                                    --------    --------    --------
             Net cash used in operating activities                      (662)       (584)        (59)
                                                                    --------    --------    --------
Cash flows from investing activities:
     Principal repayments on loans and mortgage-backed
        securities                                                     7,226       7,777       6,469
     Loan disbursements                                              (12,495)    (12,356)    (10,593)
     Proceeds from sale of loans                                       8,322        --          --
     Purchase of mortgage-backed securities available for sale        (3,293)       (513)       --
     Proceeds from sale of mortgage-backed securities
        available for sale                                             3,467       1,743        --
     Maturity of investment securities                                  --           500        --
     Purchase of investment securities                                  --          (500)       --
     Maturity of investment securities available for sale               --           500        --
     Purchase of investment securities available for sale               --          (500)     (1,000)
     Proceeds from sale of investment securities available
        for sale                                                        --           513        --
     Purchase of Federal Home Loan Bank stock                           --          --           (50)
     Purchase of office premises and equipment                           (18)        (12)         (9)
     (Increase) decrease in certificates of deposit in other
        financial institutions                                          --           950         725
                                                                    --------    --------    --------
             Net cash provided by (used in) investing activities       3,209      (1,898)     (4,458)
                                                                    --------    --------    --------
             Net cash flows provided by (used in) operating and
                investing activities (subtotal carried forward)     $  2,547      (2,482)     (4,517)
                                                                    --------    --------    --------

See accompanying notes to financial statements.

                                      KENWOOD BANCORP INC. AND SUBSIDIARY
                               Consolidated Statements of Cash Flows (Continued)
                                           Years Ended September 30,
                                                 (In Thousands)

                                                                        1997       1996      1995
                                                                      -------    -------    -------
             Net cash flows provided by (used in) operating and
                and investing activities (subtotal brought forward)   $ 2,547     (2,482)    (4,517)

Cash flows from financing activities:
     Net increase (decrease) in deposits                                 (640)    (2,792)     5,591
     Proceeds from Federal Home Loan Bank advances                      7,200      6,000       --
     Repayment of Federal Home Loan Bank advances                      (9,804)    (2,541)       (18)
     Advances by borrowers for taxes and insurance                         16         34         48
     Net proceeds from the issuance of common stock                      --        1,181       --
     Dividends paid on common stock                                       (83)       (62)       (74)
                                                                      -------    -------    -------

             Net cash provided by (used in) financing activities       (3,311)     1,820      5,547
                                                                      -------    -------    -------

Net increase (decrease) in cash and cash equivalents                     (764)      (662)     1,030

Cash and cash equivalents at beginning of year                          2,146      2,808      1,778
                                                                      -------    -------    -------

Cash and cash equivalents at end of year                              $ 1,382      2,146      2,808
                                                                      =======    =======    =======

Supplemental disclosure of cash flow information:
     Cash paid (refunded) during the year for:
        Federal income taxes                                          $    (8)        (2)        12
                                                                      =======    =======    =======

        Interest on deposits and borrowings                             2,389      2,533      2,301
                                                                      =======    =======    =======

Supplemental disclosure of noncash investing activities:
        Transfers of investment securities to available for sale
          classification                                              $  --        7,253       --
                                                                      =======    =======    =======

        Change in unrealized gains on securities available for
          sale - net of related tax effects                                20          7          5
                                                                      =======    =======    =======

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

             The Bancorp designates investment securities and mortgage-backed securities as held to maturity or available for sale upon acquisition. At December 31, 1995, the Bancorp made a one-time reassessment of the classification of certain mortgage-backed securities in accordance with "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities" issued in November 1995. The Bancorp transferred mortgage-backed securities with an amortized cost of $7.2 million from the held to maturity classification to the available for sale classification at December 31, 1995 to reflect management's intent as to the classification of these securities. Gains or losses on the sales of investment securities and mortgage-backed securities available for sale are determined on the specific identification method.

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

             Interest is accrued as earned unless the collectibility of the loan is in doubt. Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status.

             Loans held for sale are carried at the lower of cost or market, determined in the aggregate. In computing cost, deferred loan origination fees and costs are aggregated with the principal balances of the related loans. At September 30, 1997 and 1996, loans held for sale were carried at cost.

             The Bancorp will either sell the related servicing on loans or retain the servicing on loans sold and agree to remit to the investor loan principal and interest at agreed-upon rates. These rates can differ from the loan's contractual interest rate resulting in a "yield differential." Prior to 1997, in addition to previously deferred loan origination fees and cash gains, gains on sale of loans represented the present value of the future yield differential less a normal servicing fee, capitalized over the estimated life of the loans sold. Normal servicing fees were determined by reference to the stipulated minimum servicing fee set forth by the government agencies to whom the loans were sold. Such servicing fees were representative of the Bancorp's normal servicing costs. The resulting capitalized excess servicing fee was amortized to operations over the life of the loans using the interest method. If prepayments are higher than expected, an immediate charge to operations was made. If prepayments are lower, then the related adjustments were made prospectively.

             The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb potential losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

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

             It is the Bancorp's policy to consider collateral dependent loans which are more than ninety days delinquent to constitute more than a minimum delay in repayment and therefore are evaluated for impairment under SFAS No. 114 at that time. Interest on impaired loans is reported on the cash basis. Impaired loans would be charged off in the same manner as all loans subject to charge off. At September 30, 1997 and 1996, the Bancorp had no loans that would be defined as impaired under SFAS No. 114.

             Foreclosed real estate

             Real estate properties acquired through, or in lieu of, loan foreclosures are initially recorded at lower of cost or fair value less estimated costs to sell at the date of foreclosure. Subsequent declines in value are charged to operations. The Bancorp had no real estate acquired by foreclosure at September 30, 1997 and 1996.

             Property and equipment

             Property and equipment are carried at cost, less accumulated depreciation and amortization computed by straight-line and accelerated methods over the estimated useful lives of the respective assets.

             Income taxes

             The Bancorp accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under this standard, deferred tax assets and liabilities represent the tax effects of the temporary differences in the basis of certain assets and liabilities for tax and financial statement purposes, calculated at currently effective tax rates.

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

             Off balance sheet instruments

             In the ordinary course of business, the Bancorp has entered into off-balance sheet financial instruments consisting of commitments to extend credit and commitments under line of credit loans. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

             Recent accounting pronouncements

             In May 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 122, "Accounting for Mortgage Servicing Rights". This statement requires that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained would allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans based on their relative fair value. Statement No. 122 was effective for transactions occurring after September 30, 1996. The adoption of this standard did not have a material impact on the financial statements.

             In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". This statement establishes accounting and reporting standards for stock-based employee compensation plans including stock options. The statement defines a "fair value based method" for employee stock options and encourages all entities to adopt that method for such options. However, it allows an entity to continue to measure compensation cost for those plans using the "intrinsic value based method" of accounting prescribed by APB Opinion No. 25. Entities electing to remain with the accounting in Opinion 25 must make proforma disclosures of net income and earnings per share, as if the fair value method of accounting defined in this statement had been applied. SFAS No. 123 was effective for transactions entered into in fiscal years that begin after December 15, 1995, and therefore was applied to fiscal year ended September 30, 1997. The adoption of this standard did not have a material impact on the financial statements.

             In June 1996, the FASB issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" which established accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The standards are based on a consistent application of a financial components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 supercedes SFAS No. 122. SFAS No. 125 was effective for transactions occurring after December 31, 1996. The adoption of this standard did not have a material impact on the financial statements.

             In March 1997, the FASB issued SFAS No. 128, "Earnings per Share" which will replace the current presentation of "primary" and "fully diluted" earnings per share with newly defined "basic" and "diluted" earnings per share. "Basic" earnings per share will not include dilutive effect on earnings. "Diluted" earnings per share will reflect the potential dilution of securities that could share in an enterprises earnings. The statement will require dual presentation of basic and diluted earnings per share on the income statement for all entities having complex capital structures. It is effective for all financial statements issued for periods ending after December 31, 1997. Management is currently assessing the impact that adoption will have on the Bancorp's financial statements.

             In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement requires that (a) items of other comprehensive income be classified by their nature in a financial statement and (b) the accumulated balance of other comprehensive income be displayed separately from retained earnings and additional paid-in capital in the equity section of the statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Management is currently assessing the impact that adoption will have on the Bancorp's financial statements.

             Earnings per share

             Earnings per share for the fiscal years ended September 30, 1997, 1996 and 1995 is based on net income (loss) divided by 280,771, 282,521, and 282,521 weighted average shares outstanding during the respective period. Weighted average shares for fiscal year 1995 was adjusted for the reorganization from the mutual holding company form to the stock holding company form effected in the 1996 fiscal year.

2.      Investments and Mortgage-Backed Securities:

        The amortized cost, gross unrealized gains, gross unrealized losses, and approximate market values of investment securities held to maturity at September 30, are summarized as follows:

                                                                            1997
                                        --------------------------------------------------------------------
                                                               Gross                Gross
                                        Amortized           Unrealized           Unrealized           Market
                                          Cost                 Gains               Losses              Value
                                        ---------           ----------           ----------           ------
        U.S. Government
          agency obligations             $ 1,997                  -                     6              1,991
                                         =======              ======                =====              =====
                                                                            1996
                                        --------------------------------------------------------------------
                                                              Gross               Gross
                                        Amortized           Unrealized           Unrealized           Market
                                          Cost                 Gains               Losses              Value
                                        ---------           ----------           ----------           ------
        U.S. Government
          agency obligations             $ 1,994                  -                    35              1,959
                                         =======              ======                =====              =====

        At each of the dates presented, all investment securities held to maturity are due within one to five years.

        The amortized costs, gross unrealized gains, gross unrealized losses, and market value of investment securities available for sale at September 30, are summarized as follows:

                                                                            1997
                                        --------------------------------------------------------------------
                                                               Gross                Gross
                                        Amortized           Unrealized           Unrealized           Market
                                          Cost                 Gains               Losses              Value
                                        ---------           ----------           ----------           ------
        U.S. Government
          agency obligations             $   499                  -                     4                495
                                         =======              ======                =====              =====
                                                                            1996
                                        --------------------------------------------------------------------
                                                               Gross                Gross
                                        Amortized           Unrealized           Unrealized           Market
                                          Cost                 Gains               Losses              Value
                                        ---------           ----------           ----------           ------
        U.S. Government
          agency obligations             $   499                  -                    13                486
                                         =======              ======                =====              =====


        At each of the dates presented, all investment securities available for sale are due within one to five years.

        The amortized cost, gross unrealized gains, gross unrealized losses, and market value of mortgage-backed securities held to maturity at September 30, are summarized as follows:

                                                                            1997
                                        --------------------------------------------------------------------
                                                               Gross                Gross
                                        Amortized           Unrealized           Unrealized           Market
                                          Cost                 Gains               Losses              Value
                                        ---------           ----------           ----------           ------
        Government National
          Mortgage Association             $ 223                  11                   -                 234
                                         =======              ======                =====              =====
                                                                            1996
                                        --------------------------------------------------------------------
                                                               Gross                Gross
                                        Amortized           Unrealized           Unrealized           Market
                                          Cost                 Gains               Losses              Value
                                        ---------           ----------           ----------           ------
        Government National
          Mortgage Association             $ 245                   5                   -                 250
                                         =======              ======                =====              =====

        The amortized cost, gross unrealized gains, gross unrealized losses, and market value of mortgage backed securities available for sale at September 30, are summarized as follows:

                                                                            1997
                                        --------------------------------------------------------------------
                                                               Gross                Gross
                                        Amortized           Unrealized           Unrealized           Market
                                          Cost                 Gains               Losses              Value
                                        ---------           ----------           ----------           ------
        Federal Home Loan
          Mortgage Corporation          $ 1,283                  -                      7             1,276
        Federal National
          Mortgage Association              413                   11                   -                424
        Government National
          Mortgage Association            1,791                   46                   -              1,837
                                        -------                -----                -----             -----

                                        $ 3,487                   57                    7             3,537
                                        =======                =====                =====             =====

                                                                            1996
                                        --------------------------------------------------------------------
                                                               Gross                Gross
                                        Amortized           Unrealized           Unrealized           Market
                                          Cost                 Gains               Losses              Value
                                        ---------           ----------           ----------           ------
        Federal Home Loan
          Mortgage Corporation          $   348                  -                       9              339
        Federal National
          Mortgage Association              560                   13                   -                573
        Government National
          Mortgage Association            3,591                   28                     2            3,617
                                        -------                -----                 -----            -----

                                        $ 4,499                   41                    11            4,529
                                        =======                =====                 =====            =====

        The amortized cost and market value of all mortgage-backed securities at September 30, by contractual terms to maturity is shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

                                                                1997                                 1996
                                                      ------------------------             -------------------------
                                                      Amortized         Market             Amortized          Market
                                                        Cost             Value               Cost             Value
                                                      ---------         ------             ---------          ------
        Due in one to five years                      $   247             247                  348             339
        Due in ten to twenty years                        223             234                  -               -
        Due after twenty years                          3,240           3,290                4,396           4,440
                                                      -------           -----                -----           -----

                                                      $ 3,710           3,771                4,744           4,779
                                                      =======           =====                =====           =====

        Proceeds and resulting gains and loses realized from sale of investments and mortgage-backed securities from the year ended September 30, 1997 and 1996 were as follows:

                                                                          1997
                                        -----------------------------------------------------------------------
                                                                                                        Net
                                          Gross                Gross                Gross            Realized
                                        Proceeds               Gains               Losses           Gain/(Loss)
                                        --------               -----               ------           -----------
        Mortgage-backed
          securities                    $ 3,467                  17                    -                  17
                                        =======               =====                =====               =====

                                                                          1996
                                        -----------------------------------------------------------------------
                                                                                                        Net
                                          Gross                Gross                Gross            Realized
                                        Proceeds               Gains               Losses           Gain/(Loss)
                                        --------               -----               ------           -----------
        Investments                        $   513                 13                  -                     13
        Mortgage-backed
          securities                         1,743                -                      2                   (2)
                                           -------              -----                -----                -----

                                           $ 2,256                 13                    2                   11
                                          ========              =====                =====                =====


 3.     Loans Receivable:

        The composition of the loan portfolio at September 30 is as follows:

                                                                                           1997              1996
                                                                                           ----              ----

        One-to-four family residential real estate                                     $ 35,290            37,699
        Multi-family residential  real estate                                               558               126
        Construction                                                                        534             1,016
        Nonresidential real estate                                                          336               142
        Home equity line of credit                                                        1,226               817
        Consumer and other                                                                   26                43
                                                                                       --------            ------
                                                                                         37,970            39,843
        Add/(less):
          Undisbursed portion of loans-in-process                                          (212)             (502)
          Deferred loan origination costs                                                    82                85
          Allowance for loan losses                                                         (95)              (95)
                                                                                       --------            ------
                                                                                       $ 37,745            39,331
                                                                                       ========            ======

        The Bancorp's lending efforts have historically focused on one-to-four family and multi-family residential real estate loans, which comprise approximately $35.5 million, or 94% of the total loan portfolio at September 30, 1997 and $38.3 million, or 97% of the total loan portfolio at September 30, 1996. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Bancorp with adequate collateral coverage in the event of default. Any loan with loan to value exceeding 80% requires PMI insurance. Nevertheless, the Bancorp, as with any lending institution, is subject to the risk that residential real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values. However, management is of the belief that real estate values in the Bancorp's primary lending area are presently stable.

        As discussed previously, the Bancorp has sold certain whole loans and participating interests in the loans in the secondary market, retaining servicing on the loans sold. Loans sold and serviced for others totaled approximately $16.1 million, $18.2 million, and $20.3 million at September 30, 1997, 1996 and 1995. All of the loans held for sale at September 30, 1997 and 1996, will be sold with the servicing not retained by the Bancorp.

        The activity in the allowance for loan losses at September 30 is as follows:

                                                                      1997                 1996              1995
                                                                      ----                 ----              ----
        Beginning balance                                            $  95                   81                69
        Charge-offs                                                     -                    -                 -
        Provision for loan losses                                       -                    14                12
                                                                       ---                  ---               ---

        Ending balance                                               $  95                   95                81
                                                                       ===                  ===               ===

        At September 30, 1997, the Bancorp's allowance for loan losses was comprised solely of a general loan loss allowance, which is includible as a component of regulatory risk-based capital.

        The balance of loans not accruing interest at September 30, 1997 was $186,721. The Bancorp had no non-accrual loans at September 30, 1996 and 1995.

 4.     Property and Equipment:

        Property and equipment consist of the following at September 30:

                                                                            1997                      1996
                                                                            ----                      ----
        Land and improvements                                              $ 148                       148
        Building and improvements                                            325                       325
        Furniture and equipment                                              190                       172
                                                                             ---                       ---
                                                                             663                       645
        Less accumulated depreciation
          and amortization                                                   314                       283
                                                                             ---                       ---

                                                                           $ 349                       362
                                                                             ===                       ===

 5.     Deposits:


        Deposits on account bearing interest and certificates by original maturity are summarized as follows:

                                                     1997                                              1996
                                 ------------------------------------------          ------------------------------------------
                                  Weighted                          Percent          Weighted                          Percent
                                   Average                            of              Average                            of
                                    Rate            Amount         Deposits            Rate           Amount          Deposits
                                    ----            ------         --------            ----           ------          --------
Passbook savings                      2.94%          $ 1,446            3.53%             2.94%          1,396             3.35%
Statement savings                     4.52             2,578            6.29              4.55           2,535             6.09
Demand deposits                       3.65             1,518            3.70              3.73           1,285             3.09
Money market deposits                 3.66             2,378            5.80              3.65           2,616             6.28
                                                      ------          ------                            ------           ------
                                                       7,920           19.32                             7,832            18.81

Certificates
     3 month                          5.24             1,015            2.48              5.25           1,007             2.42
     6 month                          5.51             2,751            6.71              5.17           2,612             6.27
    11 month                          5.65             2,582            6.30              5.34           2,831             6.80
    12 month                          5.74             4,753           11.59              5.39           3,915             9.40
    18 month                          5.80             1,436            3.50              5.58           1,258             3.02
    18 month IRA                      5.89               102            0.25              5.92             113             0.27
    22 month                          5.97             5,367           13.09              6.66           4,999            12.01
    24 month                          5.85             3,685            8.99              6.30           5,236            12.57
    30 month                          5.96               742            1.81              6.27           1,465             3.52
    36 month                          6.50             3,179            7.75              6.25           3,046             7.32
    60 month                          6.55             7,464           18.21              6.52           7,322            17.59
                                                      ------          ------                            ------           ------

                                                      33,076           80.68                            33,804            81.19
                                                      ------          ------                            ------           ------

                                                      40,996          100.00%                           41,636           100.00%
                                                      ======          ======                            ======           ======

        Interest expense on deposits at September 30 is summarized as follows:

                                                                1997              1996             1995
                                                                ----              ----             ----
                                                                             (In thousands)
        Passbook                                               $    43               45                50
        Certificates of deposit                                  1,970            2,179             2,016
        NOW, money market deposit
           accounts and statement savings                          278              238               201
                                                                 -----            -----             -----

                                                               $ 2,291            2,462             2,267
                                                                 =====            =====             =====

        Maturities of outstanding certificates of deposit at September 30 are summarized as follows:

                                                                                  1997             1996
                                                                                  ----             ----
                                                                                       (In thousands)
        Less than one year                                                     $ 19,175            21,945
        One year to three years                                                  12,059             7,709
        More than three years                                                     1,842             4,150
                                                                                 ------            ------

                                                                               $ 33,076            33,804
                                                                                 ======            ======

        The aggregate amount of certificates of deposit in denominations of $100,000 or more was $3.7 million and $3.5 million at September 30, 1997 and 1996 respectively. Deposit accounts exceeding $100,000 are not federally insured.

 6.     Financial Instruments:

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

        The fair value of performing loans, except residential mortgage loans, is calculated by discounting contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources. The fair value for significant nonperforming loans is based on recent internal or external appraisals. Assumptions regarding credit risk, cash flow, and discount rates are judgmentally determined by using available market information.

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

        The estimated fair values of the Bancorp's financial instruments at September 30, 1997, are as follows:

                                                                                   September 30, 1997
                                                                          ----------------------------------
                                                                          Carrying                     Fair
                                                                           Amounts                     Value
                                                                          --------                     -----
        Financial assets:
           Cash and interest bearing deposits                              $ 1,382                     1,382
           Certificates of deposit                                             380                       380
           Investment securities available
                for sale                                                       495                       495
           Investment securities held to
                maturity                                                     1,997                     1,991
           Loans receivable                                                 37,745                    38,299
           Mortgage-backed securities
                available for sale                                           3,537                     3,537
           Mortgage-backed securities held
                to maturity                                                    223                       234
           Investment in FHLB stock                                            461                       461
        Financial liabilities:
           Savings accounts                                                 40,996                    41,238
           Federal Home Loan Bank advances                                   1,049                     1,037

                                                                       Contractual                     Fair
                                                                         Amount                        Value
                                                                         ------                        -----
        Unrecognized financial instruments
           Commitments to extend credit                                  1,148                         1,148

        The estimated fair values of the Bancorp's financial instruments at September 30, 1996, are as follows:

                                                                                   September 30, 1996
                                                                        Carrying                       Fair
                                                                         Amounts                       Value
                                                                         -------                       -----
        Financial assets:
           Cash and interest bearing deposits                              $ 2,146                     2,146
           Certificates of deposit                                             380                       380
           Investment securities available
                for sale                                                       486                       486
           Investment securities held to
                maturity                                                     1,994                     1,959
           Loans receivable                                                 39,331                    39,520
           Mortgage-backed securities
                available for sale                                           4,529                     4,529
           Mortgage-backed securities held
                to maturity                                                    245                       250
           Investment in FHLB stock                                            430                       430
        Financial liabilities:
           Savings accounts                                                 41,636                    41,860
           Federal Home Loan Bank advances                                   3,653                     3,653

                                                                       Contractual                     Fair
                                                                         Amount                        Value
                                                                         ------                        -----
        Unrecognized financial instruments
           Commitments to extend credit                                      1,301                     1,301

 7.     Advances From the Federal Home Loan Bank:

        Pursuant to a collateral agreement with the FHLB advances are secured by all stock owned in the FHLB and qualifying first mortgage loans totaling 150% of the advanced balance.

        Advances consist of the following at September 30, 1997 and 1996:

                                                                          1997                         1996
                                                                          ----                         ----
        Short term (advances at variable rates
          (5.90% and 5.45% at September 30,
           1997 and 1996)                                                  $   500                     3,000
        Long term note (interest at 5.65%)                                     155                       175
        Long term note (interest at 5.45%)                                     394                       478
                                                                             -----                     -----

                                                                           $ 1,049                     3,653
                                                                             =====                     =====

        Maturities on these advances at September 30, 1997, are as follows:

                                                          Amount
                                                          ------

        1998                                             $  595
        1999                                                 87
        2000                                                 80
        2001                                                 74
        2002                                                 70
        Subsequent years                                    143
                                                          -----

                                                        $ 1,049

8.    Benefit plans

        401(k) profit sharing plan
        The Bancorp maintains a 401(k) profit sharing plan which covers all employees who have attained the age of 20 1/2 and have completed six months of service. Employer contributions are made at the discretion of the Board of Directors. The Bancorp's contribution to such plan totaled approximately $8,000, $12,000 and $8,000 for the years ended September 30, 1997, 1996 and 1995 respectively.

        1992 Management Recognition Plan

        In conjunction with the initial public offering, the Bancorp adopted a Management Recognition Plan (MRP). The MRP purchased 2,070 shares of the common stock issued in the offering which were converted to 4,027 shares in the second step conversion. Common stock granted under the MRP will vest ratably over a five-year period, commencing on the date of grant. During fiscal 1995, the Bancorp granted additional 140 shares to plan participants and recognized a credit of approximately $1,000 of amortization expense. Total shares granted under the plan total 859 and 968 shares as of September 30, 1997 and 1996. The Bancorp recognized $1,000 of amortization expense in 1997 and 1996.

        1996 Management Recognition Plan

        On January 30, 1997, the shareholders approved a new Management Recognition Plan. Under the provisions of the Plan, 6,306 shares shall be purchased and made available for distribution to employees and non-employee directors at the discretion of a Board appointed committee. Plan share awards are earned by a recipient over a 5 - year period. At September 30, 1997, there were no shares purchased or awarded under the plan.

        1992 Directors' Stock Option Plan

        The Bancorp has a Stock Option Plan that provides for the issuance of 2,070 shares of authorized, but unissued shares. Shares exercised under option totaled 1,656 leaving 414 unexercised shares under option at an exercise price of $10. The unexercised shares were converted to 805 unexercised shares in the second step conversion at an exercise price of $5.14.

        1996 Stock Option Plan

        On January 30, 1997, the stockholders approved the 1996 Stock Option Plan. Under the provisions of the Plan, 15,765 shares have been allocated for non-qualified and incentive stock options to be granted to directors and selected employees. Grantees are awarded 10-year options to acquire shares at the market price on the date the option is granted in five equal annual installments commencing one year after the date of the grant.

        Set forth below is activity under the plan.

                                    1996                                          9/30/97
                                 Options         Options        Options           Options        Option Price
         Date of Grant           Granted        Exercised      Forfeited        Outstanding        Per Share
         -------------           -------        ---------      ---------        -----------        ---------
        January 30, 1997             4,728               -            -              4,728           $ 10.50
                                    ======        ========     ========              =====             =====

        Exercisable in
          fiscal year 1998             948                                                           $ 10.50
                                       ===                                                             =====

        Shares available for
          future grants at
          September 30, 1997        11,037

        The Bancorp applies Accounting Principles Board (APB) Opinion 25, "Accounting for Stock Issued to Employees", and related Interpretations in accounting for its option plans. Accordingly, no compensation cost has been recognized. Had compensation cost for the Bancorp's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statements 123, "Accounting for Stock-Based Compensation," the effect on net income and earnings per share would have been immaterial to the financial statements.

        Employee Stock Ownership Plan

        Concurrent with the conversion from the mutual holding company form to the stock holding company form or organization, on June 29, 1996, Kenwood Savings Bank established an Employee Stock Ownership Plan (ESOP) which provides retirement benefits for substantially all employees who have completed one year of service and have attained age 21. The ESOP initially acquired 12,612 shares of common stock in the conversion offering. The funds used by the ESOP to purchase the stock were provided by a loan from the Bancorp which will be repaid by contributions to the ESOP by the company in the future. Management intends to allocate these shares to eligible employees' accounts over the next ten years. Expense for shares committed to be allocated was $8,673 and $2,060 at September 30, 1997 and 1996. Shares committed to be allocated as of September 30, 1997 totaled 1,577, resulting in 11,035 unallocated shares.

 9.     Federal Income Taxes:

        The provision for federal income taxes (benefits) differs from the amounts computed at the statutory corporate tax rate as follows at September 30:

                                                                              1997         1996         1995
                                                                              ----         ----         ----
                                                                                      (In thousands)
        Federal income taxes (benefit) at
          the statutory rate                                                 $   79         (52)           42
        Other, primarily surtax exemption                                       (17)          4            (9)
        Effect of change in estimated tax rate
          for deferred taxes                                                    -            -             13
                                                                              ----         ----          ----

        Federal income tax provision (benefit) per
          financial statements                                               $   62         (48)           46
                                                                               ====        ====          ====

        Effective tax rate                                                     26.6%       31.6%         36.2%
                                                                               ====        ====          ====


        Deferred federal income tax expense results from temporary differences in the recognition of revenue and expense for tax reporting and financial reporting purposes. A reconciliation of the sources of the Bancorp's temporary differences at the statutory corporate tax rate to the amount of deferred tax expense is as follows at September 30:

                                                                              1997         1996         1995
                                                                              ----         ----         ----
                                                                                      (In thousands)
        Effect of temporary differences at statutory corporate tax rate:
        Loan origination fees deferred for financial
          reporting but recognized currently for
          tax purposes                                                      $  (1)           11            5
        Federal Home Loan Bank stock dividends                                  8             8            8
        Unearned discount on loans purchased in
          reciprocal sale transaction                                          (4)           (2)          (4)
        SAIF assessment not deductible until paid                              80           (80)           -
        Effective of change in estimated tax rate
          for deferred taxes                                                    -             -           13
        Other                                                                  (7)           (4)          (2)
                                                                            -----           ---           --

        Deferred federal income tax expense (benefit)
          per financial statements                                          $  76           (67)          20
                                                                            =====           ===           ==

        The composition of the Bancorp's net deferred tax liability at September 30 is as follows:

                                                                              1997                 1996
                                                                              ----                 ----
                                                                                   (In thousands)
        Taxes (payable) refundable on temporary differences
            at statutory rate:
        Deferred loan origination fees (costs)                             $   23                    24
        Federal Home Loan Bank stock dividends                                 62                    54
        Unearned discount on loans purchased in
           reciprocal sale transaction                                         17                    21
        SAIF assessment not deductible until paid                               -                   (80)
        Unrealized gain on investments available
           for sale                                                            14                     5
        Book/tax depreciation                                                   9                    14
        Reserve for uncollectible interest                                     (2)                    -
        General loan loss allowance                                           (26)                  (26)
        Percentage of earnings bad debt deduction                              22                    22
                                                                           ------                    --

        Net deferred tax liability                                         $  119                    34
                                                                           ======                    ==

        The Bancorp has qualified under provisions of the Internal Revenue Code which permit the Savings Bank to deduct from taxable income and allowance for bad debts based on a percentage of taxable income before such deduction. The Tax Reform Act of 1969 gradually reduced this reduction to 40% for years beginning in 1979. The Tax Reform Act of 1986 reduced this deduction to 8% beginning in 1988 and starting in 1997, the percentage of taxable income method is no longer allowed.

        Retained earnings at September 30, 1997 included earnings of approximately $250,000, representing such bad debt deductions for which no provision for federal income taxes has been made. In the future, if the Bancorp does not meet the federal income tax requirements necessary to permit it to deduct an allowance for bad debts, the Bancorp will be subject to federal income tax at the then current corporate rate. Management does not contemplate any action which would cause such pre-1988 cumulative bad debt deduction to be subject to federal income taxes, although it is possible that changes in legislation could, at a future date require recapture of all or part of this bad debt deduction.

        A bill repealing the thrift bad debt reserve has been signed into law and is effective for taxable years beginning after December 31, 1995. All savings banks and thrifts are required to account for tax reserves for bad debts in the same manner as banks. Such entities with assets less than $500 million are required to maintain a moving average experience based reserve and no longer will be able to calculate a reserve based on a percentage of taxable income.

        Tax reserves accumulated after 1987 are automatically subject to recapture. The recapture will be done in equal amounts over six years beginning in 1997 and can be deferred up to two years, depending on the level of loans originated.

        As a result of the tax law change, the Bancorp is expected to ultimately recapture approximately $80,000 of tax reserves accumulated after 1987, resulting in additional tax payments of $22,000. The recapture of these reserves will not result in any significant income statement effect to the Bancorp. Pre-1988 tax reserves will not have to be recaptured unless the thrift or successor institution liquidates, redeems shares or pays a dividend in excess of earnings and profits.

 10.    Commitments:

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

        The following schedule lists commitments and off-balance-sheet items at September 30, 1997 and 1996.

                                                                                                     Unused
                                                                     Loan                          Home Equity
                                                                  Commitments                    Line of Credit
                                                                  -----------                    --------------
                  September 30, 1997                                $ 156                              992
                  September 30, 1996                                  413                              888

        In the opinion of management, the loan commitments equaled or exceeded prevalent market interest rates as of September 30, 1997, and all commitments will be funded via cash flow from operations and existing excess liquidity. At September 30, 1997, loan commitments consisted of an adjustable rate residential loan which was designated for sale. Of the total loan commitments at September 30, 1996, $267,000 was fixed rate residential loans, with rates ranging from 7.50% to 8.125%, $207,000 of which were designated for sale. Management expects no losses as a result of these transactions.

        The Bancorp leases office space for its loan origination office under a month-to-month lease with monthly lease expense of $1,133. Rent expense for the year ended September 30, 1997, and 1996, totaled $15,690 and $14,280. The lease may be canceled at any time with 60 days notice required.

11.     Capital Requirements:

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

        As of September 30, 1997 and 1996, the Savings Bank's regulatory capital exceeded all minimum capital requirements as shows in the following table:

                                                                                1997
                                              ------------------------------------------------------------------------
                                                                         Regulatory Capital
                                              Taxable                    Core                  Risk-based
                                              Capital      Percent      Capital      Percent     Capital       Percent
                                              -------      -------      -------      -------     -------       -------
        Capital under generally
          accepted accounting
          principles                          $ 4,217         -            4,217        -           4,217        -
        Unrealized gain on
          available for sale
          securities                               (32)       -              (32)       -             (32)       -
        General valuation
          allowances                              -           -              -          -             95         -
                                           ----------       -----     ----------      -----      -------      -----
        Regulatory capital
          computed                              4,185         8.9          4,185        8.9         4,280      19.7
        Minimum capital
          requirements                            704         1.5          1,408        3.0         1,742       8.0
                                               ------        ----          -----       ----         -----     -----

        Regulatory capital-
          excess                                3,481         7.4          2,777        5.9         2,538      11.7
                                                =====         ===          =====        ===         =====      ====


                                                                                1996
                                              ------------------------------------------------------------------------
                                                                         Regulatory Capital
                                              Taxable                    Core                  Risk-based
                                              Capital      Percent      Capital      Percent     Capital       Percent
                                              -------      -------      -------      -------     -------       -------
        Capital under generally
          accepted accounting
          principles                          $ 4,007         -            4,007        -           4,007         -
        Unrealized gain on
          available for sale
          securities                               (12)       -              (12)       -             (12)        -
        General valuation
          allowances                              -           -              -          -              95         -
                                            ---------        ----      ---------      -----       -------      ------
        Regulatory capital
          computed                              3,995         7.9          3,995        7.9         4,090        18.5
        Minimum capital
          requirements                            757         1.5          1,513        3.0         1,767         8.0
                                                -----        ----          -----       ----         -----       -----

        Regulatory capital-
          excess                                3,238         6.4          2,482        4.9         2,323        10.5
                                                =====        ====          =====       ====         =====       =====

12.     Reorganization and Change of Corporate Form:

        On June 28, 1996, Kenwood Savings Bank, and Ohio-chartered stock savings and loan association ("Kenwood" or the "Savings Bank") completed its reorganization from the mutual holding company form of organization to the stock holding company form of organization. Pursuant to the terms of a Plan of Conversion and Agreement and Plan of Reorganization adopted by Kenwood and Kenwood Federal Mutual Holding company, a federally chartered mutual holding company (the "Mutual Holding Company"), (i) Kenwood incorporated Kenwood Bancorp, Inc. (the "Bancorp") as a wholly owned subsidiary of Kenwood, (ii) the Mutual Holding Company converted to an interim federal stock savings institution and simultaneously merged with and into Kenwood, pursuant to which the Mutual Holding Company ceased to exist and 81,000 or 53.4% of the shares of common stock of Kenwood held by the Mutual Holding Company were cancelled and
        (iii) an interim institution ("Interim") formed as a wholly owned subsidiary of the Bancorp, merged with and into Kenwood. As a result of the merger of the Interim with and into Kenwood, Kenwood became a wholly owned subsidiary of the Bancorp and the outstanding shares of common stock of Kenwood which amounted to 70,756 shares or 46.6% (other than those held by the Mutual Holding Company) were converted pursuant to a specified exchange ratio into shares of common stock of the Bancorp (collectively, the "Conversion and Reorganization"). In connection with the foregoing, Kenwood amended its articles of incorporation to change its corporate title from "Kenwood Savings and Loan Association" to "Kenwood Savings Bank" and the Bancorp also offered and sold additional shares of its common stock to certain depositors and employee benefit plans of Kenwood (the "Offering").

        In November 1992, The Kenwood Savings and Loan Association (Kenwood) completed its reorganization pursuant to its plan of reorganization (the
        Plan) into a federally-chartered mutual holding company. The Plan was approved by the Board of Directors, Kenwood's members, the Office of Thrift Supervision, and the Federal Deposit Insurance Corporation prior to its implementation.

        In accordance with the Reorganization, Kenwood organized Kenwood Savings and Loan Association (the Association), a state-chartered, stock savings and loan association, and transferred all but $100,000 of its assets and all of its liabilities to the Association in exchange for 81,000 shares of common stock, $.10 par value per share, and reorganized from a state-chartered mutual savings and loan association to a federally-chartered mutual holding company known as Kenwood Federal Mutual Holding Company (the Company).

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

13.     Summarized Financial Information of the Parent Company:

        The following condensed financial statements summarize the financial position of Kenwood Bancorp, Inc. as of September 30, 1997 and 1996, and the results of its operations for the year ended September 30, 1997 and 1996.

                              KENWOOD BANCORP, INC.

                        Statements of Financial Condition
                                 (In Thousands)

                                                          1997            1996
                                                        -------         -------
Assets:
     Cash                                               $   131             239
     Investment in Kenwood Savings Bank                     926             926
     Prepaid federal income taxes                            10            --
                                                        -------         -------

                                                        $ 1,067           1,165
                                                        =======         =======

Liabilities and stockholders' equity:
     Liabilities:
        Accounts payable - Kenwood Savings Bank         $  --                 6
                                                        -------         -------

     Stockholders' equity:
        Common stock                                          3               3
        Additional paid in capital                        1,304           1,304
        Retained earnings                                  (125)            (22)
        Less unearned ESOP shares                          (115)           (126)
                                                        -------         -------

                                                          1,067           1,159
                                                        -------         -------

                                                        $ 1,067           1,165
                                                        =======         =======


                            Statements of Operations

                                                          1997            1996
                                                        -------         -------
Interest income                                           $ 20                2

Director's fees                                            (13)              (3)
Franchise taxes                                             (5)            --
Other expenses                                             (32)            --
                                                          ----             ----

        Net loss before tax benefit                        (30)              (1)
Federal income tax benefit                                 (10)            --
                                                          ----             ----

        Net loss                                          $(20)              (1)
                                                          ====             ====

14.     SAIF Special Assessment:

        The deposits of the Savings Bank are presently insured by the SAIF, which together with the BIF, are the two insurance funds administered by the FDIC. On November 8, 1995, the FDIC revised the premium schedule for BIF-insured banks to provide a range of .00% to .31% of deposits (as compared to the range of .23% to 31.% of deposits for SAIF-insured institutions) due to the BIF achieving its statutory reserve ratio. As a result, BIF members generally would pay substantially lower premiums than SAIF members. It was previously anticipated that the SAIF would not be adequately recaptialized until 2002, absent a substantial increase in premium rates or the imposition of special assessments or other significant developments.

        On September 30, 1996, the President signed an omnibus appropriations package which included the recapitalization of the Savings Association Insurance Fund (SAIF). All SAIF members were required to pay a one-time assessment of 65.7 cents per $100 in deposits held on March 31, 1995. The Savings Bank's special assessment was approximately $289,000. The assessment was charged against earnings during the 1996 fiscal year and was carried as a payable until actually paid during the first quarter of the 1997 fiscal year. Beginning January 1, 1997, SAIF members are assessed a premium of 6.4 cents per $100 of deposits to cover the FICO obligation plus a regular insurance premium. Other provisions of the appropriations package require the Treasury Department to provide Congress, by March 31, 1997, with a report on merging of the bank and thrift charters and merging the SAIF and Bank Insurance Fund (BIF) by January 1, 1999, provided that the bank and thrift charters have been merged by that date. It also required BIF and SAIF members to begin sharing the FICO obligation on a pro-rata basis at the earlier of January 1, 2000, or when the BIF and SAIF funds are merged.

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

         At December 24, 1997, and as a result of the foregoig, the Company had 295,133 shares of common stock outstanding which were held by approximately 173 stockholders. There is no active and liquid public trading market for shares of the Company's common stock.

         During fiscal 1995, 1996 and 1997, the Boards of Directors of the Savings Bank and the Company declared and paid cash dividends as follows:

                         Amount Per
Declaration Date         Share (2)          Record Date        Distribution Date
----------------         ---------          -----------        -----------------

October 13, 1994(1)         .07           November 1, 1994    November 15, 1994
January 12, 1995            .07           February 1, 1995    February 15, 1995
April 13, 1995              .07           May 1, 1995         May 15, 1995
July 6, 1995                .07           August 1, 1995      August 15, 1995
October 5, 1995             .07           November 1, 1995    November 15, 1995
January 11, 1996(1)         .07           February 1, 1996    February 15, 1996
April 11, 1996(1)           .07           May 1, 1996         May 15, 1996
July 9, 1996                .07           August 1, 1996      August 15, 1996
October 10, 1996            .07           November 1, 1996    November 15, 1996
January 9, 1997             .07           February 3, 1997    February 17, 1997
April 10, 1997              .07           May 1, 1997         May 16, 1997
July 10, 1987               .07           August 1, 1997      August 15, 1997

(1)  Cash dividends were waived by Kenwood Federal Mutual Holding Company.

(2) Cash dividends declared per share prior to June 28, 1996, have been adjusted to account for the exchange of one share of the Bank's common stock for 1.9463 shares of the Company's common stock in the Conversion and Reorganization.