Form 10-K405, Exhibit 13
period 1998-09-30
KENWOOD BANCORP INC
filed 1998-12-29
CIK 1011142

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

                                                                                       At September 30,
                                                          -------------------------------------------------------------------------
                                                               1998            1997           1996           1995           1994
                                                          ------------    ------------    -----------    -----------    -----------
Selected Financial Condition Data(1):
Total assets                                                $48,871         $46,862        $50,231        $48,309        $42,578
Interest-bearing deposits in other financial
  Institutions(2)                                             2,374           1,395          1,938          3,449          3,723
Investment securities - at cost                               1,499           1,997          1,994          1,991          1,989
Investment securities available for sale - at market            502             495            486          1,006             --
Mortgage-backed securities - at cost                            181             223            245          7,311          8,150
Mortgage-backed securities available for sale -
  at market                                                   3,972           3,537          4,529             --             --
Loans receivable, net                                        36,211          36,220         30,009         32,559         27,594
Loan held for sale                                            2,189           1,525          9,322            213             --
Deposits                                                     41,383          40,996         41,636         44,428         38,837
FHLB advances                                                 2,429           1,049          3,653            194            212
Stockholders' equity                                          4,564           4,359          4,239          3,216          3,205

                                                                                   Year Ended September 30,
                                                          -------------------------------------------------------------------------
                                                               1998            1997           1996           1995           1994
                                                          ------------    ------------    -----------    -----------    -----------
Selected Operating Data(1):
Total interest income                                        $3,522          $3,392         $3,423         $3,194         $2,511
Total interest expense                                        2,388           2,392          2,534          2,310          1,621
                                                             ------          ------         ------         ------         ------
  Net interest income                                         1,134           1,000            889            884            890
Provision for losses on loans                                   --               --             14             12             11
                                                             ------          ------         ------         ------         ------
  Net interest income after provision
    for losses on loans                                       1,134           1,000            875            872            879
Other income                                                    584             251            221             62             79
General, administrative and other expense                     1,241           1,018          1,248            807            726
                                                             ------          ------         ------         ------         ------
Income (loss) before income taxes                               477             233           (152)           127            232
Federal income taxes                                            188              62            (48)            46             72
                                                             ------          ------         ------         ------         ------
Net income (loss)                                            $  289          $  171         $ (104)        $   81         $  160
                                                             ======          ======         ======         ======         ======
Basic Earnings (loss) per share                              $ 1.02          $  .61         $ (.37)        $  .53         $ 1.06
                                                             ======          ======         ======         ======         ======
Dividends per share                                          $  .28          $  .28         $  .49         $  .56         $ 1.06
                                                             ======          ======         ======         ======         ======

                                                                            At or For the Year Ended September 30,
                                                          -------------------------------------------------------------------------
                                                               1998            1997           1996           1995           1994
                                                          ------------    ------------    -----------    -----------    -----------
Selected Operating Ratios(1)(3):
Return on average assets(4)                                  $  .60             .36%          (.21)           .18%           .39%
Return on average equity(4)                                    6.40            4.07          (2.81)          2.52           5.07
Average equity to average assets                               9.34            8.83           7.62           6.98           7.76
Equity to assets at end of period                              9.34            9.30           8.44           6.66           7.53
Interest rate spread(5)                                        1.98            1.73           1.54           1.65           1.94
Net interest margin(5)                                         2.42            2.16           1.88           1.96           2.32
Average interest-earning assets to average
  interest-bearing liabilities                               108.79          108.30         106.42         106.07         109.09
Net interest income after provision for
  losses on loans to total general
  administrative and other expenses(4)(6)                     91.38           98.23           70.1         108.05         121.07
General, administrative and other
  expenses to average total assets(4)(6)                       2.58            2.14           2.57           1.76           1.86
Non-performing loans to total loans at
  end of period(7)                                               --             .50             --             --            .12
Non-performing assets to total
  assets at end of period(7)                                     --             .40             --             --            .08
Allowance for loan losses to total
  loans at end of period                                        .25             .25            .24            .25            .25

-----------

(1) Financial condition data and operating data as of and for the years ended September 30, 1994, 1995 and up through June 28, 1996 are those of the Savings Bank prior to the Conversion and Reorganization.

(2)     Includes certificates of deposit.

(3) With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.

(4) Excluding the one-time SAIF recapitalization assessment of $289,000 in fiscal 1996, return on average assets was .19%, return on average equity was 2.53%, net interest income after provision for losses on loans to general administrative and other expenses was 91.24% and general, administrative and other expenses to average total assets was 1.97%, respectively, for the year ended September 30, 1996.

(5) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(6) Includes effect of the one-time SAIF recapitalization assessment of $289,000 in fiscal 1996.

(7) Non-performing loans consist of non-accrual loans and accruing loans that are contractually past due 90 days or more, and non-performing assets consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

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

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

        In addition to historical information, forward-looking statements are contained herein that are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause future results to vary from current expectations, include, but are not limited to, the impact of economic conditions (both generally and more specifically in the markets in which the Company operates), the impact of competition for the Company's customers from other providers of financial services, the impact of government legislation and regulation (which changes from time to time and over which the Company has no control), and other risks detailed in this Annual Report and in the Company's other Securities and Exchange Commission ("SEC") filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements, to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files from time to time with the SEC, including the Quarterly Reports on Form 10-Q to be filed by the Company in 1999 and any Current Reports on Form 8-K filed by the Company.

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

        As a result of implementing the asset portfolio aspects of those policies, at September 30, 1998, $19.6 million, or 51.0%, of the Company's total loan portfolio consisted of adjustable-rate loans. In addition, as of such date, $15.9 million, or 48.2%, of the Company's portfolio of single-family residential mortgage loans consisted of adjustable-rate loans. However, due to competitive pressures in its primary market area, as of September 30, 1998, the Company's core deposits (passbook, money market and NOW accounts) amounted to $9.1 million, or only 21.9% of total deposits.

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

        Notwithstanding the foregoing asset and liability strategies, the Company's one-year interest rate sensitivity gap amounted to (13.7)% of total assets at September 30, 1998. The one-year interest rate sensitivity gap is defined as the difference between the Company's interest-earning assets which are scheduled to mature or reprice within one year and its interest-bearing liabilities which are scheduled to mature or reprice within one year. At September 30, 1998, the Company's interest-earning assets maturing or repricing within one year totaled $16.5 million, while the Company's interest-bearing liabilities maturing or repricing within one year totaled $23.1 million, providing an excess of interest-bearing liabilities over interest-earning assets of $6.7 million. At September 30, 1998, the percentage of the Company's interest-earning assets to interest-bearing liabilities maturing or repricing within one year was 71.2%. While the Company's one-year interest rate sensitivity gap is considered by management and the Board of Directors to be within the intended range of acceptable positions based upon management's asset and liability management strategy, the Board plans to continue to follow policies that are designed to better match the maturities and repricing terms of the Company's portfolio.

        The following table presents the difference between the Savings Bank's interest-earning assets and interest-bearing liabilities within specified maturities at September 30, 1998. This table does not necessarily indicate the impact of general interest rate movements on the Savings Bank's net interest income because the repricing of certain assets and liabilities is subject to competitive and other limitations. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.

                                                           Over One                                    Over Ten
                                                           Through      Over Three     Over Five       Through
                                            One Year        Three         Through       Through         Twenty
                                            or Less          Years      Five Years     Ten Years         Years
                                           ----------     -----------    ----------    -----------     ----------
                                                                               (Dollars in Thousands)
Interest-earning assets:

Real estate mortgages:
  Adjustable-rate(1)(2)                      $ 8,716        $10,450       $   421        $    --       $    --
  Fixed-rate(1)(3)                             1,006              9         3,325          3,856         4,854
Other loans(1)                                   440             --             2             --            --
Mortgage-backed securities(1)                  3,972             --            --             --           181
Investment securities and other
  interest earning assets(4)                   2,374          2,001            --             --            --
                                             -------        -------       -------        -------       -------
  Total interest-earning assets              $16,508        $12,460       $ 3,748        $ 3,856       $ 5,035
                                             =======        =======       =======        =======       =======

Interest-bearing liabilities:

Passbook and statement savings(5)            $ 1,488        $ 1,061       $   691        $   878       $   607
NOW accounts and demand accounts(5)            1,152            422           170            228           125
Money market deposits(5)                       1,493            288           106             82            57
Certificates of deposit(5)                    18,921         10,203         3,199             --            --
FHLB advances                                    126            241         1,731            331             -
                                             -------        -------       -------        -------       -------
  Total interest-bearing liabilities         $23,180        $12,215       $ 5,897        $ 1,519          $789
                                             =======        =======       =======        =======          ====

Interest rate sensitivity gap                $(6,672)       $   245       $(2,149)       $ 2,337       $ 4,246
                                             =======        =======       =======        =======       =======
Cumulative interest rate sensitivity gap     $(6,672)       $(8,576)      $(8,576)       $(6,239)      $(1,993)
                                             =======        =======       =======        =======       =======
Percentage of cumulative gap to
  total assets                               (13.65)%       (13.15)%      (17.55)%       (12.77)%       (4.08)%
                                             ======         ======        ======         ======         =====
Cumulative ratio of interest-earning
  assets to interest-bearing liabilities      71.22%         81.84%        79.23%         85.43%        95.43%
                                              =====          =====         =====          =====         =====



                                             Over
                                            Twenty
                                             Years          Total
                                           ----------    --------------
                                              (Dollars in Thousands)
Interest-earning assets:

Real estate mortgages:
  Adjustable-rate(1)(2)                      $   --          $19,587
  Fixed-rate(1)(3)                            5,321           18,371
Other loans(1)                                   --              442
Mortgage-backed securities(1)                    --            4,153
Investment securities and other
  interest earning assets(4)                    495            4,870
                                             ------          -------
  Total interest-earning assets              $5,816          $47,423
                                             ======          =======

Interest-bearing liabilities:

Passbook and statement savings(5)              $173          $ 4,898
NOW accounts and demand accounts(5)              23            2,120
Money market deposits(5)                         16            2,042
Certificates of deposit(5)                       --           32,323
FHLB advances                                     -            2,429
                                             ------          -------
  Total interest-bearing liabilities           $212          $43,812
                                               ====          =======

Interest rate sensitivity gap                $5,604          $ 3,611
                                             ======          =======
Cumulative interest rate sensitivity gap     $3,611          $ 3,611
                                             ======          =======
Percentage of cumulative gap to
  total assets                                7.39%            7.39%
                                              ====             ====
Cumulative ratio of interest-earning
  assets to interest-bearing liabilities    108.24%          108.24%
                                            ======           ======

---------------------

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

         The following tables present the Savings Bank's NPV as of September 30, 1998 and 1997, as calculated by the OTS, based on information provided to the OTS by the Savings Bank.

                                  Net Portfolio Value as of September 30, 1998
--------------------------------------------------------------------------------------------------------------
                                                    Estimated
      Change in                                     NPV as a                                    Change as a
    Interest Rates           Estimated             Percentage              Amount               Percentage
    (basis points)              NPV                 of Assets             of Change              of Assets
-------------------    -------------------    -------------------   -------------------    -------------------
                                             (Dollars in Thousands)
    +400                      3,526                    7.50%            (1,137)                    -2.53%
    +300                      4,011                    8.37%              (652)                    -1.47%
    +200                      4,383                    8.98%              (281)                    -0.64%
    +100                      4,593                    9.28%               (70)                    -0.16%
     --                       4,663                    9.32%                --                      0.00%
    -100                      4,635                    9.18%               (29)                    -0.07%
    -200                      4,602                    9.03%               (61)                    -0.15%
    -300                      4,602                    8.94%               (61)                    -0.15%
    -400                      4,624                    8.89%               (39)                    -0.10%

                                  Net Portfolio Value as of September 30, 1997
--------------------------------------------------------------------------------------------------------------
                                                    Estimated
      Change in                                     NPV as a                                    Change as a
    Interest Rates           Estimated             Percentage              Amount               Percentage
    (basis points)              NPV                 of Assets             of Change              of Assets
-------------------    -------------------    -------------------   -------------------    -------------------
                                             (Dollars in Thousands)
     +400                      1,929                   4.42%                (3,100)                -6.57%
     +300                      2,810                   6.28%                (2,219)                -4.63%
     +200                      3,664                   7.98%                (1,315)                -2.86%
     +100                      4,431                   9.43%                  (598)                -1.25%
      --                       5,029                  10.50%                    --                  0.00%
     -100                      5,367                  11.05%                   338                  0.71%
     -200                      5,488                  11.19%                   459                  0.96%
     -300                      5,560                  11.23%                   531                  1.11%
     -400                      5,741                  11.46%                   712                  1.49%

         Certain shortcomings are inherent in the method of analysis presented in both the computation of NPV and in the analysis presented in the prior tables setting forth the maturing and repricing of interest-earning assets and interest-bearing liabilities. Although certain assets and liabilities may have similar maturities or periods within which they will reprice, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, adjustable-rate mortgages have features which restrict changes in interest rates on a short-term basis and over the life of the asset. The proportion of adjustable-rate loans could be reduced in future periods if market interest rates would decrease and remain at lower levels for a sustained period, due to increased refinance activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of a sustained interest rate increase.

Changes in Financial Condition

         The Company had total assets of $48.9 million at September 30, 1998, an increase of $2.0 million or 4.3% from September 30, 1997. The increase in total assets was primarily due to the increase in loan activity during the current year. The current interest rate market has increased the number of refinancings by consumers which has enabled the Company to increase its secondary market lending activities. The excess funds from the refinancings has temporarily been invested in short-term interest-bearing deposits.

         Liquid assets (i.e. cash, interest-bearing deposits, and certificates of deposit) increased $1.7 million, or 125.7%, during the year ended September 30, 1998. This increase in liquid assets reflected the effect of the current interest rate market and the number of refinancings of mortgage loans at lower fixed interest rates. At September 30, 1997, the Savings Bank's regulatory liquidity amounted to 22.1%, which exceeded the minimum OTS requirement of 4% by $7.5 million. See "-Liquidity and Capital Resources."

         Loans receivable (including loans held for sale) increased $655,000, or 1.7%, to total $38.4 million at September 30, 1998, as compared to $37.7 million at September 30, 1997. Loan originations of $53.2 million were partially offset by loan sales of $41.2 million and repayments of $11.3 million. The Company has seen a significant increase in its secondary market activity, due primarily to the current interest rate environment and, to a lesser extent, the hiring of additional personnel to staff the Company's mortgage loan origination office. The Company has hired additional loan originators to manage the increased demand for mainly fixed-rate loans.

         As of September 30, 1998, the Company's allowance for loan losses amounted to $95,000, which is the same amount as the allowance for loan losses maintained at September 30, 1997. As of September 30, 1998, the allowance for loan loss consisted entirely of a general loss allowance, which is included as a component of regulatory risk-based capital. As of such date, the allowance for loan losses amounted to .25% of total loans. As of September 30, 1998, the Company had no non-performing loans. Management will continue to monitor its allowance for loan losses and make additions to the allowance through the provision for loan losses as economic conditions dictate. Although the Savings Bank maintains its allowance for loan losses at a level which it considers to be adequate to provide for loan losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in the future. See Note 1 of the Notes to Consolidated Financial Statements.

         Mortgage-backed securities (including securities available for sale) increased by $393,000, or 10.4%, during the year ended September 30, 1998. During the year ended September 30, 1998, the Company sold $716,000 of mortgage-backed securities at a minimal gain. The Company purchased $2.1 million of available for sale mortgage-backed securities during the year ended September 30, 1998, and had principal repayments of $976,000 during such period. At September 30, 1998, the Company had classified $4.0 million of its mortgage-backed securities as available for sale and had net unrealized gains with respect to such securities of $25,000.

         Investment securities (including securities classified as available for sale) decreased $491,000, or 19.7%, during the year ended September 30, 1998. The Company used interest-bearing deposits for excess cash due to the low interest rate market currently available on U.S. Government agency bonds. As of September 30, 1998, the Company had classified $502,000 of its investment securities as available for sale and had net unrealized gains of $2,000 with respect to such investment securities.

         Total deposits amounted to $41.3 million at September 30, 1998, an increase of $387,000, or .9% from the $41.0 million in deposits as of September 30, 1997. Deposits which are subject to daily repricing (passbook, statement savings, money market and checking accounts), increased by $1.1 million, or 14.4%, from September 30, 1997 to September 30, 1998. The Company has marketed their statement savings accounts over the past year and have seen an increase in this type of demand deposit. During the year ended September 30, 1997, certificates of deposit decreased $753,000, or 2.3%, as compared to the year ended September 30, 1997. The reduction in certificates was due to consumer demand for other types of savings vehicles. The Company has generally not engaged in offering the highest rates available in its deposit market except upon specific occasions when market conditions have created opportunities to attract longer-term deposits.

         The Company had FHLB advances of $2.4 million at September 30, 1998, an increase of $1.4 million from the balance outstanding at September 30, 1997 of $1.0 million. The increase in borrowings was due to the liquidity needs of the Company during the current year. The Company has used FHLB advances as a source of short-term funding of its asset growth and for liquidity needs versus offering special rates on long-term deposits. The average rate paid on the FHLB advances amounted to 5.81% for the year ended September 30, 1998.

         Stockholders' equity increased $205,000, or 4.7%, to $4.6 million at September 30, 1998 from $4.4 million as of September 30, 1997. The increase was due primarily to net income of $289,000 for the fiscal year 1998. The increase was partially offset by $83,000 of dividends declared during the year ended September 30, 1998.

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

                                                                     Year Ended September 30,
                              -----------------------------------------------------------------------------------------------------
                                            1998                             1997                                1996
                              ------------------------------   --------------------------------   --------------------------------
                               Average                Yield/    Average                 Yield/     Average                 Yield/
                               Balance     Interest    Rate     Balance     Interest     Rate      Balance    Interest      Rate
                               -------     --------    ----     -------     --------     ----      -------    --------      ----
                                                                      (Dollars in Thousands)
Interest-earning assets:
  Loans receivable(1)            $38,840   $3,018     7.77%    $35,205      $2,690    7.64%      $35,234      $2,670         7.58%
  Mortgage-backed securities(2)    3,509      229     6.53       6,137         404    6.58         7,055         457          6.48
  Investment securities(2)         2,705      165     6.10       2,936         180    6.13         3,046         189          6.20
  Other interest-earning
     assets(3)                     1,720      110     6.40       1,939         118    6.09         1,829         107          5.85
                                   -----      ---                -----         ---                 -----         ---
  Total interest-earning assets   46,774    3,522     7.53%     46,217      $3,392    7.34%       47,164      $3,423         7.26%
                                            =====     ====                  ======    ====                    ======         ====
  Non-interest-earning assets      1,420                         1,332                             1,410
                                   -----                         -----                             -----
  Total assets                   $48,194                       $47,549                           $48,574
                                 =======                       =======                           =======
Interest-bearing liabilities:
  Deposits                       $41,051    2,275     5.54%    $40,885      $2,291    5.60%      $43,006      $2,462         5.72%
  FHLB advances                    1,944      113     5.81       1,789         101    5.65         1,313          72          5.48
                                   -----      ---                -----         ---                 -----                      ----
  Total interest-bearing
     liabilities                  42,995   $2,388     5.55%     42,674      $2,392     5.61%      44,319      $2,534         5.72%
                                           ======     ====                  ======     ====                   ======         ====
Non-interest-bearing
     liabilities                     700                           675                               552
                                     ---                           ---                               ---
  Total liabilities               43,695                        43,349                            44,871
  Stockholders' equity             4,499                         4,200                             3,703
                                   -----                         -----                             -----
    Total liabilities and
      stockholders' equity       $48,194                       $47,549                           $48,574
                                 =======                       =======                           =======
  Net interest income; interest
    rate spread                            $1,134     1.98%                 $1,000     1.73%                  $  889         1.54%
                                           ======     ====                  ======     ====                   ======         ====
  Net interest margin(4)                              2.42%                            2.16%                                 1.88%
                                                      ====                             ====                                  ====
  Average interest-earning
    assets to average interest-
    bearing  liabilities                            108.79%                          108.30%                               106.42%
                                                    ======                           ======                                ======

                                        At
                                    September
                                       30,
                                       1998
                                   -----------

                                      Yield/
                                       Rate
                                       ----
Interest-earning assets:
  Loans receivable(1)                  7.71%
  Mortgage-backed securities(2)         6.49
  Investment securities(2)              5.65
  Other interest-earning
     assets(3)                          5.45

  Total interest-earning assets        7.40%
                                       ====
  Non-interest-earning assets

  Total assets

Interest-bearing liabilities:
  Deposits                             5.43%
  FHLB advances                        5.43

  Total interest-bearing
     liabilities                       5.43%
                                       ====
Non-interest-bearing
     liabilities

  Total liabilities
  Stockholders' equity

    Total liabilities and
      stockholders' equity

  Net interest income; interest
    rate spread                        1.97%
                                       ====
  Net interest margin(4)

  Average interest-earning
    assets to average interest-
    bearing  liabilities


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

                                                                   Year Ended September 30,
                                   -----------------------------------------------------------------------------------
                                                  1998 vs. 1997                                1997 vs. 1996
                                   ---------------------------------------       -------------------------------------
                                       Increase (Decrease)                         Increase (Decrease)
                                             Due to                 Total                 Due to                Total
                                   -----------------------         Increase      ---------------------         Increase
                                       Rate         Volume        (Decrease)        Rate       Volume         (Decrease)
                                   ----------    -----------   --------------    --------   -----------    --------------
Interest-earning assets:
  Loans(1)                              $47           $281             $328        $ 22          $ (2)             $ 20
  Mortgage-backed
   securities(2)                         (3)          (172)            (175)          7           (60)              (53)
  Investment securities(2)               (1)           (14)             (15)         (2)           (7)               (9)
  Other interest-earning
   assets(3)                              6            (14)              (8)           4            7                11
                                       ----           -----            ----         ----        -----             -----
    Total interest-earning assets        $49           $ 81            $130          $31        $ (62)             $(31)
                                         ===           ====            ====          ===        =====              ====
Interest-bearing liabilities:
  Deposits                             $(25)          $   9            $(16)       $(50)        $(121)            $(171)
  FHLB advances                           3               9              12           2            27                29
                                       ----           -----            ----        ----         -----             -----
    Total interest-bearing
     liabilities                       $(22)           $ 18              (4)       $(48)         $(94)            $(142)
                                       ====            ====            ====        ====          ====             =====
Increase in net interest income                                        $134                                        $111
                                                                       ====                                       =====


(1)      Includes loans held for sale.

(2)      Includes securities classified as available for sale.

(3) Consists primarily of interest-bearing deposits (including certificates of deposit).

Results of Operations Comparison for the Years Ended September 30, 1998 and September 30, 1997.

         The Company reported net income of $289,000 for the year ended September 30, 1998, an increase of $118,000 from the $171,000 of net income recorded for the year ended September 30, 1997. The increase in net income was due primarily to the increase in gain on sale of mortgage loans as the Company has seen an increase in its secondary market activities due to the current interest rate market.

         Interest income increase $130,000, or 3.8%, to $3.5 million for the year ended September 30, 1998, from $3.4 million for the year ended September 30, 1997. Interest income on loans increased $328,000, or 12.1%, to $3.0 million for the year ended September 30, 1998. The increase in interest on loans was due to the higher average balance outstanding on loans for the year ended September 30, 1998 as compared to September 30, 1997, together with an increase in the average yield from 7.64% at September 30, 1997 to 7.77% at September 30, 1998. Interest income on mortgage-backed securities decreased $175,000, or 43.3%, to $229,000 for the year ended September 30, 1998. Such decrease was due to a decrease in the average balance outstanding thereon from $6.1 million for the year ended September 30, 1997 to $3.5 million for the year ended September 30, 1998. The Company had reduced its total mortgage-backed securities during the 1997 fiscal year. Interest income on investments decreased $15,000, or 8.3%, during fiscal 1998 due to a decrease in average balances outstanding from $2.9 million to $2.7 million year-to-year and by a decrease in the average yield from 6.13% during fiscal 1997 to 6.10% during fiscal 1998. Interest income on other interest-earning assets decreased $8,000, or 6.8%, to $110,000, for the year ended September 30, 1998 from $118,000 for the year ended September 30, 1997. The decrease in interest income on other interest-earning assets during the year ended September 30, 1998, was due to a decrease in average balance outstanding from $1.9 million to $1.7 million year-to-year and was partially offset by an increase in the average yield from 6.09% for the year ended September 30, 1997 to 6.40% for the year ended September 30, 1998.

         Interest expense decreased $4,000, or .2% for the year ended September 30, 1998 as compared to the year ended September 30, 1997. Interest expense on deposits decreased $16,000, or .7%, to $2.3 million for the year ended September 30, 1998. This decrease was due to the decrease in the average rate paid on deposits from 5.60% for the year ended September 30, 1997 to 5.54% for the year ended September 30, 1998, which was offset slightly by the increase in average deposits outstanding year-to-year. Interest expense on FHLB advances increased $12,000, or 11.9%, during fiscal 1998 due to the increase in the average balance outstanding, together with an increase in the average rate paid thereon. The Company has used FHLB advances to fund liquidity needs and loan demand.

         As a result of the foregoing changes in interest income and interest expense, net interest income has increase $134,000, or 13.4%, during the year ended September 30, 1998 as compared to the year ended September 30, 1997. The interest rate spread increased to 1.98% during 1998, from 1.73% during fiscal 1997, while the net interest margin increased to 2.42% during the fiscal

1998 from 2.16% during fiscal 1997. The increase in the Company's interest rate spread and net interest margin resulted primarily from the increase in average balances outstanding on loans and an increase in the average interest received on interest-earning assets.

         The Company has had no provisions for losses on loans for the years ended September 30, 1998 or 1997. The absence of a provision for the years ended September 30, 1998 and 1997 was influenced by the level loan portfolio, the amount of non-performing assets and management's assessment of the related inherent risk in mortgage lending.

         Other income increased by $333,000, or 132.7%, during the year ended September 30, 1998, as compared to the year ended September 30, 1997. The increase was due primarily to the $334,000 increase in gain on sale of mortgage loans. The Company has seen a significant increase in its secondary market activities during the 1998 fiscal year due to the interest rate environment for fixed-rate loans and the increase in the number of loan originators to manage the increase in the activity. The Company during the year ended September 30, 1998 sold $41.2 million of loans on the secondary market as compared to $9.6 million of such sales during the year ended September 30, 1997. The ability to generate gains from the sale of loans is dependent on market and economic conditions and, accordingly, there can be no assurance that gains similar to those reported in the current fiscal year can be achieved in the future.

         General, administrative and other expenses increased $223,000, or 21.9%, for the year ended September 30, 1998, as compared to the year ended September 30, 1997. This increase was due primarily to a $156,000, or 31.8%, increase in employee compensation and benefits, and an increase in other operating expenses of $64,000, or 22.2%, which was partially offset by a decrease in federal deposit insurance premiums of $14,000, or 26.9%, during fiscal 1998 as compared to fiscal 1997. The increase in employee compensation and benefits resulted from the hiring of additional loan originators and related expense incurred in order to manage the increase in the Company's secondary market activity. Other operating expenses increased during fiscal 1997 due primarily to additional expenses relating to the mortgage loan office and the Company's secondary market activities. The decrease in deposit premiums was due to the reduction in insurance premiums following the SAIF recapitalization.

         The Company reported a provision for federal income taxes of $188,000 for the year ended September 30, 1998, an increase of $126,000 as compared to the year ended September 30, 1998. The effective tax rates for the years ended September 30, 1998 and 1997, were 39.4% and 26.6%, respectively. The increase in the effective rate during 1998 was due to the increase in the net income coupled with the change in the estimated tax rate for deferred income taxes. See Note 9 of the Notes to Consolidated Financial Statements.

Results of Operations Comparison of the Years Ended September 30, 1997 and September 30, 1996

         The Company reported net income of $171,000 for the year ended September 30, 1997 as compared to $99,000 for the year ended September 30, 1996, before the special one-time assessment of $289,000 to recapitalize the Savings Association Insurance Fund ("SAIF"), the Savings Bank's federal deposit insurer, in fiscal 1996. The Company reported a net loss for fiscal 1996 of $104,000 after the SAIF assessment. See Note 14 of the Notes to Consolidated Financial Statements.

         Interest income decreased $31,000, or .9%, to $3.39 million for the year ended September 30, 1997, from $3.42 million for the year ended September 30, 1996. Interest income on loans increased $20,000, or .7%, to $2.69 million for the year ended September 30, 1997. The increase in interest on loans was due to an increase in the average yield from 7.58% at September 30, 1996 to 7.64% at September 30, 1997, offset by a slight decrease in the average balance outstanding on loans for the year ended September 30, 1997. Interest income on mortgage-backed securities decreased $53,000, or 11.6%, to $404,000 for the year ended September 30, 1997. Such decrease was due to a decrease in the average balance outstanding thereon from $7.1 million to $6.1 million for the year ended September 30, 1997. The decrease in the average balance outstanding on mortgage-backed securities was due to the sale of mortgage-backed securities of $3.5 million and the normal repayments of $879,000, offset by purchases of $3.3 million. Interest income on investments decreased $9,000, or 4.8%, during fiscal 1997 due to a decrease in the average balance outstanding from $3.0 million to $2.9 million year-to-year and a decrease in the average yield from 6.20% during fiscal 1996 to 6.13% during fiscal 1997. Interest income on other interest-earning assets increased $11,000, or 10.3%, to $118,000, for the year ended September 30, 1997 from $107,000 for the year ended September 30, 1996. The increase in interest income during the year ended September 30, 1997, was due to an increase in the average balance outstanding from $1.8 million to $1.9 million year-to-year and an increase in the average yield from 5.85% for the year ended September 30, 1996 to 6.09% for the year ended September 30, 1997.

         Interest expense decreased $142,000, or 5.6%, to $2.39 million for the year ended September 30, 1997 as compared to $2.53 million for the year ended September 30, 1996. Interest expense on deposits decreased $171,000, or 6.9%, to $2.3 million for the year ended September 30, 1997. This decrease was due to the decrease in the average balance of deposits outstanding year-to-year as well as a decrease in the average rate of 12 basis points. Interest expense on FHLB advances increased $29,000, or 40.3%, during fiscal 1997 due to the increase in the average balance outstanding and an increase in the average rate paid thereon. The Company has used the availability of the FHLB advances to fund loan demand. The Company repaid a portion of the FHLB advances in late fiscal 1997 with proceeds from the sale of adjustable-rate mortgage loans.

         As a result of the foregoing changes in interest income and interest expense, net interest income increased $111,000, or 12.5%, during the year ended September 30, 1997 as compared to the year ended September 30, 1996. The interest rate spread increased to 1.73% during 1997, from 1.54% during fiscal 1996, while the net interest margin increased to 2.16% during fiscal 1997 from

1.88% during fiscal 1996. The increase in the Company's interest rate spread and net interest margin resulted partially from the reduction in average rates offered on certificates of deposit and higher yields received on loans and mortgage-backed securities.

         The Company's had no provision for losses on loans for the year ended September 30, 1997, as compared to $14,000 for the year ended September 30, 1996. The absence of a provision for the year ended September 30, 1997 was influenced by the decrease in the total loan portfolio and management's assessment of the related inherent risk in mortgage lending.

         Other income increased by $30,000, or 13.6%, during the year ended September 30, 1997, as compared to the year ended September 30, 1996. The increase was due primarily to the $22,000 increase in gain on sale of mortgage loans. The Company experienced a reduction in loans originated for sale on the secondary market due to demand for loan originations in the local market. The Company made a one-time sale of adjustable-rate loans to a mortgage company, which generated a gain on sale of $79,000. Gain on sale of available for sale securities increased $6,000, or 54.5% during the year ended September 30, 1997 as compared to the year ended September 30, 1996. During the year ended September 30, 1997, the Company originated $10.0 million in loans originated for sale on the secondary market, as compared to $ 13.2 million for the year ended September 30, 1996. The ability to generate gains from the sale of loans and investments is dependent on market and economic conditions and, accordingly, there can be no assurance that gains similar to those reported in fiscal year 1997 can be achieved in the future.

         General, administrative and other expenses decreased $230,000, or 18.4%, for the year ended September 30, 1997, as compared to the year ended September 30, 1996. Included as part of this decrease is the one-time SAIF assessment of $289,000 in fiscal 1996, which if excluded from 1996, such expenses for 1997 would have shown an increase of $59,000, or 6.1%, as compared to fiscal 1996. This increase was due primarily to a $54,000, or 12.3%, increase in employee compensation and benefits, and an increase in other operating expenses of $36,000 or 14.3%, offset by a decrease in recurring federal deposit insurance premiums of $52,000 or 50%, during fiscal 1997. The increase in employee compensation and benefits resulted from normal merit pay increases, additional hirings of loan originators and support staff, along with an increase in employee health care costs. Other operating expenses increased during fiscal 1997 due primarily to professional fees relating to various securities and regulatory filings. The decrease in FDIC premiums was due to the reduction in insurance premiums following the SAIF recapitalization.

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

         The liquidity of the Savings Bank, as measured by the ratio of cash, cash equivalents (not committed, pledged or required to liquidate specific liabilities), investment and qualifying mortgage-backed securities to the sum of total deposits plus borrowings payable within one year, was 22.1% at September 30, 1998, as compared to 10.7% and 10.0% at September 30, 1997 and 1996, respectively. At September 30, 1998, the Savings Bank's "liquid" assets totaled approximately $9.2 million, which was $7.5 million in excess of the current OTS minimum requirement.

         The Company's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Company's primary sources of funds are deposits, borrowings, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment and mortgage-backed securities and other short-term investments, sales  of loans  and  securities  and  funds  provided  from  operations.  While
scheduled  loan  and  mortgage-backed   securities   amortization  and  maturing
investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company manages the pricing of its deposits to maintain a steady deposit balance. In addition, the Company invests excess funds in overnight deposits and other short-term interest-earning assets which provides liquidity to meet lending requirements. The Company generates cash through the retail deposit market and, to the extent deemed necessary, utilizes borrowings for liquidity purposes (primarily consisting of advances from the FHLB of Cincinnati). At September 30, 1998, the Company had $2.4 million of outstanding advances from the FHLB of Cincinnati. Furthermore, the Company has access to the Federal Reserve Bank discount window.

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

         At September 30, 1998, the Company had outstanding commitments to originate residential real estate loans of approximately $715,000. At the same date, the total amount of certificates of deposit which were scheduled to mature by September 30, 1999 was $18.9 million. The Company believes that it has adequate resources to fund all of its commitments and that it can adjust the rates on savings certificates to retain deposits in changing interest rate environments.

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

Year 2000

         As with all financial institutions, the Company's operations depend almost entirely on computer systems. The Company has addressed the potential problems associated with the possibility that the computers which control or operate the Company's operating systems, facilities and infrastructures may not be programmed to read four digit date codes and, upon arrival of the year 2000, may recognize the two digit code "00" as the year 1900, causing systems to fail to function or to generate erroneous data.

         The Company has developed an action plan which assesses the magnitude of the Year 2000 problem, provides a strategy that neutralizes the impact of these problems, develops a contingency plan to be implemented if critical systems do not become Year 2000 compliant and develop testing procedures to insure that the systems are Year 2000 compliant. The status of this effort is reported to the Board of Directors on a regular basis.

         All mission critical third party providers of software have either certified their product as compliant or have indicated that they will be compliant by the end of the first quarter of 1999. The major provider of data processing services to the Company has completed its migration to a Year 2000 ready platform operating system and data base. Customer transaction testing is scheduled to be completed during the fourth quarter of 1998. All computer equipment has been tested for Year 2000 compliance and any necessary replacements have been made.

         The Company has not identified any significant expense which are reasonably likely to be incurred in future periods in connection with this issue and does not expect to incur significant expenses to implement any necessary corrective actions. No assurance can be given, at this time, that significant expenses will not be incurred in future periods. In the unlikely event that the Company is ultimately required to purchase replacement computer systems, programs and equipment, or that substantial expense must be incurred to make the Company's current systems, programs and equipment year 2000 compliant, the Company' net income and financial condition could be adversely affected.

         In addition to possible expense relating to its own systems, the Company could incur losses if loan payments are delayed due to Year 2000 problems affecting any of its significant borrowers or impairing the payroll systems of large employers in the Company's primary market area. Because the Company's loan portfolio is highly diversified with regard to individual borrowers and types of businesses and its primary market area is not significantly dependent upon one employer or industry, the Company does not expect any significant or prolonged difficulties that could affect net income or cash flow.

                                  [LETTERHEAD]
                        Clark, Schaefer, Hacket & Co.

                          CERTIFIED PUBLIC ACCOUNTANTS
                              BUSINESS CONSULTANTS

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Kenwood Bancorp Inc. and Subsidiary:


We have audited the accompanying consolidated statements of financial condition of Kenwood Bancorp Inc. and Subsidiary as of September 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of the Bancorp's management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kenwood Bancorp Inc. and Subsidiary as of September 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles.

/s/Clark, Schaefer, Hacket & Co.

Cincinnati, Ohio
November 2, 1998

                                      KENWOOD BANCORP INC. AND SUBSIDIARY

                                 Consolidated Statements of Financial Condition

                                          September 30, 1998 and 1997
                                                 (In thousands)

                                                     Assets

                                                              1998         1997
                                                              ----         ----
Cash and due from banks ................................     $   745         367
Interest-bearing deposits in other
      financial institutions ...........................       2,374       1,015
                                                             -------      ------
          Cash and cash equivalents ....................       3,119       1,382

Certificates of deposit in other financial institutions         --           380
Investment securities - held to maturity, at
      amortized cost, approximate market value
      of $1,502 and $1,991 at September 30,
      1998 and 1997 ....................................       1,499       1,997
Investment securities - available for sale
      (amortized cost of $500 and $499 at
       September 30, 1998 and 1997) ....................         502         495
Mortgage-backed securities - held to maturity,
      at cost, approximate market value of $191
      and $234 at September 30, 1998 and 1997 ..........         181         223
Mortgage-backed securities - available for sale
      (amortized cost of $3,947 and $3,487 at
       September 30, 1998 and 1997) ....................       3,972       3,537
Loans receivable, net ..................................      36,211      36,220
Loans held for sale - at lower of cost or market .......       2,189       1,525
Property and equipment, net ............................         354         349
Federal Home Loan Bank stock - at cost .................         495         461
Accrued interest receivable:
      Loans ............................................         204         174
      Mortgage-backed securities .......................          25          27
      Investment and interest-bearing deposits .........          18          20
Prepaid expenses and other assets ......................          80          57
Prepaid federal income taxes ...........................          22          15
                                                             -------      ------
          Total assets .................................     $48,871      46,862
                                                             =======      ======

See accompanying notes to financial statements.

                      Liabilities and Stockholders' Equity
                                                             1998         1997
                                                           --------      ------
Deposits ...............................................   $ 41,383      40,996
Advances from the Federal Home Loan Bank ...............      2,429       1,049
                                                           --------      ------
Accounts payable on mortgage loans serviced
      for others .......................................         28          12
Advances by borrowers for taxes and insurance ..........        220         231
Other liabilities ......................................         96          96
Deferred federal income taxes ..........................        151         119
                                                           --------      ------
             Total liabilities .........................     44,307      42,503
                                                           --------      ------

Stockholders' equity:
      Preferred stock - authorized 1,000,000
          shares of $.10 par value, none issued ........       --          --
      Common stock - authorized 4,000,000
          shares, $.01 par value, 295,133 shares
          issued and outstanding at September
          30, 1998 and 1997 ............................          3           3
      Additional paid-in capital .......................      1,774       1,771
      Retained earnings - substantially restricted .....      2,891       2,685
      Shares acquired by Management Recognition
          Plan .........................................        (17)        (17)
      Unearned ESOP shares .............................       (106)       (115)
      Unrealized gain on available for sale
          securities, net of income taxes ..............         19          32
                                                           --------      ------

             Total stockholders' equity ................      4,564       4,359
                                                           ========      ======


             Total liabilities and stockholders' equity    $ 48,871      46,862
                                                           ========      ======

                                   KENWOOD BANCORP INC. AND SUBSIDIARY

                                  Consolidated Statements of Operations

                                        Years Ended September 30,
                              (In Thousands except Earnings per Share Data)
                                                         1998      1997      1996
                                                        ------    -----     -----
Interest income:
     Loans ..........................................   $3,018    2,690     2,670
     Mortgage-backed securities .....................      229      404       457
     Investment securities ..........................      165      180       189
     Interest-bearing deposits and other ............      110      118       107
                                                        ------    -----     -----
        Total interest income .......................    3,522    3,392     3,423
                                                        ------    -----     -----
Interest expense:
     Deposits .......................................    2,275    2,291     2,462
     Borrowings .....................................      113      101        72
                                                        ------    -----     -----
        Total interest expense ......................    2,388    2,392     2,534
                                                        ------    -----     -----
        Net interest income .........................    1,134    1,000       889

Provision for losses on loans .......................     --       --          14
                                                        ------    -----     -----
        Net interest income after
            provision for losses on loans ...........    1,134    1,000       875
                                                        ------    -----     -----
Other income:
     Gain on sale of mortgage loans .................      549      215       193
     Gain on sale of available for sale securities ..     --         17        11
     Gain on sale of real estate owned ..............       10     --        --
     Other operating ................................       25       19        17
                                                        ------    -----     -----
        Total other income ..........................      584      251       221
                                                        ------    -----     -----
General, administrative and other expense:
     Employee compensation and benefits .............      647      491       437
     Occupancy and equipment ........................      142      132       124
     Federal deposit insurance premiums .............       38       52       393
     Franchise taxes ................................       62       55        42
     Other ..........................................      352      288       252
                                                        ------    -----     -----
        Total general, administrative
            and other expense .......................    1,241    1,018     1,248
                                                        ------    -----     -----
        Income (loss) before income
            taxes (benefits) ........................      477      233      (152)

Federal income taxes (benefits):
     Current ........................................      151      (14)       19
     Deferred .......................................       37       76       (67)
                                                        ------    -----     -----
                                                           188       62       (48)
                                                        ------    -----     -----
        Net income (loss) ...........................   $  289      171      (104)
                                                        ======      ===      ====

Basic and diluted earnings (loss) per share, restated
     for effects of conversion from mutual holding
     company ........................................   $ 1.02     0.61     (0.37)
                                                        ======     ====     =====

See accompanying notes to financial statements.

                                                           KENWOOD BANCORP INC. AND SUBSIDIARY

                                                     Consolidated Statements of Stockholders' Equity

                                                      Years Ended September 30, 1998, 1997 and 1996
                                                                     (In Thousands)
                                                                                                     Unrealized
                                                                                                       Gain on
                                                                        Additional                    Available       Shares
                                                           Common        Paid-In       Retained       for Sale       Acquired
                                                           Stock         Capital       Earnings      Securities      By MRP
                                                           -----         -------       --------      ----------      ------
Balance at September 30, 1995                              $  15            452         2,763               5           (19)
     Amortization of MRP expense                               -              -             -               -             1
     Net loss for the year ended
        September 30, 1996                                     -              -          (104)              -             -
     Increase in unrealized gain on
        available for sale securities net of tax               -              -             -               7             -
     Cash dividends of $.49 per share                          -              -           (62)              -             -
     Shares acquired by ESOP                                   -              -             -               -             -
     Reorganization with issuance of
        common stock in second step conversion               (12)         1,319            -               -             -
                                                           -----          -----         -----              --           ---
Balance at September 30, 1996                                  3          1,771         2,597              12           (18)
     Amortization of MRP expense                               -              -             -               -             1
     ESOP shares committed to be allocated
        at average market price                                -              -             -               -             -
     Net income for the year ended
        September 30, 1997                                     -              -           171               -             -
     Increase in unrealized gain on
        available for sale securities net of tax               -              -             -              20             -
     Cash dividends of $.28 per share                          -              -           (83)              -             -
                                                           -----          -----         -----              --           ---
Balance at September 30, 1997                                  3          1,771         2,685              32           (17)
     ESOP shares committed to be allocated
        at average market price                                -              3             -               -             -
     Net income for the year ended
        September 30, 1998                                     -              -           289               -             -
     Decrease in unrealized gain on
        available for sale securities net of tax               -              -             -             (13)            -
     Cash dividends of $.28 per share                         -               -           (83)              -             -
                                                           -----          -----         -----              --           ---
Balance at September 30, 1998                              $   3          1,774         2,891              19           (17)
                                                           =====          =====         =====              ==           ===





                                                             Unearned
                                                               ESOP
                                                              Shares        Total
                                                              ------        -----
Balance at September 30, 1995                                     -        3,216
     Amortization of MRP expense                                  -            1
     Net loss for the year ended
        September 30, 1996                                        -         (104)
     Increase in unrealized gain on
        available for sale securities net of tax                  -            7
     Cash dividends of $.49 per share                             -          (62)
     Shares acquired by ESOP                                   (126)        (126)
     Reorganization with issuance of
        common stock in second step conversion                    -        1,307
                                                               ----        -----
Balance at September 30, 1996                                  (126)       4,239
     Amortization of MRP expense                                  -            1
     ESOP shares committed to be allocated
        at average market price                                  11           11
     Net income for the year ended
        September 30, 1997                                        -          171
     Increase in unrealized gain on
        available for sale securities net of tax                  -           20
     Cash dividends of $.28 per share                             -          (83)
                                                               ----        -----
Balance at September 30, 1997                                  (115)       4,359
     ESOP shares committed to be allocated
        at average market price                                   9           12
     Net income for the year ended
        September 30, 1998                                        -          289
     Decrease in unrealized gain on
        available for sale securities net of tax                  -          (13)
     Cash dividends of $.28 per share                             -          (83)
                                                               ----        -----
Balance at September 30, 1998                                  (106)       4,564
                                                               ====        =====

See accompanying notes to financial statements.

                                       KENWOOD BANCORP INC. AND SUBSIDIARY
                                      Consolidated Statements of Cash Flows
                                            Years Ended September 30,
                                                  (In Thousands)
                                                                        1998          1997        1996
                                                                      --------       -----       -----
Cash flows from operating activities:
     Net income (loss) for the year ...............................   $    289         171        (104)
     Adjustments to reconcile net income (loss) to net cash
        used in operating activities:
           Depreciation and amortization ..........................         32          31          30
           Loans disbursed for sale in the secondary market .......    (41,841)     (9,950)    (13,218)
           Proceeds from sale of loans in the secondary market ....     41,726       9,574      12,788
           Gain on sale of mortgage loans .........................       (549)       (215)       (193)
           Gain on sale of investments ............................       --           (17)        (11)
           Federal Home Loan Bank stock dividends .................        (34)        (31)        (29)
           Amortization of premium (discount) on investments ......          1          (5)       --
           Amortization of deferred loan origination (fees) costs .          6           3         (39)
           Amortization of market value adjustment on purchased
              loans ...............................................         (6)       --          --
           Amortization expense of management
              recognition plan ....................................       --             1           1
           ESOP expense ...........................................         12          11        --
           Provision for losses on loans ..........................       --          --            14
           Increase (decrease) in cash due to changes in:
              Accrued interest receivable .........................        (26)         24         (34)
              Prepaid expenses and other assets ...................        (23)         17          (4)
              Accounts payable on mortgage loans serviced
                on others .........................................         16         (25)        (70)
              Other liabilities ...................................       --          (321)        332
              Federal income taxes:
                Current ...........................................         (7)         (6)         20
                Deferred ..........................................         37          76         (67)
                                                                      --------       -----       -----
              Net cash used in operating activities ...............       (367)       (662)       (584)
                                                                      --------       -----       -----
Cash flows from investing activities:
     Principal repayments on loans and mortgage-backed
        securities ................................................     12,298       7,226       7,777
     Loan disbursements ...........................................    (11,316)    (12,495)    (12,356)
     Proceeds from sale of loans ..................................       --         8,322        --
     Purchase of mortgage-backed securities available for sale ....     (2,110)     (3,293)       (513)
     Proceeds from sale of mortgage-backed securities
        available for sale ........................................        716       3,467       1,743
     Maturity of investment securities ............................        500        --           500
     Purchase of investment securities ............................       --          --          (500)
     Maturity of investment securities available for sale .........       --          --           500
     Purchase of investment securities available for sale .........       --          --          (500)
     Proceeds from sale of investment securities available
        for sale ..................................................       --          --           513
     Purchase of office premises and equipment ....................        (37)        (18)        (12)
     Decrease in certificates of deposit in other financial
        institutions ..............................................        380        --           950
                                                                      --------       -----       -----
              Net cash provided by (used in) investing activities .        431       3,209      (1,898)
                                                                      --------       -----       -----
              Net cash flows provided by (used in) operating and
                investing activities (subtotal carried forward) ...   $     64       2,547      (2,482)
                                                                      --------       -----       -----

See accompanying notes to financial statements.

                                       KENWOOD BANCORP INC. AND SUBSIDIARY
                                 Consolidated Statements of Cash Flows (Continued)
                                            Years Ended September 30,
                                                  (In Thousands)

                                                                        1998          1997        1996
                                                                      --------       -----       -----

              Net cash flows provided by (used in) operating and
                and investing activities (subtotal brought forward)   $     64       2,547      (2,482)

Cash flows from financing activities:
     Net increase (decrease) in deposits ..........................        387        (640)     (2,792)
     Proceeds from Federal Home Loan Bank advances ................      9,800       7,200       6,000
     Repayment of Federal Home Loan Bank advances .................     (8,420)     (9,804)     (2,541)
     Advances by borrowers for taxes and insurance ................        (11)         16          34
     Net proceeds from the issuance of common stock ...............       --          --         1,181
     Dividends paid on common stock ...............................        (83)        (83)        (62)
                                                                      --------       -----       -----
              Net cash provided by (used in) financing activities .      1,673      (3,311)      1,820
                                                                      --------       -----       -----
Net increase (decrease) in cash and cash equivalents ..............      1,737        (764)       (662)

Cash and cash equivalents at beginning of year ....................      1,382       2,146       2,808
                                                                      --------       -----       -----
Cash and cash equivalents at end of year ..........................   $  3,119       1,382       2,146
                                                                      ========       =====       =====
Supplemental disclosure of cash flow information:
 Cash paid (refunded) during
     the year for:
        Federal income taxes ......................................   $    158          (8)         (2)
                                                                      ========       =====       =====
        Interest on deposits and borrowings .......................      2,406       2,389       2,533
                                                                      ========       =====       =====
Supplemental disclosure of noncash investing activities:
        Transfers of investment securities to available for sale
           classification .........................................   $   --          --         7,253
                                                                      ========       =====       =====
        Change in unrealized gains on securities available for
           sale - net of related tax effects ......................        (13)         20           7
                                                                      ========       =====       =====



See accompanying notes to financial statements.

                       KENWOOD BANCORP INC. AND SUBSIDIARY

                          Notes to Financial Statements
                  (In Thousands except Earnings per Share Data)

 1.  Organization and Summary of Significant Accounting Policies:

        The following describes the organization and the significant accounting policies followed in the preparation of these financial statements.

             Nature of operations and principles of consolidation

             Kenwood Bancorp Inc. (the Bancorp) is a holding company formed in 1996 in conjunction with the "second step" conversion of Kenwood Savings Bank on June 28, 1996. The Bancorp's financial statements include the accounts of its wholly-owned subsidiary, Kenwood Savings Bank. All significant intercompany transactions have been eliminated.

             Kenwood Savings Bank is a state chartered savings and loan and a member of the Federal Home Loan Bank system (FHLB) and subject to regulation by the Office of Thrift Supervision (OTS), an office of the U.S. Department of Treasury. As a member of the FHLB system, Kenwood Savings Bank maintains a required investment in capital stock of the Federal Home Loan Bank of Cincinnati.

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

             Loans held for sale are carried at the lower of cost or market, determined in the aggregate. In computing cost, deferred loan origination fees and costs are aggregated with the principal balances of the related loans. At September 30, 1998 and 1997, loans held for sale were carried at cost.

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

             It is the Bancorp's policy to consider collateral dependent loans which are more than ninety days delinquent to constitute more than a minimum delay in repayment and therefore are evaluated for impairment under SFAS No. 114 at that time. Interest on impaired loans is reported on the cash basis. Impaired loans would be charged off in the same manner as all loans subject to charge off. At September 30, 1998 and 1997, the Bancorp had no loans that would be defined as impaired under SFAS No. 114.

             Foreclosed real estate

             Real estate properties acquired through, or in lieu of, loan foreclosures are initially recorded at lower of cost or fair value less estimated costs to sell at the date of foreclosure. Subsequent declines in value are charged to operations. The Bancorp had no real estate acquired by foreclosure at September 30, 1998 and 1997.

             Property and equipment

             Property and equipment are carried at cost, less accumulated depreciation and amortization computed by straight-line and accelerated methods over the estimated useful lives of the respective assets.

             Income taxes

             Deferred tax assets and liabilities represent the tax effects of the temporary differences in the basis of certain assets and liabilities for tax and financial statement purposes, calculated at currently effective tax rates of future deductible or taxable amounts attributable to events that have been recognized on a cumulative basis in the financial statements.

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

             Stock-based compensation

             In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". This statement establishes accounting and reporting standards for stock-based employee compensation plans including stock options. The statement defines a "fair value based method" for employee stock options and encourages all entities to adopt that method for such options. However, it allows an entity to continue to measure compensation cost for those plans using the "intrinsic value based method" of accounting prescribed by APB Opinion No. 25. Entities electing to remain with the accounting in Opinion 25 must make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in this statement had been applied. The Bancorp has elected to remain with the accounting requirements of APB Opinion No. 25.

             Recent accounting pronouncements

             In March 1997, the FASB issued SFAS No. 128, "Earnings per Share" which will replace the current presentation of "primary" and "fully diluted" earnings per share with newly defined "basic" and "diluted" earnings per share. "Basic" earnings per share will not include dilutive effect on earnings. "Diluted" earnings per share will reflect the potential dilution of securities that could share in an enterprises earnings. The statement will require dual presentation of basic and diluted earnings per share on the income statement for all entities having complex capital structures. It is effective for all financial statements issued for periods ending after December 31, 1997. This standard was adopted for the year ended September 30, 1998.

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

             In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 significantly changes the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about reportable segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 uses a "management approach" to disclose financial and descriptive information about an enterprise's reportable operating segments which is based on reporting information the way that management organizes the segments within the enterprise for making operating decisions and assessing performance. For many enterprises, the management approach will likely result in more segments being reported. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. Management is currently assessing the impact that adoption will have on the Bancorp's financial statements.

             Earnings per share

             Weighted average shares for September 30, 1998, 1997 and 1996 have been restated for the adoption of SFAS No. 128 "Earnings Per Share". Earnings per common share have been computed on the basis of the weighted average number of common shares outstanding, and, when applicable, those stock options that are dilutive.

2.      Investments and Mortgage-Backed Securities:

        The amortized cost, gross unrealized gains, gross unrealized losses, and approximate market values of investment securities held to maturity at September 30, are summarized as follows:

                                                                            1998
                                        --------------------------------------------------------------------
                                                               Gross                Gross
                                        Amortized           Unrealized           Unrealized           Market
                                          Cost                 Gains               Losses              Value
                                          ----                 -----               ------              -----
        U.S. Government
          agency obligations             $ 1,499                   3                   -               1,502
                                         =======               =====                =====              =====

                                                                            1997
                                        --------------------------------------------------------------------
                                                               Gross                Gross
                                        Amortized           Unrealized           Unrealized           Market
                                          Cost                 Gains               Losses              Value
                                          ----                 -----               ------              -----
        U.S. Government
          agency obligations             $ 1,997                  -                     6              1,991
                                         =======               =====                =====              =====

        At each of the dates presented, all investment securities held to maturity are due within one to five years.

        The amortized costs, gross unrealized gains, gross unrealized losses, and market value of investment securities available for sale at September 30, are summarized as follows:

                                                                            1998
                                        --------------------------------------------------------------------
                                                               Gross                Gross
                                        Amortized           Unrealized           Unrealized           Market
                                          Cost                 Gains               Losses              Value
                                          ----                 -----               ------              -----

        U.S. Government
          agency obligations             $  500                    2                   -                502
                                         =======               =====                =====              =====
                                                                            1997
                                        --------------------------------------------------------------------
                                                               Gross                Gross
                                        Amortized           Unrealized           Unrealized           Market
                                          Cost                 Gains               Losses              Value
                                          ----                 -----               ------              -----

        U.S. Government
          agency obligations             $  499                   -                     4               495
                                         =======               =====                =====              =====

        At each of the dates presented, all investment securities available for sale are due within one to five years.

        The amortized cost, gross unrealized gains, gross unrealized losses, and market value of mortgage-backed securities held to maturity at September 30, are summarized as follows:

                                                                            1998
                                        --------------------------------------------------------------------
                                                              Gross               Gross
                                        Amortized           Unrealized           Unrealized           Market
                                          Cost                 Gains               Losses              Value
                                          ----                 -----               ------              -----
        Government National
          Mortgage Association            $ 181                  10                   -                 191
                                          =====                 ===                ====                 ===
                                                                            1997
                                        --------------------------------------------------------------------
                                                               Gross                Gross
                                        Amortized           Unrealized           Unrealized           Market
                                          Cost                 Gains               Losses              Value
                                          ----                 -----               ------              -----
        Government National
          Mortgage Association            $ 223                  11                  -                  234
                                          =====                 ===                ====                 ===

        The amortized cost, gross unrealized gains, gross unrealized losses, and market value of mortgage backed securities available for sale at September 30, are summarized as follows:

                                                                            1998
                                        --------------------------------------------------------------------
                                                               Gross                Gross
                                        Amortized           Unrealized           Unrealized           Market
                                          Cost                 Gains               Losses              Value
                                          ----                 -----               ------              -----
        Federal Home Loan
          Mortgage Corporation            $   426                -                     -                 426
        Federal National
          Mortgage Association                221                4                     -                 225
        Government National
          Mortgage Association              3,300               23                     2               3,321
                                          -------              ---                   ---               -----
                                          $ 3,947               27                     2               3,972
                                          =======              ===                   ===               =====


                                                                            1997
                                        --------------------------------------------------------------------
                                                               Gross                Gross
                                        Amortized           Unrealized           Unrealized           Market
                                          Cost                 Gains               Losses              Value
                                          ----                 -----               ------              -----
        Federal Home Loan
          Mortgage Corporation           $ 1,283                  -                    7                1,276
        Federal National
          Mortgage Association               413                 11                    -                  424
        Government National
          Mortgage Association             1,791                 46                    -                1,837
                                         -------                ---                  ---                -----
                                         $ 3,487                 57                    7                3,537
                                         =======                ===                  ===                =====

        The amortized cost and market value of all mortgage-backed securities at September 30, by contractual terms to maturity is shown below. Expected maturities will differ from contractual maturities because borrowers may generally prepay obligations without prepayment penalties.

                                               1998                   1997
                                      ---------------------   --------------------
                                      Amortized     Market    Amortized    Market
                                       Cost         Value       Cost       Value
                                       ----         -----       ----       -----
Due in one to five years .......      $ --          --           247         247
Due in ten to twenty years .....         181         191         223         234
Due after twenty years .........       3,947       3,972       3,240       3,290
                                      ------       -----       -----       -----
                                      $4,128       4,163       3,710       3,771
                                      ======       =====       =====       =====

        Proceeds and resulting gains and loses realized from sale of investments and mortgage-backed securities from the year ended September 30, 1998 and 1997 were as follows:

                                                                          1998
                                        ------------------------------------------------------------------------
                                                                                                        Net
                                          Gross                Gross                Gross            Realized
                                        Proceeds               Gains               Losses           Gain/(Loss)
                                        --------               -----               ------           -----------
        Mortgage-backed
          securities                       $ 716                  -                   -                -
                                           =====               ====                ====             ====


                                                          - 39 -

                                                                          1997
                                        ------------------------------------------------------------------------
                                                                                                        Net
                                          Gross                Gross                Gross            Realized
                                        Proceeds               Gains               Losses           Gain/(Loss)
                                        --------               -----               ------           -----------
        Mortgage-backed
          securities                     $ 3,467                 17                  -                17
                                         =======               ====                ====             ====

 3.     Loans Receivable:

        The composition of the loan portfolio at September 30 is as follows:

                                                           1998           1997
                                                         --------        ------
One-to-four family residential real estate .........     $ 34,613        35,290
Multi-family residential  real estate ..............        1,302           558
Construction .......................................        1,403           534
Nonresidential real estate .........................          221           336
Home equity line of credit .........................        1,275         1,226
Commercial .........................................          352             2
Consumer and other .................................           90            24
                                                           39,256        37,970
Add/(less):
  Undisbursed portion of loans-in-process ..........         (838)         (212)
  Deferred loan origination costs ..................           77            82
  Allowance for loan losses ........................          (95)          (95)
                                                         --------        ------
                                                         $ 38,400        37,745
                                                         ========        ======

        The Bancorp's lending efforts have historically focused on one-to-four family and multi-family residential real estate loans, which comprise approximately $35.0 million, or 89% of the total loan portfolio at September 30, 1998 and $35.5 million, or 94% of the total loan portfolio at September 30, 1997. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Bancorp with adequate collateral coverage in the event of default. Any loan with loan to value exceeding 80% requires PMI insurance. Nevertheless, the Bancorp, as with any lending institution, is subject to the risk that residential real estate values could deteriorate in its primary lending area of southwestern Ohio, thereby impairing collateral values. However, management is of the belief that real estate values in the Bancorp's primary lending area are presently stable.

        As discussed previously, the Bancorp has sold certain whole loans and participating interests in the loans in the secondary market, retaining servicing on the loans sold. Loans sold and serviced for others totaled approximately $12.6 million, $16.1 million, and $18.2 million at September 30, 1998, 1997 and 1996. All of the loans held for sale at September 30, 1998 and 1997 will be sold with the servicing not retained by the Bancorp.

        The activity in the allowance for loan losses at September 30 is as follows:

                                                                      1998                 1997              1996
                                                                      ----                 ----              ----
        Beginning balance                                             $ 95                   95                81
        Charge-offs                                                     -                    -                 -
        Provision for loan losses                                       -                    -                 14
                                                                      ----                   --                --
        Ending balance                                                $ 95                   95                95
                                                                      ====                   ==                ==

        At September 30, 1998, the Bancorp's allowance for loan losses was comprised solely of a general loan loss allowance, which is includible as a component of regulatory risk-based capital.

        The balance of loans not accruing interest at September 30, 1997 was $186,721. The Bancorp had no non-accrual loans at September 30, 1998 and 1996.

 4.     Property and Equipment:

        Property and equipment consist of the following at September 30:

                                                                            1998                      1997
                                                                            ----                      ----
        Land and improvements                                              $ 148                       148
        Building and improvements                                            325                       325
        Furniture and equipment                                              227                       190
                                                                           -----                       ---
                                                                             700                       663
        Less accumulated depreciation
          and amortization                                                   346                       314
                                                                           -----                       ---
                                                                           $ 354                       349
                                                                           =====                       ===

 5.     Deposits:

        Deposits on account bearing interest and certificates by original maturity are summarized as follows:

                                                      1998                                                    1997
                                             -----------------------                                ------------------------
                           Weighted                          Percent               Weighted                          Percent
                            Average                            of                   Average                            of
                             Rate            Amount         Deposits                 Rate           Amount          Deposits
                             ----            ------         --------                 ----           ------          --------
Passbook savings              3.09%         $  1,521          3.68%                  2.94%         $ 1,446            3.53%
Statement savings             4.48             3,377          8.16                   4.52            2,578            6.29
Demand deposits               3.70             2,120          5.12                   3.65            1,518            3.70
Money market deposits         3.66             2,042          4.93                   3.66            2,378            5.80
                                               9,060         21.89                                   7,920           19.32

Certificates
     3 month                  5.04             1,203          2.91                   5.24            1,015            2.48
     6 month                  5.15             2,889          6.98                   5.51            2,751            6.71
    11 month                  5.43             3,677          8.89                   5.65            2,582            6.30
    12 month                  5.39             3,020          7.30                   5.74            4,753           11.59
    18 month                  5.78             1,358          3.28                   5.80            1,436            3.50
    18 month IRA              5.89               102          0.25                   5.89              102            0.25
    22 month                  5.90             5,100         12.32                   5.97            5,367           13.09
    24 month                  5.93             3,205          7.74                   5.85            3,685            8.99
    30 month                  5.86               739          1.79                   5.96              742            1.81
    36 month                  5.91             3,443          8.32                   6.50            3,179            7.75
    60 month                  6.62             7,587         18.33                   6.55            7,464           18.21
                                            --------        ------                                --------          ------
                                              32,323         78.11                                  33,076           80.68
                                            --------        ------                                --------          ------
                                            $ 41,383        100.00%                               $ 40,996          100.00%
                                            ========        ======                                ========          ======



        Interest expense on deposits at September 30 is summarized as follows:

                                                   1998         1997       1996
                                                  ------      ------      ------
Passbook ...................................      $   46          43          45
Certificates of deposit ....................       1,950       1,970       2,179
NOW, money market deposit
   accounts and statement savings ..........         279         278         238
                                                  ------      ------      ------

                                                  $2,275       2,291       2,462
                                                  ======      ======      ======

        Maturities of outstanding certificates of deposit at September 30 are summarized as follows:

                                                   1998             1997
                                                   ----             ----
        Less than one year .................    $ 18,921            19,175
        One year to three years ............      10,203            12,059
        More than three years ..............       3,199             1,842
                                                --------            ------
                                                $ 32,323            33,076
                                                ========            ======

        The aggregate amount of certificates of deposit in denominations of $100,000 or more was $4.3 million and $3.7 million at September 30, 1998 and 1997 respectively. Deposit accounts exceeding $100,000 are not federally insured.

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

        The estimated fair values of the Bancorp's financial instruments at September 30, 1998, are as follows:

                                                       September 30, 1998
                                              ------------------------------------
                                              Carrying                       Fair
                                               Amounts                       Value
                                               -------                       -----
Financial assets:
   Cash and interest bearing deposits            $ 3,119                     3,119
   Investment securities available
        for sale                                     502                       502
   Investment securities held to
        maturity                                   1,499                     1,502
   Loans receivable                               38,400                    39,116
   Mortgage-backed securities
        available for sale                         3,972                     3,972
   Mortgage-backed securities held
        to maturity                                  181                       191
   Investment in FHLB stock                          495                       495
Financial liabilities:
   Savings accounts                               41,383                    41,999
   Federal Home Loan Bank advances                 2,429                     2,433

                                             Contractual                     Fair
                                               Amount                        Value
                                               ------                        -----
Unrecognized financial instruments:
   Commitments to extend credit                    1,877                     1,877


        The estimated fair values of the Bancorp's financial instruments at September 30, 1997, are as follows:

                                                           September 30, 1997
                                                 ------------------------------------
                                                 Carrying                       Fair
                                                  Amounts                       Value
                                                  -------                       -----
Financial assets:
   Cash and interest bearing deposits               $ 1,382                     1,382
   Certificates of deposit                              380                       380
   Investment securities available
        for sale                                        495                       495
   Investment securities held to
        maturity                                      1,997                     1,991
   Loans receivable                                  37,745                    38,299
   Mortgage-backed securities
        available for sale                            3,537                     3,537
   Mortgage-backed securities held
        to maturity                                     223                       234
   Investment in FHLB stock                             461                       461
Financial liabilities:
   Savings accounts                                  40,996                    41,238
   Federal Home Loan Bank advances                    1,049                     1,037

                                                Contractual                     Fair
                                                  Amount                        Value
                                                  ------                        -----
Unrecognized financial instruments:
   Commitments to extend credit                       1,148                     1,148

7.      Advances From the Federal Home Loan Bank:

        Pursuant to a collateral agreement with the FHLB advances are secured by all stock owned in the FHLB and qualifying first mortgage loans totaling 150% of the advanced balance.

        Advances consist of the following at September 30, 1998 and 1997:

                                                              1998         1997
                                                             ------       ------
Short term (advances at variable rates -
 5.90% at September 30, 1997) ........................       $ --            500
Long term note (interest at 5.65%) ...................          134          155
Long term note (interest at 5.45%) ...................          320          394
Long term note (interest at 6.00%) ...................          475         --
Long term note (interest at 5.22%) ...................        1,500         --
                                                             ------       ------
                                                             $2,429        1,049
                                                             ======       ======

        Maturities on these advances at September 30, 1998, are as follows:

                                                         Amount
                                                         ------

        1999                                            $   126
        2000                                                122
        2001                                                119
        2002                                                116
        2003                                                115
        Subsequent years                                  1,831
                                                        -------
                                                        $ 2,429
                                                        =======

8.    Benefit Plans:

        401(k) profit sharing plan

        The Bancorp maintains a 401(k) profit sharing plan that covers all employees who have attained the age of 20 1/2 and have completed six months of service. Employer contributions are made at the discretion of the Board of Directors. The Bancorp's contribution to such plan totaled approximately $11, $8 and $12 for the years ended September 30, 1998, 1997 and 1996 respectively.

        1992 Management Recognition Plan

        In conjunction with the initial public offering, the Bancorp adopted a Management Recognition Plan (MRP). The MRP purchased 2,070 shares of the common stock issued in the offering which were converted to 4,027 shares in the second step conversion. Common stock granted under the MRP will vest ratably over a five-year period, commencing on the date of grant. Total shares granted under the plan total 823, 859 and 968 shares as of September 30, 1998, 1997 and 1996, respectively. The Bancorp recognized $1 of amortization expense in each of 1998, 1997 and 1996.

        1996 Management Recognition Plan

        On January 30, 1997, the shareholders approved a new Management Recognition Plan. Under the provisions of the Plan, 6,306 shares shall be purchased and made available for distribution to employees and non-employee directors at the discretion of a Board appointed committee. Plan share awards are earned by a recipient over a 5 - year period. At September 30, 1998 and 1997, there were no shares purchased or awarded under the plan.

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

                                    1996                                          9/30/98
                                 Options         Options        Options           Options        Option Price
         Date of Grant           Granted        Exercised      Forfeited        Outstanding        Per Share
         -------------           -------        ---------      ---------        -----------        ---------
        January 30, 1997             4,728               -            -              4,728           $ 10.50
                                    ======        ========       =======             =====           =======
        Exercisable in
          fiscal year 1999           1,891                                                           $ 10.50
                                     =====                                                           =======

        Shares available for
          future grants at
          September 30, 1998        11,037
                                    ======

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

        Employee Stock Ownership Plan

        Concurrent with the conversion from the mutual holding company form to the stock holding company form or organization, on June 29, 1996, Kenwood Savings Bank established an Employee Stock Ownership Plan (ESOP) which provides retirement benefits for substantially all employees who have completed one year of service and have attained age 21. The ESOP initially acquired 12,612 shares of common stock in the conversion offering. The funds used by the ESOP to purchase the stock were provided by a loan from the Bancorp that will be repaid by contributions to the ESOP by the company in the future. Management intends to allocate these shares to eligible employees' accounts over a ten-year period. Expense for shares committed to be allocated was $12 and $11 at September 30, 1998 and 1997. Shares committed to be allocated as of September 30, 1998 totaled 2,838, resulting in 9,774 unallocated shares.

 9.     Federal Income Taxes:

        The provision for federal income taxes (benefits) differs from the amounts computed at the statutory corporate tax rate as follows at September 30:

                                                     1998      1997       1996
                                                     ----      ----       ----
Federal income taxes (benefit) at
  the statutory rate ...........................     $162        79        (52)
Other, primarily surtax exemption ..............        1       (17)         4
Effect of change in estimated tax rate
  for deferred taxes ...........................       25      --         --
                                                     ----      ----       ----
Federal income tax provision (benefit) per
  financial statements .........................     $188        62        (48)
                                                     ====      ====       ====
Effective tax rate .............................     39.4%     26.6%      31.6%
                                                     ====      ====       ====


        Deferred federal income tax expense results from temporary differences in the recognition of revenue and expense for tax reporting and financial reporting purposes. A reconciliation of the sources of the Bancorp's temporary differences at the statutory corporate tax rate to the amount of deferred tax expense is as follows at September 30:

                                                                   1998    1997    1996
                                                                   ----    ----    ----
Effect of temporary differences at statutory corporate tax rate:
Loan origination fees deferred for financial
  reporting but recognized currently for
  tax purposes .................................................   $ (2)     (1)     11
Federal Home Loan Bank stock dividends .........................     12       8       8
Unearned discount on loans purchased in
  reciprocal sale transaction ..................................     (2)     (4)     (2)
SAIF assessment not deductible until paid ......................    --       80     (80)
Effect of change in estimated tax rate
  for deferred taxes ...........................................     25    --      --
Other ..........................................................      4      (7)     (4)
                                                                   ----    ----    ----
Deferred federal income tax expense (benefit)
  per financial statements .....................................   $ 37      76     (67)
                                                                   ====    ====    ====

        The composition of the Bancorp's net deferred tax liability at September 30 is as follows:

                                                              1998         1997
                                                             -----        -----
Taxes (payable) refundable on temporary
   differences at statutory rate:
Deferred loan origination fees (costs) ...............       $  26           23
Federal Home Loan Bank stock dividends ...............          88           62
Unearned discount on loans purchased in
   reciprocal sale transaction .......................          20           17
Unrealized gain on investments available
   for sale ..........................................           8           14
Book/tax depreciation ................................          14            9
Reserve for uncollectible interest ...................        --             (2)
General loan loss allowance ..........................         (32)         (26)
Percentage of earnings bad debt deduction ............          27           22
                                                             -----        -----
Net deferred tax liability ...........................       $ 151          119
                                                             =====        =====

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

        Retained earnings at September 30, 1998 included earnings of approximately $250 representing such bad debt deductions for which no provision for federal income taxes has been made. In the future, if the Bancorp does not meet the federal income tax requirements necessary to permit it to deduct an allowance for bad debts, the Bancorp will be subject to federal income tax at the then current corporate rate. Management does not contemplate any action which would cause such pre-1988 cumulative bad debt deduction to be subject to federal income taxes, although it is possible that changes in legislation could, at a future date require recapture of all or part of this bad debt deduction.

        For taxable years beginning after December 31, 1995, all savings banks and thrifts are required to account for tax reserves for bad debts in the same manner as banks. Such entities with assets less than $500 million are required to maintain a moving average experience based reserve and no longer will be able to calculate a reserve based on a percentage of taxable income.

        Tax reserves accumulated after 1987 are automatically subject to recapture. The recapture will be done in equal amounts over six years beginning in 1997 and can be deferred up to two years, depending on the level of loans originated.

        As a result of the tax law change, the Bancorp is expected to ultimately recapture approximately $80 of tax reserves accumulated after 1987, resulting in additional tax payments of $22. The recapture of these reserves will not result in any significant income statement effect to the Bancorp. Pre-1988 tax reserves will not have to be recaptured unless the thrift or successor institution liquidates, redeems shares or pays a dividend in excess of earnings and profits.

10.     Earnings Per Share:

        Earnings per share for the years ended September 30, 1998, 1997 and 1996 is calculated as follows:

                                                                    For the Year Ended September 30, 1998
                                                                ---------------------------------------------
                                                                  Income            Shares          Per-Share
                                                                (Numerator)      (Denominator)       Amount
                                                                -----------      -------------       ------
        Basic EPS
        Income available to common stockholders                    $  289             281,591        $ 1.02
                                                                                                     ======
        Effect of Dilutive Securities:
           Stock options
                1992 Plan                                             -                   492
                1996 Plan                                             -                   970
                                                                   ------             -------
        Diluted EPS
        Income available to common stockholders
           + assumed conversions                                   $  289             283,053        $ 1.02
                                                                   ======             =======        ======

                                                                    For the Year Ended September 30, 1997
                                                                ---------------------------------------------
                                                                  Income            Shares          Per-Share
                                                                (Numerator)      (Denominator)       Amount
                                                                -----------      -------------       ------
        Basic EPS
        Income available to common stockholders                    $  171             280,348        $ 0.61
                                                                                                     ======
        Effect of Dilutive Securities:
           Stock options
                1992 Plan                                             -                   429
                                                                   ------             -------
        Diluted EPS
        Income available to common stockholders
           + assumed conversions                                   $  171             280,777        $ 0.61
                                                                   ======             =======        ======

                                                                    For the Year Ended September 30, 1996
                                                                ---------------------------------------------
                                                                  Income            Shares          Per-Share
                                                                (Numerator)      (Denominator)       Amount
                                                                -----------      -------------       ------
        Basic EPS
        Income available to common stockholders                   $  (104)            282,092        $ (0.37)
                                                                                                     =======
        Effect of Dilutive Securities:
           Stock options
                1992 Plan                                             -                   429
                                                                  -------             -------        -------
        Diluted EPS
        Income available to common stockholders
           + assumed conversions                                  $  (104)            282,521        $ (0.37)
                                                                  =======             =======        =======

11.     Commitments:

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

        The following schedule lists commitments and off-balance-sheet items at September 30, 1998 and 1997.

                                                                                                     Unused
                                                                     Loan                          Home Equity
                                                                  Commitments                    Line of Credit
                                                                  -----------                    --------------
                  September 30, 1998                                $ 715                            1,162
                  September 30, 1997                                  156                              992

        In the opinion of management, the loan commitments equaled or exceeded prevalent market interest rates as of September 30, 1998, and all commitments will be funded via cash flow from operations and existing excess liquidity. Of the total loan commitments at September 30, 1998, $220 was fixed rate residential loans that were designated for sale. Management expects no losses as a result of these transactions.

        The Bancorp leases office space for its loan origination office under a two-year lease expiring in February 2000, with monthly lease expense of $2. Rent expense for the year ended September 30, 1998 and 1997 totaled $18 and $16. Future minimum lease commitments are $19 and $8 for the years ended September 30, 1999 and 2000.

        At September 30, 1998, the Bancorp had a contract to purchase a building for $329 to be used as a branch location. A deposit of $13 had been paid prior to the fiscal year end.

12.     Capital Requirements:

        The Savings Bank is subject to minimum regulatory capital requirements promulgated by the OTS. The minimum capital standards generally require the maintenance of regulatory capital sufficient to meet two tests, hereinafter described as the core capital requirement and the risk-based capital requirement.

        In general, the capital standards established for savings institutions must be no less stringent than capital standards established to national banks set by the Office of the Comptroller of the Currency. At September 30, 1998, the core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) equal to 4.0% of adjusted total assets. The risk-based capital requirement at September 30, 1998 provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Savings Bank multiplies the value of each asset on its statement of financial condition by a defined risk-weighting factor, e.g., one-to-four family residential loans carry a risk-weighted factor of 50%.

        As of September 30, 1998 and 1997, the Savings Bank's regulatory capital exceeded all minimum capital requirements as shows in the following table:

                                                                                1998
                                                           ---------------------------------------------
                                                                       Regulatory Capital
                                                            Core                   Risk-based
                                                           Capital      Percent      Capital     Percent
                                                           -------      -------      -------     -------
        Capital under generally
          accepted accounting
          principles                                     $ 4,322              -      4,322            -
        Unrealized gain on
          available for sale
          securities                                         (19)             -        (19)           -
        General valuation
          allowances                                          -              -          95            -
                                                         -------            ---       -----        ----
        Regulatory capital
          computed                                         4,303            8.7       4,398        19.2
        Minimum capital
          requirements                                     1,969            4.0       1,832         8.0
                                                         -------            ---       -----        ----
        Regulatory capital-
          excess                                         $ 2,334            4.7       2,566        11.2
                                                         =======            ===       =====        ====

                                                                                1997
                                             -------------------------------------------------------------------------
                                                                            Regulatory Capital
                                             Tangible                    Core                  Risk-based
                                              Capital      Percent      Capital      Percent     Capital       Percent
                                              -------      -------      -------      -------     -------       -------
        Capital under generally
          accepted accounting
          principles                          $ 4,217         -            4,217        -           4,217         -
        Unrealized gain on
          available for sale
          securities                              (32)        -              (32)       -             (32)        -
        General valuation
          allowances                              -           -              -          -              95         -
                                              -------       ---            -----      ---           -----      ----
        Regulatory capital
          computed                              4,185       8.9            4,185      8.9           4,280      19.7
        Minimum capital
          requirements                            704       1.5            1,408      3.0           1,742       8.0
                                              -------       ---            -----      ---           -----      ----
        Regulatory capital-
          excess                              $ 3,481       7.4            2,777      5.9           2,538      11.7
                                              =======       ===            =====      ===           =====      ====

13.     Reorganization and Change of Corporate Form:

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

        In accordance with the Reorganization, Kenwood organized Kenwood Savings and Loan Association (the Association), a state-chartered, stock savings and loan association, and transferred all but $100 of its assets and all of its liabilities to the Association in exchange for 81,000 shares of common stock, $.10 par value per share, and reorganized from a state-chartered mutual savings and loan association to a federally-chartered mutual holding company known as Kenwood Federal Mutual Holding Company (the Company).

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

14.     Summarized Financial Information of the Parent Company:

        The following condensed financial statements summarize the financial position of Kenwood Bancorp, Inc. as of September 30, 1998 and 1997, and the results of its operations for the year ended September 30, 1998 and 1997.

                              KENWOOD BANCORP, INC.

                        Statements of Financial Condition

                                                           1998            1997
                                                         -------          -----
Assets:
     Cash ........................................       $   219            131
     Investment in Kenwood Savings Bank ..........           926            926
     Prepaid federal income taxes ................            23             10
                                                         -------          -----
                                                         $ 1,168          1,067
                                                         =======          =====
Stockholders' equity:
     Common stock ................................       $     3              3
     Additional paid in capital ..................         1,304          1,304
     Retained earnings ...........................           (33)          (125)
     Less unearned ESOP shares ...................          (106)          (115)
                                                         -------          -----
                                                         $ 1,168          1,067
                                                         =======          =====

                            Statements of Operations

                                                       Year Ended September 30,
                                                      -------------------------
                                                       1998      1997      1996
                                                      -----     -----     -----
Interest income ..................................    $  12        20         2
Dividend income - Kenwood Savings Bank ...........      200      --        --

Director's fees ..................................      (14)      (13)       (3)
Franchise taxes ..................................       (8)       (5)     --
Other expenses ...................................      (30)      (32)     --
                                                      -----     -----     -----
        Net (income) loss before tax benefit .....      160       (30)       (1)
Federal income tax benefit .......................      (14)      (10)     --
                                                      -----     -----     -----
        Net (income) loss ........................    $ 174       (20)       (1)
                                                      =====     =====     =====

15.     SAIF Special Assessment:

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

        Legislation was enacted to recapitalize the Savings Association Insurance Fund (SAIF). All SAIF members were required to pay a one-time assessment of 65.7 cents per $100 in deposits held on March 31, 1995. The Savings Bank's special assessment was approximately $289. The assessment was charged against earnings during the 1996 fiscal year and was carried as a payable until actually paid during the first quarter of the 1997 fiscal year. Beginning January 1, 1997, SAIF members are assessed a premium of 6.4 cents per $100 of deposits to cover the FICO obligation plus a regular insurance premium. Other provisions of the appropriations package require the Treasury Department to provide Congress, by March 31, 1997, with a report on merging of the bank and thrift charters and merging the SAIF and Bank Insurance Fund (BIF) by January 1, 1999, provided that the bank and thrift charters have been merged by that date. It also required BIF and SAIF members to begin sharing the FICO obligation on a pro-rata basis at the earlier of January 1, 2000, or when the BIF and SAIF funds are merged.

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

         At December 22, 1998, and as a result of the foregoing, the Company had 295,133 shares of common stock outstanding which were held by approximately 167 stockholders. There is no active and liquid public trading market for shares of the Company's common stock.

         During fiscal 1996, 1997 and 1998, the Boards of Directors of the Savings Bank and the Company declared and paid cash dividends as follows:

                                            Amount Per
Declaration Date                             Share(2)       Record Date                  Distribution Date
-----------------------------------    -----------------    -------------------------    --------------------------
October 5, 1995                              .07            November 1, 1995             November 15, 1995
January 11, 1996(1)                          .07            February 1, 1996             February 15, 1996
April 11, 1996(1)                            .07            May 1, 1996                  May 15, 1996
July 9, 1996                                 .07            August 1, 1996               August 15, 1996
October 10, 1996                             .07            November 1, 1996             November 15, 1996
January 9, 1997                              .07            February 3, 1997             February 17, 1997
April 10, 1997                               .07            May 1, 1997                  May 16, 1997
July 10, 1997                                .07            August 1, 1997               August 15, 1997
October 8, 1997                              .07            November 3, 1997             November 17, 1997
January 15, 1998                             .07            February 2, 1998             February 17, 1998
April 2, 1998                                .07            May 1, 1998                  May 15, 1998
July 9, 1998                                 .07            August 3, 1998               August 17, 1998

--------------------
(1)      Cash dividends were waived by Kenwood Federal Mutual Holding Company.

(2) Cash dividends declared per share prior to June 28, 1996, have been adjusted to account for the exchange of one share of the Bank's common stock for 1.9463 shares of the Company's common stock in the Conversion and Reorganization.